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Exhibit (a)(1)

         SUBJECT TO COMPLETION—DATED JANUARY 14, 2004

Offer to Exchange

Shares of Its

Common Stock or 6.82% Series 1 Cumulative Redeemable Preferred Stock

for Any and All Outstanding Shares of Its

8 3/4% Series A Cumulative Redeemable Preferred Stock

        The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on            , 2004, unless extended.

        Price Legacy Corporation is offering to exchange all outstanding shares of its 8 3/4% Series A Cumulative Redeemable Preferred Stock for, at your election, either:

  •
  shares of Price Legacy's common stock on the basis of 4.2 shares of common stock (or 1.05 shares of common stock after giving effect to Price Legacy's proposed 1-for-4 reverse stock split described below) for each share of Series A preferred stock, or

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  shares of a new series of preferred stock of Price Legacy, to be designated 6.82% Series 1 Cumulative Redeemable Preferred Stock, on the basis of one share of Series 1 preferred stock for each share of Series A preferred stock, on the terms and subject to the conditions set forth in this offering circular and in the accompanying letter of transmittal. Only shares of Series A preferred stock properly tendered (and not properly withdrawn) on or before the expiration date will be exchanged.

        The exchange offer is part of a recapitalization transaction in which Price Legacy is asking its stockholders to approve, at a special meeting of stockholders, (1) the exchange offer, (2) the exchange of shares of common stock for all outstanding shares of Price Legacy's 9% Series B Junior Convertible Redeemable Preferred Stock, which is referred to as the Series B exchange transactions, and (3) an amendment and restatement of Price Legacy's charter to (A) effect a 1-for-4 reverse stock split of the common stock, (B) designate and establish the terms of the Series 1 preferred stock that may be issued in exchange for shares of Series A preferred stock, (C) eliminate the Series B preferred stock following its exchange for common stock, (D) change the manner of election of Price Legacy's board of directors and (E) change the authorized capital stock of Price Legacy. Information about the recapitalization transaction is more fully set forth in the proxy statement which is being distributed with this offering circular to Price Legacy's stockholders. You are encouraged to read the proxy statement carefully.

        The exchange offer is not conditioned on any minimum number of shares being tendered, but it is conditioned on completion of the recapitalization transaction and other general conditions described in this offering circular. Price Legacy is offering to exchange up to 27,434,166 shares, which represent all outstanding shares of Series A preferred stock.

        Price Legacy's board of directors has evaluated the fairness of the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. Based on a number of factors and with the advice and assistance of outside advisors, the board of directors has determined that the recapitalization transaction is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders and is advisable, and has recommended that Price Legacy's stockholders vote in favor of the recapitalization transaction. In addition, Price Legacy's board of directors recommends that you accept the exchange offer and tender your shares of Series A preferred stock for common stock or Series 1 preferred stock, subject to your individual investment objectives and circumstances. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

        Price Legacy has been advised that its executive officers and directors who hold shares of Series A preferred stock intend to tender their shares of Series A preferred stock for common stock in the exchange offer. As of January 5, 2004, these executive officers and directors held 376,788 shares of Series A preferred stock, representing approximately 1.3% of the outstanding Series A preferred stock. In addition, Price Legacy has been advised that The Price Group LLC, a significant stockholder of Price Legacy and an entity affiliated with Sol Price, and other entities affiliated with The Price Group, including The Price Family Charitable Fund, San Diego Revitalization Corp., The Price Family Charitable Trust, the Sol & Helen Price Trust, the Robert & Allison Price Trust and the Robert & Allison Price Charitable Trust, which are referred to collectively as the Price Entities, intend to tender all of the shares of Series A preferred stock held by them for common stock in the exchange offer. Price Legacy has also been advised that Sol Price and other individuals affiliated with The Price Entities through their positions as co-managers of The Price Group and directors of The Price Family Charitable Fund and San Diego Revitalization Corp., including Robert E. Price, Jack McGrory, James F. Cahill and Murray Galinson, who are referred to collectively as the Price Managers, intend to tender all of the shares of Series A preferred stock held by them for common stock in the exchange offer. Collectively, the Price Entities and the Price Managers hold an aggregate of 12,215,660 shares of Series A preferred stock, representing approximately 44.5% of the outstanding shares of Series A preferred stock, of which an aggregate of 11,713,780 shares are held by the Price Entities and an aggregate of 501,880 shares are held by the Price Managers.

        You should carefully consider the matters discussed under "Risk Factors" commencing on page 35 of this offering circular before tendering your shares of Series A preferred stock.

        You may request additional copies of this offering circular, the letter of transmittal and related documents from the exchange agent at its address and telephone number set forth on the back cover of this offering circular.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange offer, passed upon the merits or fairness of the exchange offer, or passed upon the adequacy or accuracy of the disclosure in this offering circular. Any representation to the contrary is a criminal offense.

The date of this offering circular is            , 2004.

IMPORTANT

        If you want to tender all or any portion of your Series A preferred stock in the exchange offer (1) if you hold physical certificates evidencing your Series A preferred stock, complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing your Series A preferred stock being tendered and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this offering circular or (2) if you hold your Series A preferred stock in book-entry form, request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you own Series A preferred stock that is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Series A preferred stock. See "The Exchange Offer—Procedures for Exchanging Series A Preferred Stock."

        If you desire to tender your Series A preferred stock in the exchange offer and cannot comply with the procedures described in this offering circular for tender or delivery on a timely basis or if your Series A preferred stock is not immediately available, you may tender your Series A preferred stock using the procedures for guaranteed delivery described in this offering circular. See "The Exchange Offer—Procedures for Exchanging Series A Preferred Stock—Guaranteed Delivery."

        The shares of common stock and Series 1 preferred stock are being offered in the exchange offer pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, and applicable exemptions under state securities laws.

        Price Legacy is making the exchange offer to all holders of Series A preferred stock. Price Legacy is not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If Price Legacy becomes aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, Price Legacy will make a good faith effort to comply with any such law. If, after such good faith effort, Price Legacy cannot comply with any such law, the exchange offer will not be made to (nor will tenders of Series A preferred stock be accepted from or on behalf of) the holders of Series A preferred stock residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Price Legacy by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        No person has been authorized to make any recommendation on behalf of Price Legacy as to whether you should tender or refrain from tendering your shares in the exchange offer, or which form of consideration you should elect to receive if you tender. No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this offering circular or in the letter of transmittal. If anyone makes any recommendation or gives any information or representation, other than those contained in this offering circular or in the letter of transmittal, you should not rely upon that recommendation, information or representation as having been authorized by Price Legacy.

OFFERING CIRCULAR

TABLE OF CONTENTS

CERTAIN INFORMATION ABOUT PRICE LEGACY AND AFFILIATED PARTIES	73
Information About Price Legacy	73
Information About the Price Entities and Affiliates	74
MANAGEMENT	75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	77
TRANSACTIONS AND AGREEMENTS INVOLVING PRICE LEGACY'S SECURITIES	80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	84
DESCRIPTION OF PRICE LEGACY CAPITAL STOCK	87
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE EXCHANGE OFFER	103
WHERE YOU CAN FIND MORE INFORMATION	124
EXHIBIT A Opinion of American Appraisal Associates, Inc.	A-1

SUMMARY TERM SHEET

        This summary highlights selected information from this offering circular and may not contain all of the information that is important to you. Price Legacy urges you to carefully read the entire document before you decide to tender your Series A preferred stock.

Who is offering to exchange my shares of Series A preferred stock? (Pages 73-74)

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  Price Legacy Corporation, the issuer of the Series A preferred stock, is offering to exchange your shares of Series A preferred stock.

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  Price Legacy operates as a real estate investment trust, or REIT, focused mainly on open-air retail properties throughout the United States. Its current property portfolio primarily consists of shopping centers leased to major retail tenants.

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  Under federal securities law, the Price Entities and the Price Managers, which collectively beneficially own approximately 19.3% of the outstanding common stock, approximately 44.5% of the outstanding Series A preferred stock and approximately 8.5% of the outstanding Series B preferred stock, are also considered "bidders" with respect to the exchange offer.

Are there any recent developments concerning Price Legacy that I should be aware of?

  •
  On September 9, 2003, Price Legacy announced that Warburg, Pincus Equity Partners, L.P. and its affiliates who owned shares of Price Legacy's Series B preferred stock, common stock and warrants to purchase common stock, which are referred to collectively as the Warburg Pincus Entities, entered into a purchase agreement with The Price Group to sell all of the securities of Price Legacy held by the Warburg Pincus Entities. The Price Group subsequently assigned its contractual right to purchase the Warburg Pincus Entities' securities to 520 Group LLC, in a manner that will ensure that the ownership of the securities will be in compliance with the REIT ownership limits in Price Legacy's charter.

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  On September 22, 2003, Price Legacy announced that it was considering a number of restructuring transactions intended to result in a significant simplification of Price Legacy's capital structure. The recapitalization transaction, including the exchange offer (and subsequent redemption of any shares of Series A preferred stock that remain outstanding following the exchange offer), the Series B exchange transactions and the amendments to Price Legacy's charter, is intended to implement these proposed restructuring transactions.

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  On September 22, 2003, Price Legacy announced the resignation of Gary B. Sabin, former Co-Chairman and Chief Executive Officer of Price Legacy, Richard B. Muir, former Vice-Chairman of Price Legacy and President of Price Legacy's Excel Legacy subsidiary, Graham R. Bullick, Ph.D., former President and Chief Operating Officer of Price Legacy, and S. Eric Ottesen, former Senior Vice President, General Counsel and Secretary of Price Legacy, including the resignation from Price Legacy's board of directors of Messrs. Sabin and Muir. These resignations became effective on October 15, 2003. Following the resignations of these individuals, Price Legacy's board of directors appointed Jack McGrory as President and Chief Executive Officer and Robert Siordia as Chief Operating Officer of Price Legacy.

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  On December 12, 2003, Price Legacy announced the appointment, effective January 2, 2004, of Jeffrey R. Fisher as Price Legacy's Chief Financial Officer. Mr. Fisher replaced James Y. Nakagawa, who resigned as Price Legacy's Chief Financial Officer effective January 2, 2004.

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  On January 5, 2004, Price Legacy announced that the Warburg Pincus Entities had completed their sale to 520 Group of all of the Series B preferred stock, common stock and warrants to purchase common stock of Price Legacy held by the Warburg Pincus Entities. As a result of the sale, the Warburg Pincus Entities are no longer entitled to separately elect directors to Price Legacy's board of directors. Accordingly, at that time, Reuben S. Leibowitz and Melvin L. Keating, the directors elected by the Warburg Pincus Entities, resigned from the board of directors.

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  Price Legacy is holding a special meeting of stockholders on            , 2004, to approve the recapitalization transaction in which Price Legacy will:

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  conduct the exchange offer,

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  exchange shares of common stock for all outstanding shares of Price Legacy's Series B preferred stock, as summarized below under "—What are the terms of the Series B exchange transactions?," and

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  amend and restate its charter to:

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  effect a 1-for-4 reverse stock split of the common stock,

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  designate and establish the terms of the Series 1 preferred stock that may be issued in exchange for shares of Series A preferred stock,

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  eliminate the Series B preferred stock following its exchange for common stock,

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  provide that the holders of common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer), but not the holders of Series 1 preferred stock, voting together as a single class, will be entitled to elect all of Price Legacy's directors following the recapitalization, and

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  change the authorized capital stock of Price Legacy to provide sufficient shares to complete the recapitalization transaction.

What securities is Price Legacy offering to exchange? (Pages 55-56)

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  Price Legacy is offering to exchange all outstanding shares of its Series A preferred stock.

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  As of January 5, 2004, 27,434,166 shares of Series A preferred stock were issued and outstanding.

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  On            , 2004, the most recent practicable date prior to the printing of this offering circular, the last reported sale price of Series A preferred stock was $            per share. You are urged to obtain current market quotations for your shares.

What will I receive in exchange for my Series A preferred stock? (Pages 55-56)

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  For each share of Series A preferred stock that is properly tendered (and not properly withdrawn) and is exchanged in the exchange offer, you will receive, at your election, either:

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  4.2 shares of Price Legacy's common stock (or 1.05 shares of common stock after giving effect to Price Legacy's proposed 1-for-4 reverse stock split), or

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  one share of Price Legacy's Series 1 preferred stock.

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  Instead of issuing fractional shares of common stock and Series 1 preferred stock, holders who tender their shares of Series A preferred stock will receive cash in lieu of fractional shares.

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  Series A preferred stockholders who tender their shares in the exchange offer will be deemed holders of common stock or Series 1 preferred stock, as applicable, and cease to be holders of Series A preferred stock as of the completion of the exchange offer. Tendering Series A preferred stockholders will not receive any distribution payment on their Series A preferred

    stock for the shortened distribution period from                        to the date of exchange. Those who elect to receive Series 1 preferred stock will be entitled to receive a partial distribution payment on their Series 1 preferred stock for the shortened distribution period from the date of exchange to                        (on the payment date for the first full Series 1 distribution period following completion of the exchange offer), and will be entitled to receive full distribution payments thereafter. Those who elect to receive common stock will be entitled to receive distributions on their common stock if, as and when authorized and declared by Price Legacy's board of directors out of assets legally available for the payment of distributions. Price Legacy expects that quarterly distributions on the common stock will commence following the completion of the recapitalization transaction, although there can be no assurances as to the declaration, or payment, of such distributions.

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  On            , 2004, the most recent practicable date prior to the printing of this offering circular, the last reported sale price of common stock was $             per share. You are urged to obtain current market quotations for the common stock. There is currently no active trading market for the Series 1 preferred stock.

What are the terms of the Series B exchange transactions?

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  Price Legacy has agreed with the holders of its Series B preferred stock to exchange 1.39 shares of common stock (or 0.3475 of a share of common stock after giving effect to the proposed 1-for-4 reverse stock split) for each outstanding share of Series B preferred stock.

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  The Series B exchange transactions will be effected under exchange agreements entered into between Price Legacy and each of the Price Entities and 520 Group.

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  Assuming all outstanding shares of Series B preferred stock and accrued dividends on the Series B preferred stock are exchanged for common stock, the Series B preferred stockholders will receive, in exchange for their Series B preferred stock, an aggregate of approximately 8.5 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split), including an aggregate of approximately 0.7 million shares of common stock for all outstanding shares of Series B preferred stock owned by The Price Group and an aggregate of approximately 7.8 million shares of common stock for all outstanding shares of Series B preferred stock owned by 520 Group.

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  The Series B exchange transactions are expected to close as soon as practicable following the special meeting.

What is the purpose of the recapitalization? (Pages 17-19)

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  Price Legacy is proposing the recapitalization transaction at this time because it believes:

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  the recapitalization transaction should improve and simplify the capital structure of Price Legacy by eliminating the Series B preferred stock and all or a substantial portion of the Series A preferred stock in exchange for common stock and Series 1 preferred stock, and by Price Legacy subsequently redeeming any shares of Series A preferred stock that remain outstanding following the exchange offer,

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  due to the lower dividend rate on the Series 1 preferred stock ($1.16 per annum, as compared to $1.40 per annum on the Series A preferred stock), and because Price Legacy has been advised that holders of 44.5% of the Series A preferred stock intend to tender their shares of Series A preferred stock for common stock in the exchange offer, the recapitalization transaction is expected to reduce the aggregate dividends payable to Price Legacy's preferred stockholders and increase Price Legacy's ability to pay dividends on its common stock (and increase the earnings attributable to Price Legacy's common stock),

    •
    the recapitalization transaction provides Price Legacy the ability to eliminate the Series B preferred stock and all or a substantial portion of the Series A preferred stock without a large cash outlay by Price Legacy, because the exchange offer and the Series B exchange transactions require no cash payment (other than for fractional shares), and

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    the reverse stock split, and the increased likelihood of paying dividends on the common stock, are expected to increase the marketability and liquidity of the common stock.

How does the recapitalization affect the holders of Price Legacy's capital stock? (Pages 30-34)

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  Following the effectiveness of the recapitalization:

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  Price Legacy's common stock will remain outstanding. However, each share of common stock will be converted into 0.25 of a share of common stock, as a result of the 1-for-4 reverse stock split, and will vote with the holders of Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer) to elect all of the directors to Price Legacy's board of directors,

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  shares of Series A preferred stock tendered in the exchange offer will be retired, shares of Series A preferred stock not tendered in the exchange offer will remain outstanding (subject to the expected redemption described below), and the holders of Series A preferred stock will no longer be entitled to vote separately to elect any directors to Price Legacy's board of directors,

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  Price Legacy's Series B preferred stock will be retired, the Series B preferred stockholders will receive, in exchange for the Series B preferred stock outstanding immediately prior to the recapitalization, shares of common stock, and Price Legacy's charter will be amended to eliminate the authorized Series B preferred stock, and

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  assuming all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for common stock, immediately following the recapitalization transaction, Price Legacy will have outstanding approximately 46.0 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split). Assuming 50% of the outstanding shares of Series A preferred stock are exchanged for common stock, 50% of the outstanding shares of Series A preferred stock are exchanged for Series 1 preferred stock and all outstanding shares of Series B preferred stock are exchanged for common stock, immediately following the recapitalization transaction, Price Legacy will have outstanding approximately 13.7 million shares of Series 1 preferred stock and approximately 31.6 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split). In addition, immediately following the recapitalization transaction, Price Legacy will have outstanding warrants to purchase approximately 683,419 shares of common stock with an exercise price of $33.00 per share (in each case, after giving effect to the proposed 1-for-4 reverse stock split).

What are the material differences between the Series A preferred stock, the common stock and the Series 1 preferred stock? (Pages 51-55)

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  The following is a summary of the material differences between the Series A preferred stock, the common stock and the Series 1 preferred stock. For a more detailed summary of the material differences between the Series A preferred stock, the common stock and the Series 1 preferred stock, see "The Exchange Offer—Material Differences Between the Series A Preferred Stock, the Common Stock and the Series 1 Preferred Stock," and for more detailed descriptions of the Series A preferred stock, the common stock and the Series 1 preferred stock, see "Description of Price Legacy Capital Stock."

	Series A Preferred Stock	Common Stock	Series 1 Preferred Stock
Dividends	Each share of Series A preferred stock accrues dividends cumulatively payable in cash in an amount per share equal to $1.40 per annum. The Series A preferred stock and Series 1 preferred stock will rank on a parity with each other with respect to the payment of dividends.	The common stock does not accrue dividends. Tendering Series A preferred stockholders who elect to receive common stock will not receive any distribution payment on their Series A preferred stock for the shortened distribution period from to the date of exchange, and will be entitled to receive distributions on their common stock if, as and when authorized and declared by Price Legacy's board of directors out of assets legally available for the payment of distributions. Price Legacy expects that quarterly distributions on the common stock will commence following the completion of the recapitalization transaction, although there can be no assurances as to the declaration, or payment, of such distributions.	Each share of Series 1 preferred stock will accrue dividends cumulatively payable in cash in an amount per share equal to $1.16 per annum. The Series A preferred stock and Series 1 preferred stock will rank on a parity with each other with respect to the payment of dividends. Tendering Series A preferred stockholders who elect to receive Series 1 preferred stock will not receive any distribution payment on their Series A preferred stock for the shortened distribution period from to the date of exchange, and will receive a partial distribution payment on their Series 1 preferred stock for the shortened distribution period from the date of exchange to (on the payment date for the first full Series 1 distribution period following completion of the exchange offer), and will be entitled to receive full distribution payments thereafter.

Liquidation
	Upon liquidation, the holders of Series A preferred stock are entitled to receive a liquidation preference of $16.00 per share, plus accrued but unpaid dividends, before any payment or distribution is made on any junior shares as to liquidation preference. The Series A preferred stock and Series 1 preferred stock will rank on a parity with each other with respect to payments or distributions upon a liquidation of Price Legacy.	The holders of common stock are not entitled to a liquidation preference.
Upon liquidation, the holders of Series 1 preferred stock will be entitled to receive a liquidation preference of $17.00 per share, plus accrued but unpaid dividends, before any payment or distribution is made on any junior shares as to liquidation preference. The Series A preferred stock and Series 1 preferred stock will rank on a parity with each other with respect to payments or distributions upon a liquidation of Price Legacy.
Redemption
	Series A preferred stock may currently be redeemed by Price Legacy at a price per share of $16.00, plus accrued but unpaid dividends. In addition, shares of Series A preferred stock may be purchased by Price Legacy to protect Price Legacy's status as a REIT. See "Description of Price Legacy Capital Stock—Restrictions on Transfer."	Shares of common stock may not be redeemed by Price Legacy, except as provided under "Description of Price Legacy Capital Stock—Restrictions on Transfer."
Shares of Series 1 preferred stock may be redeemed by Price Legacy within 90 days after a change in control of Price Legacy or after one year from the date of issuance at a price per share of $17.00, plus accrued but unpaid dividends. In addition, shares of Series 1 preferred stock may be purchased by Price Legacy to protect Price Legacy's status as a REIT. See "Description of Price Legacy Capital Stock—Restrictions on Transfer."

Voting Rights
	The holders of Series A preferred stock are entitled to vote with the holders of common stock on all matters on which the holders of common stock are entitled to vote, including the election of directors. In any matter in which the Series A preferred stock is entitled to be voted, each share of Series A preferred stock is entitled to 1/10 of one vote, except that when the Series A preferred stock has the right to vote separately with any other class or series of preferred stock, the Series A preferred stock is entitled to one vote per $16.00 of stated liquidation preference.	Each outstanding share of common stock is entitled to one vote on all matters generally submitted to a vote of stockholders.	The holders of Series 1 preferred stock will not have any voting rights.

What happens if I fail to tender my shares? (Pages 33-34)

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  If you choose not to tender your shares, you will remain a holder of Series A preferred stock.

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  The exchange offer is likely to significantly reduce the number of outstanding shares of Series A preferred stock and the number of holders of Series A preferred stock. Depending on the number of shares exchanged, the Series A preferred stock may not continue to meet the listing requirements of the Nasdaq National Market. If the Series A preferred stock fails to meet such listing requirements, Price Legacy does not intend to contest a delisting or to seek to list the shares on another trading market and cannot assure you that an active trading market for the Series A preferred stock will continue to exist. As a result, the exchange offer may adversely affect the liquidity of and, consequently, the market price for the shares of Series A preferred stock, if any, that remain outstanding after completion of the exchange offer.

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  The Series A preferred stock will continue to be redeemable by Price Legacy at a price per share of $16.00, together with any accrued but unpaid dividends. Price Legacy intends, subject to the availability of requisite financing, to redeem any shares of Series A preferred stock that remain outstanding following the exchange offer. Thus, shares of Series A preferred stock not tendered in the exchange offer are expected to be redeemed after the recapitalization transaction, thereby eliminating the Series A preferred stock in its entirety.

Is there a trading market for the Series 1 preferred stock? (Page 34)

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  There is currently no active trading market for the Series 1 preferred stock. If the Series 1 preferred stock meets its initial listing requirements, Price Legacy intends to seek to list the Series 1 preferred stock on the New York Stock Exchange, or the NYSE. However, there can be no assurance that the Series 1 preferred stock will meet such listing requirements, or that Price

    Legacy's efforts to list the Series 1 preferred stock on the NYSE will be successful. If not successful, Price Legacy does not intend to seek to list the shares on another trading market and cannot assure you that an active trading market for the Series 1 preferred stock will exist.

Will the shares of common stock or Series 1 preferred stock I receive in the exchange offer be freely tradeable? (Page 65-66)

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  The shares of common stock and Series 1 preferred stock to be issued in the exchange offer will be issued under an exemption from registration under Section 3(a)(9) of the Securities Act. If the shares of Series A preferred stock tendered are freely tradable, the shares of common stock and Series 1 preferred stock received in the exchange offer will be freely tradable. If the shares of Series A preferred stock tendered are restricted, the shares of common stock and Series 1 preferred stock received in the exchange offer will be restricted to the same degree. See "The Exchange Offer—Exemption from Registration and Restrictions on Sales."

What are the conditions to the exchange offer? (Pages 57-58)

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  The exchange offer is not conditioned on any minimum number of shares being tendered, but Price Legacy may extend, amend and/or terminate the exchange offer and Price Legacy shall not be required to accept for exchange or exchange and may delay the exchange of any tendered Series A preferred stock if:

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  Price Legacy's stockholders have not approved the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter,

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  the Series B exchange transactions and the amendments to Price Legacy's charter have not been completed,

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  there exists any order, ruling or injunction or statute or regulation preventing the completion of the exchange offer, or

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  there exists any action or proceeding instituted or threatened in any court or by any governmental agency or third party that might materially impair Price Legacy's ability to proceed with the exchange offer.

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  Price Legacy has been advised that the Price Entities, which control an aggregate of approximately 15.7% of the total combined voting power of Price Legacy, intend to vote in favor of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. In addition, Price Legacy has been advised that 520 Group, which owns 22,062,951 shares of Series B preferred stock and 5,000,000 shares of common stock, representing approximately 43.9% of the total combined voting power of Price Legacy, intends to vote all of its shares in favor of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. Accordingly, these entities can cause the approval of the recapitalization transaction without the affirmative vote of any other stockholder of Price Legacy.

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  Price Legacy will promptly return any tendered Series A preferred stock at its expense if the conditions to the exchange offer are not met.

When do you expect to complete the recapitalization transaction and the exchange offer? Can Price Legacy extend the exchange offer and, if so, how will I be notified? (Pages 56-57)

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  If all of the conditions to the recapitalization transaction are satisfied, Price Legacy expects to complete the recapitalization in            2004, as soon as practicable after the special meeting of Price Legacy.

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  The exchange offer expires at 12:00 midnight, New York City time, on            , 2004, unless extended, and is expected to close as soon as practicable following the special meeting and the completion of the recapitalization transaction.

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  Price Legacy may extend the exchange offer at any time. Price Legacy cannot assure you that it will extend the exchange offer or, if extended, for how long.

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  If Price Legacy extends the exchange offer, it will publicly announce the extension as soon as practicable after it makes the extension, and in any event no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

How do I tender my shares? (Pages 60-63)

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  If you want to tender your Series A preferred stock in the exchange offer, you should either:

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  if you hold physical certificates evidencing your Series A preferred stock, complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing your Series A preferred stock being tendered and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this offering circular, or

  •
  if you hold your Series A preferred stock in book-entry form, request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

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  If you own Series A preferred stock that is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Series A preferred stock.

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  If you desire to tender your Series A preferred stock in the exchange offer and cannot comply with the procedures described in this offering circular for tender or delivery on a timely basis or if your Series A preferred stock is not immediately available, you may tender your Series A preferred stock using the procedures for guaranteed delivery described in this offering circular.

Can I change my mind after I tender my shares? (Page 64)

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  You may withdraw tenders of your Series A preferred stock any time on or before the expiration date. In addition, unless Price Legacy has already accepted your tendered shares for exchange, you may withdraw your tendered shares at any time after            , 2004.

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  If you change your mind again, you may re-tender your Series A preferred stock on or before the expiration date.

Can I tender only a portion of my shares in the exchange offer? (Pages 60-63)

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  You may tender some or all of your shares of Series A preferred stock.

Can I elect to receive more than one form of consideration for my shares? (Page 56)

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  In exchange for your shares of Series A preferred stock, you may elect to receive either common stock or Series 1 preferred stock, or a combination of common stock and Series 1 preferred stock. However, you may elect to receive only one form of consideration with respect to each individual share of Series A preferred stock.

  •
  If you validly tender shares of Series A preferred stock but fail to elect properly in your letter of transmittal the form of consideration which you want to receive in the exchange offer, you will be deemed to have elected to receive common stock in exchange for all of your tendered shares.

Do I do anything if I want to retain my shares? (Pages 60-63)

  •
  If you want to retain your shares of Series A preferred stock, you do not need to take any action.

If I tender shares of Series A preferred stock in the exchange offer, can I vote those shares at the special meeting?

  •
  All holders of record of shares of common stock, Series A preferred stock and/or Series B preferred stock as of the close of business on            , 2004, the record date fixed by the board of directors for the special meeting, will be entitled to vote at the special meeting.

  •
  Accordingly, you will be entitled to vote any shares of Series A preferred stock owned by you on the record date, whether or not those shares are tendered in the exchange offer.

Is the exchange offer fair to Price Legacy's unaffiliated stockholders? (Pages 19-27 and 30)

  •
  Price Legacy's board of directors has evaluated the fairness of the recapitalization transaction and determined that the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders.

  •
  In its evaluation, the board considered a number of factors, including a written opinion of American Appraisal Associates, Inc., financial advisor to the board, dated January 12, 2004, to the effect that, based upon and subject to the factors and assumptions described in the opinion, as of that date, the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, were fair, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders.

  •
  The full text of American Appraisal's written opinion is attached to this offering circular as Exhibit A. Price Legacy encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Among other things, American Appraisal's opinion assumes that all outstanding shares of Series A preferred stock and Series B preferred stock will be exchanged for shares of common stock in the recapitalization transaction. American Appraisal's opinion is directed to Price Legacy's board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the recapitalization transaction, including whether you should tender shares of Series A preferred stock in the exchange offer or which form of consideration you should elect to receive if you tender. None of the fees paid to American Appraisal in connection with its fairness opinion are contingent on the completion of the recapitalization.

  •
  Each of the Price Entities and the Price Managers reviewed the terms and conditions of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. In evaluating these transactions, these parties considered and relied upon the same factors that were relied upon by Price Legacy's board of directors, including the fact that Price Legacy's board of directors received an opinion of American Appraisal relating to the fairness, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders of the recapitalization transaction, and each of the Price

    Entities and the Price Managers believes that the recapitalization transaction, including each of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders.

  •
  None of the exchange offer, the Series B exchange transactions or the amendments to Price Legacy's charter are conditioned upon receipt of the separate approval of the unaffiliated stockholders.

What does Price Legacy's board of directors recommend? (Pages 19-20)

  •
  Following its evaluation of the fairness of the transaction, the board determined that the recapitalization transaction is advisable, and has recommended that Price Legacy's stockholders vote in favor of the recapitalization transaction.

  •
  In addition, Price Legacy's board of directors recommends that you accept the exchange offer and tender your shares of Series A preferred stock for common stock or Series 1 preferred stock, subject to your individual investment objectives and circumstances. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

How were the exchange ratios calculated?

  •
  The exchange ratios for the exchange offer were calculated by:

  •
  valuing the Series A preferred stock and Series 1 preferred stock at approximately $16.80 per share, and

  •
  valuing the common stock at approximately $4.00 per share.

  •
  The values for the Series A preferred stock and common stock were approximately equal to or slightly greater than their respective market values at the time the recapitalization was announced.

  •
  The value for the Series 1 preferred stock was based on the market value of the Series A preferred stock, because the Series A preferred stock is publicly traded and the most closely analogous security to the Series 1 preferred stock. In particular, Price Legacy considered the following terms of the Series A preferred stock and Series 1 preferred stock in making its determination to value them equivalently: (1) dividend payment of $1.40 (Series A) and $1.16 (Series 1) per share; (2) liquidation preference of $16.00 (Series A) and $17.00 (Series 1) per share; (3) redemption price of $16.00 (Series A) and $17.00 (Series 1) per share; and (4) voting rights of 1/10 of one vote (Series A) and no vote (Series 1) per share. The values specified for the Series A preferred stock, Series 1 preferred stock and common stock were estimates utilized by Price Legacy for computational purposes only, and there can be no assurance that any such capital stock will attain, or maintain for any period of time, a market value approaching such estimate in the future.

  •
  As indicated above, American Appraisal has delivered a written opinion to Price Legacy's board of directors as to the fairness, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders of the recapitalization transaction.

Will Price Legacy's executive officers and directors be participating in the exchange offer? Has anyone else indicated they intend to participate in the exchange offer? (Pages 27-29)

  •
  Jack McGrory, Chairman, President and Chief Executive Officer of Price Legacy, and James F. Cahill and Murray Galinson, each a director of Price Legacy elected by the holders of Series A preferred stock, collectively hold 376,788 shares of Series A preferred stock, representing approximately 1.4% of the outstanding Series A preferred stock. Messrs. McGrory, Cahill and Galinson have indicated that they intend to tender all of their shares of Series A preferred stock for common stock in the exchange offer.

  •
  In addition, Price Legacy has been advised that the Price Entities, which collectively hold 11,713,780 shares of Series A preferred stock, representing approximately 42.7% of the outstanding Series A preferred stock, intend to tender all of the shares of Series A preferred stock held by them for common stock in the exchange offer.

  •
  Price Legacy has also been advised that the Price Managers, who include Messrs. McGrory, Cahill and Galinson, intend to tender all of the shares of Series A preferred stock held by them for common stock in the exchange offer.

  •
  Collectively, the Price Entities and the Price Managers hold an aggregate of 12,215,660 shares of Series A preferred stock representing approximately 44.5% of the outstanding shares of Series A preferred stock.

What are the tax considerations of the exchange to me? (Pages 103-123)

  •
  The exchange of common stock for Series A preferred stock should be tax free to Series A preferred stockholders for United States federal income tax purposes.

  •
  Although not entirely clear under current tax law, Price Legacy believes that there is a material risk that the Series 1 preferred stock received in the exchange could be treated as nonqualified preferred stock. If the Series 1 preferred stock is treated as nonqualified preferred stock, a holder of Series A preferred stock that receives Series 1 preferred stock in the exchange may recognize gain (but not loss) in the exchange for United States federal income tax purposes.

  •
  Tax matters are very complicated and the tax consequences of the exchange to you will depend on your own personal circumstances. You should carefully read the summary of the federal income tax considerations of the exchange offer, and of acquiring, owning and disposing of common stock and Series 1 preferred stock under "Material Federal Income Tax Considerations Related to the Exchange Offer" and are urged to consult with your own tax advisors for a full understanding of all of the tax consequences of the exchange to you.

Who should I contact with questions?

  •
  If you have any questions about the exchange offer, you may contact Robert M. Siordia of Price Legacy at (858) 675-9400 x361. You may also send questions about the exchange offer to proxyquestions@pricelegacy.com.

  •
  If you wish to request additional documents to effect the exchange of your shares, you may contact Price Legacy's exchange agent, Mellon Investor Services LLC, at:

Mellon Investor Services LLC
44 Wall Street
7th Floor
New York, NY 10005
(800) 335-7842

SPECIAL FACTORS

Background of the Transaction

        In early 2003, it became apparent to the members of the board of directors of Price Legacy elected by holders of Price Legacy's Series A preferred stock, including Jack McGrory, James F. Cahill, Murray Galinson and Keene Wolcott, that Price Legacy's capital structure, particularly with the special approval rights granted to the directors elected by the Warburg Pincus Entities, was unwieldy, and led to an impasse when there were different views as to the desired future activities of Price Legacy. Consequently, these directors began to focus on a recapitalization transaction to simplify Price Legacy's capital structure and eliminate the special approval rights. They believed that such a transaction might increase Price Legacy's flexibility and efficiency in planning its future, and might also be structured in a way that would enhance the marketability and liquidity of the common stock.

        In July 2003, a representative of the Warburg Pincus Entities, the most significant holders of the Series B preferred stock, sent a letter to Price Legacy's board of directors outlining perceived conflicts of interest confronted by the four directors elected by holders of Price Legacy's Series A preferred stock in voting on a redemption of the Series A preferred stock, and recommending that the directors be excluded from deliberations on such redemption. In response, those four members of Price Legacy's board of directors filed a lawsuit against the representative (who was also one of the directors elected by the Warburg Pincus Entities). The lawsuit sought a declaration that the plaintiff directors were not required to vote with respect to a proposed redemption of the Series A preferred stock in a manner that would be detrimental to the interests of holders of Series A preferred stock and were entitled to vote in a manner that reflects and supports those interests rather than in a manner that would prefer the interests of other classes of Price Legacy's equity securities. In the view of the four directors elected by the Series A preferred stock, whatever conflict they might face, other directors elected by other classes of stock faced a comparable, but opposite, conflict in voting on such a matter. Price Legacy was not a party to the lawsuit.

        On September 9, 2003, as a result of continuing discussions between The Price Group, a significant holder of Price Legacy's Series A preferred stock, and the Warburg Pincus Entities concerning the lawsuit and related matters, the parties entered into a purchase agreement under which The Price Group agreed to cause the purchase of all Price Legacy securities held by the Warburg Pincus Entities. The Price Group informed Price Legacy that it did not intend to purchase all of the securities, but rather intended to assign the contractual right to purchase at least a portion of the securities to third parties that were unidentified at the time in a manner that would ensure that the ownership of the securities would be in compliance with the REIT ownership limits in Price Legacy's charter. The sale, scheduled to close in January 2004, would result in The Price Group (which already owns 8.5% of the outstanding shares of Series B preferred stock) and its assignees owning all outstanding shares of Price Legacy's Series B preferred stock.

        In September 2003, upon the execution of the agreement with the Warburg Pincus Entities described above, certain members of Price Legacy's board held discussions with Sol Price, a founder and major stockholder of Price Legacy and co-manager of The Price Group, regarding a possible transaction in which all of Price Legacy's outstanding stock would be exchanged, converted or purchased, so that Price Legacy would have an equity capital structure consisting entirely of common stock, or possibly common stock and some preferred stock paying a dividend lower than that presently payable on the Series A preferred stock. The following items were considered during those discussions:

  •
  the outstanding Series A preferred stock and Series B preferred stock presented a significant "drag" on the availability of dividends for common stockholders (particularly with the Series B preferred stock becoming entitled to cash dividends commencing June 2005);

  •
  until dividends became payable in meaningful amounts on the common stock, it was unlikely that the market price of the common stock would experience any meaningful appreciation;

  •
  absent appreciation in the market price of the common stock, the holders of shares of Series B preferred stock would be unlikely to convert those shares into common stock at the conversion price of $5.56 per share established in Price Legacy's charter;

  •
  the total number of outstanding shares of common stock of Price Legacy was unwieldy, given the size and nature of Price Legacy, so that a reverse stock split would be a desirable element of any proposal to rationalize Price Legacy's capital structure;

  •
  holders of Series A preferred stock and Series B preferred stock had a priority as to dividends (and as to any distribution on liquidation) that was disadvantageous to the holders of common stock, but for which the holders of Series A preferred stock and Series B preferred stock were entitled to some compensation if the priority were to be eliminated;

  •
  at least some holders of Series A preferred stock would likely not accept an exchange of common stock for their Series A preferred stock, desiring instead to retain their preferred right to cash dividends and the security that accompanied it;

  •
  certain of Price Legacy's properties did not fit well with its core business of shopping center ownership and management, and were candidates for liquidation in as efficient a manner as was possible; and

  •
  given the different interests in Price Legacy, and the representation of those interests on the board of directors, any transaction should be validated by an independent expert's opinion that it was fair from a financial point of view to the unaffiliated holders of the different classes of stock—primarily the common stock—and should be approved by Price Legacy's stockholders.

        Throughout September 2003, the members of Price Legacy's board elected by the holders of Series A preferred stock and Price Legacy's management regularly consulted with outside legal and accounting advisors regarding the proposed terms, structure and timing of such a proposed transaction. During these meetings, these individuals also considered an alternative transaction that would have been the same as the recapitalization transaction described in this offering circular, except that holders of Series A preferred stock would have been offered only shares of common stock in exchange for their shares of Series A preferred stock, and no Series 1 preferred stock would have been offered. The directors determined not to proceed with such a transaction because they believed that some holders of Series A preferred stock would prefer to acquire another security with a preferred dividend return and liquidation preference.

        During September 2003, the board of directors also reviewed the qualifications of several firms to act as financial advisor, and ultimately decided to engage American Appraisal Associates, Inc. to determine whether the proposed terms of the recapitalization transaction were fair, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. Because Price Legacy's board of directors originally considered a transaction with only common stock being offered to the holders of Series A preferred stock and Series B preferred stock, American Appraisal's original engagement was limited to evaluating the fairness, from a financial point of view, of the exchange ratios relating to the common stock offered in the exchange offer and Series B exchange transactions. American Appraisal was not retained at that time to review and did not review the fairness, from a financial point of view, of the exchange ratio relating to the Series 1 preferred stock offered in the exchange offer. Following its engagement, American Appraisal began a due diligence review of documents and information relating to Price Legacy and the proposed recapitalization transaction.

        On September 22, 2003, Price Legacy issued a press release announcing that it was pursuing a series of transactions intended to result in a significant simplification of its capital structure. The press release indicated that, although the terms of such transactions remained subject to further analysis and approval of Price Legacy's board and stockholders, the transactions might include the following:

  •
  a 1-for-4 reverse split of Price Legacy's common stock;

  •
  an offer to exchange common stock for Price Legacy's Series A preferred stock;

  •
  the eventual redemption (at $16.00 per share) of the Series A preferred stock that is not tendered in the exchange offer; and

  •
  an exchange of common stock for Price Legacy's Series B preferred stock.

        According to the press release, the transactions were expected to be governed primarily by the following goals and assumptions:

  •
  Price Legacy, after completion of the transactions, would have a simplified capital structure, with a single class of equity securities outstanding;

  •
  solely for purposes of the transactions, the common stock would be treated as having a fair value of $4.00 per share ($16.00 post-split);

  •
  assuming a value of $4.00 per pre-split share of common stock, the value of common stock that would be offered in exchange for Series A preferred shares was expected to be in the range of $16.50 - $16.80, plus accrued dividends;

  •
  assuming a value of $4.00 per pre-split share of common stock, the Series B preferred stock, which currently receives dividends in the form of additional Series B preferred shares and is convertible at $5.56 per share, but which becomes entitled to annual cash dividends of $0.556 per share commencing June 18, 2005, would receive common stock value equal to $5.56 per share (plus accrued dividends), or 1.39 common shares (0.3475 post-split shares); and

  •
  payment of dividends on the common stock following the elimination of all or substantially all of the preferred stock, combined with the increased stock price attributable to the reverse stock split, should increase the marketability and liquidity of the common stock.

        The press release made clear that the value specified for the common stock, $4.00 per share, was utilized for computational purposes only, and was approximately equal to or slightly greater than the market value of the common stock at the time, but that Price Legacy made no representation or other statement as to whether the value so utilized reflected a "fair," "good" or "appropriate" value for the common stock.

        In the press release, Price Legacy also announced that Gary Sabin, Co-Chairman and Chief Executive Officer, together with Richard Muir, Vice-Chairman, Graham Bullick, President and Chief Operating Officer, and certain other members of the management team of Price Legacy had elected to resign as officers and directors of the company effective October 15, 2003 for personal reasons and to enter the private real estate market. The new management team would be led by Jack McGrory, Chairman of Price Legacy's board, who would assume the additional position of Chief Executive Officer, Robert Siordia, who would become the Chief Operating Officer of Price Legacy, and James Nakagawa, who would continue to serve as Chief Financial Officer of Price Legacy. The release noted that Mr. McGrory also serves as a managing member of The Price Group, a position which he continues to hold. Mr. Nakagawa subsequently resigned from his position with Price Legacy and Jeffrey R. Fisher was appointed Chief Financial Officer effective January 2, 2004.

        Additionally, Price Legacy announced that it intends to focus its efforts on the management and acquisition of high-quality income-generating properties and to segregate a number of its non-core assets for disposal (as an entirety or on an asset-by-asset basis) or development. In conjunction with that segregation of assets, and the refocusing of the company's efforts, new management expected to evaluate and possibly significantly write down the value of the segregated assets which the company may decide to put up for sale instead of developing or holding the assets.

        Price Legacy also announced that the members of Price Legacy's board of directors elected by holders of its Series A preferred stock had dismissed the lawsuit described above that had been initiated against the representative of the Warburg Pincus Entities. The purchase agreement between The Price Group and the Warburg Pincus Entities described above contained no provision relating to that litigation.

        Following the September 22, 2003 press release, American Appraisal continued to analyze the proposed terms of the recapitalization transaction from a financial point of view, and held meetings with Price Legacy's management at the company's headquarters during the week of September 29, 2003.

        On October 8, 2003, Price Legacy's board of directors met with its legal and financial advisors to discuss the terms of the proposed recapitalization transaction and the analysis and opinion of American Appraisal. The board and its advisors reviewed the terms of the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the charter amendments, and American Appraisal made a presentation to the board concerning the fairness of the transaction from a financial point of view to Price Legacy's unaffiliated stockholders. American Appraisal's presentation included PowerPoint slides, copies of which have been filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO/13E-3 filed by Price Legacy with the SEC, summarizing the terms of the recapitalization transaction, the post-recapitalization valuation range and the valuation analyses performed by American Appraisal, which are described below under "—Opinion of Price Legacy's Financial Advisor." At the conclusion of its presentation, American Appraisal rendered an opinion to the board, dated October 7, 2003, that the recapitalization transaction was fair from a financial point of view to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. As originally requested by Price Legacy's board of directors, American Appraisal's opinion was limited to evaluating the fairness, from a financial point of view, of the exchange ratios relating to the common stock offered in the exchange offer and Series B exchange transactions. American Appraisal and Price Legacy's outside legal counsel also responded to numerous questions of, and engaged in lengthy discussions with, the board regarding the merits of the transaction. After careful consideration, the board (other than the directors elected by the Warburg Pincus Entities, who abstained from voting) determined to proceed with the recapitalization transaction and the preparation of all necessary documents to effect the transaction, including this offering circular and the proxy statement for the special meeting.

        On November 21, 2003, Price Legacy's board of directors held a meeting attended by management and outside legal advisors of Price Legacy. Prior to the meeting, the board received a package of information that included drafts of the proposed offering circular and special meeting proxy statement. Management and outside legal counsel reviewed the material terms of the information and made presentations to the board on the final resolution of material open issues concerning the recapitalization transaction. Following extensive discussions, and in light of the fairness opinion previously rendered by American Appraisal as to the fairness of the transaction from a financial point of view to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders, Price Legacy's board (other than the directors elected by the Warburg Pincus Entities, who were absent from the meeting) determined that the terms of the recapitalization transaction were advisable and fair to Price Legacy and its unaffiliated Series A preferred stockholders and unaffiliated common stockholders and adopted resolutions recommending that Price Legacy's stockholders vote in favor of the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter.

        On November 25, 2003, Price Legacy issued a press release announcing the recapitalization transaction and the filing of the special meeting proxy statement with the SEC.

        On December 18, 2003, Price Legacy received SEC comments on its proxy materials and exchange offer materials. Following its receipt of the comments, on December 23, 2003, Price Legacy's board of directors retained American Appraisal to update its opinion regarding the fairness of the recapitalization transaction, originally dated as of October 7, 2003, to January 12, 2004 and to expand the scope of the opinion to cover the fairness, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders of the exchange ratio relating to the Series 1 preferred stock offered in the exchange offer. American Appraisal immediately began to update its due diligence review of documents and information relating to Price Legacy and the recapitalization transaction.

        On January 5, 2004, the Warburg Pincus Entities completed their sale to 520 Group of all of the Series B preferred stock, common stock and warrants to purchase common stock held by the Warburg Pincus Entities, and Messrs. Leibowitz and Keating, the directors elected by the Warburg Pincus Entities, resigned from Price Legacy's board of directors.

        On January 13, 2004, Price Legacy entered into exchange agreements with 520 Group and the Price Entities under which Price Legacy agreed to exchange 1.39 shares of common stock (or 0.3475 of a share of common stock after giving effect to the proposed 1-for-4 reverse stock split) for each outstanding share of Series B preferred stock held by 520 Group and The Price Group.

        Also on January 13, 2004, Price Legacy's board of directors met with its legal and financial advisors to discuss the terms of the proposed recapitalization transaction and the updated analysis and opinion of American Appraisal. The board and its advisors reviewed the terms of the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the charter amendments, and American Appraisal made an updated presentation to the board concerning the fairness of the transaction from a financial point of view to Price Legacy's unaffiliated stockholders. American Appraisal's updated presentation included PowerPoint slides, copies of which have been filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO/13E-3 filed by Price Legacy with the SEC, summarizing the terms of the recapitalization transaction, the post-recapitalization valuation range and the valuation analyses performed by American Appraisal in updating and expanding the scope of its opinion. At the conclusion of its presentation, American Appraisal rendered an opinion to the board, dated January 12, 2004, that the recapitalization transaction was fair from a financial point of view to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. After careful consideration, Price Legacy's board unanimously confirmed its prior determination that the terms of the recapitalization transaction were advisable and fair to Price Legacy and its unaffiliated Series A preferred stockholders and unaffiliated common stockholders, approved the recapitalization transaction and adopted resolutions recommending that Price Legacy's stockholders vote in favor of the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter.

Price Legacy's Reasons for the Transaction

        Price Legacy's board of directors, including all of the non-employee directors, which non-employee directors represented three-quarters of all Price Legacy directors, unanimously determined that the recapitalization transaction is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders and is advisable, and recommends approval of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter to Price Legacy's stockholders.

        In reaching its conclusions, Price Legacy's board of directors considered a number of factors, including the fairness opinion of American Appraisal, the board's financial advisor. The board also consulted with Price Legacy's management, as well as Price Legacy's legal and financial advisors in reviewing and evaluating the recapitalization transaction.

        In evaluating the recapitalization transaction, Price Legacy's board of directors considered the following factors, each of which had a positive effect on the board's determination:

  •
  the recapitalization transaction should improve and simplify the capital structure of Price Legacy by eliminating the Series B preferred stock, by eliminating all or a substantial portion of the Series A preferred stock in exchange for common stock and Series 1 preferred stock, and by Price Legacy subsequently redeeming any shares of Series A preferred stock that remain outstanding following the exchange offer,

  •
  the holders of Series A preferred stock may voluntarily participate (or not participate) in the exchange offer, and the holders of Series B preferred stock are not required to complete the Series B exchange transactions unless the exchange offer is completed,

  •
  the holders of Series A preferred stock will have the option to receive either common stock or Series 1 preferred stock, a preferred security of Price Legacy with a dividend payment, liquidation preference and other terms similar to the Series A preferred stock,

  •
  due to the lower dividend rate on the Series 1 preferred stock ($1.16 per annum, as compared to $1.40 per annum on the Series A preferred stock), and because Price Legacy has been advised that holders of 44.5% of the Series A preferred stock intend to tender their shares of Series A preferred stock for common stock in the exchange offer, the recapitalization transaction is expected to reduce the aggregate dividends payable to Price Legacy's preferred stockholders and increase:

  •
  Price Legacy's ability to pay dividends on its common stock, which Price Legacy has not paid over the past five fiscal years, and

  •
  the earnings attributable to Price Legacy's common stock, which in turn would increase Price Legacy's earnings per share of common stock,

  •
  following the recapitalization transaction, Price Legacy's common stockholders will participate in the election of a larger percentage of Price Legacy's board of directors,

  •
  the recapitalization transaction provides Price Legacy the ability to eliminate the Series B preferred stock and all or a substantial portion of the Series A preferred stock without a large cash outlay by Price Legacy, because the exchange offer and the Series B exchange transactions require no cash payment (other than for fractional shares),

  •
  the expected redemption of any shares of Series A preferred stock that remain outstanding following the exchange offer, and the resulting elimination of the Series A preferred stock in its entirety, will further improve and simplify the capital structure of Price Legacy and reduce the aggregate dividends payable to Price Legacy's preferred stockholders, and

  •
  the reverse stock split, and the increased likelihood of paying dividends on the common stock, are expected to increase the marketability and liquidity of the common stock, which may increase the market price of the common stock to a level that may cause:

  •
  the common stock to be more attractive to a broader range of investors,

  •
  brokerage firms to be more willing to recommend the common stock to their clients, and

  •
  the common stock to become more attractive to analysts, producing greater analyst coverage and research.

        In addition, Price Legacy's board of directors retained American Appraisal to evaluate the fairness of the recapitalization to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders from a financial point of view. That firm issued an opinion that the board viewed as favorable, a copy of which is attached as Exhibit A. You should read that opinion in its entirety to understand its limitations, the assumptions on which it is based and its conclusions.

        Price Legacy is proposing the recapitalization transaction at this time because of the above reasons and the reasons described under "—Background of the Transaction." There can be no assurance that the foregoing objectives will be achieved, that Price Legacy will pay dividends on shares of common stock in the future or that the increased market price of the common stock resulting from the reverse stock split will be maintained for any period of time.

Negative Factors Considered By Price Legacy's Board of Directors

        The board of directors also considered potentially negative factors that could or will arise from the proposed transaction, including the following:

  •
  Price Legacy will likely incur significant transaction costs, which are estimated to be approximately $1.5 million, and the transaction will require substantial management time and effort to complete,

  •
  Price Legacy faces a significant risk that the anticipated benefits of the transaction might not be realized to the extent anticipated,

  •
  the holders of common stock will have their percentage ownership in the outstanding common stock diluted due to the additional shares of common stock to be issued in the exchange offer and the Series B exchange transactions, and

  •
  the reverse stock split may result in a reduction in the aggregate market value of the common stock because the market value of each share of common stock may not increase in proportion to the decrease in the number of outstanding shares.

        In addition, the board of directors considered that the recapitalization transaction has not been structured so that approval of at least a majority of unaffiliated stockholders is required.

Recommendation of Price Legacy's Board of Directors

        The foregoing discussion of the information and factors considered by Price Legacy's board is not intended to be exhaustive but is believed to include all material factors considered by it. Price Legacy's board of directors reviewed American Appraisal's analyses and conclusions and adopted them as its own and believes that the terms and conditions of the recapitalization transaction, including each of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, are fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders. In reaching its determination, Price Legacy's board concluded that the potential benefits outweighed the potential risks, but did not, in view of the wide variety of information and factors considered, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Although directors and officers of Price Legacy have interests in the recapitalization, as described in "—Interests of Price Legacy's Executive Officers, Directors and Affiliated Parties in the Transaction," Price Legacy's board did not consider the potential benefits to be received by these individuals as a factor in reaching its decision and did not obtain third party appraisals or, other than the retention of American Appraisal, separate representation for any unaffiliated stockholders. In making its determination regarding the procedural fairness of the exchange offer, the board considered its retention of American Appraisal to deliver an opinion as to the fairness, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders of the recapitalization transaction, including each of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, and considered the voluntary nature of the exchange offer, including the ability of the Series A preferred stockholders to elect whether to tender and, if they elect to tender, which form of consideration to receive.

        For the reasons discussed above, Price Legacy's board of directors, including all of the non-employee directors, which non-employee directors represented three-quarters of all Price Legacy directors, unanimously determined that the recapitalization transaction, including each of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders and is advisable, and recommends approval of the recapitalization transaction to Price Legacy's stockholders.

Opinion of Price Legacy's Financial Advisor

        Price Legacy engaged American Appraisal Associates, Inc. to act as its financial advisor in connection with the proposed recapitalization transaction to evaluate the fairness, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy, of the terms and conditions of the recapitalization. On October 8, 2003, American Appraisal rendered an oral opinion to Price Legacy's board of directors, which was confirmed by delivery to the board of a written opinion, dated October 7, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the terms and conditions of the recapitalization transaction were fair, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. On December 23, 2003, Price Legacy's board of directors retained American Appraisal to update its opinion regarding the fairness of the recapitalization transaction to January 12, 2004 and to expand the scope of the opinion to cover the fairness, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders of the exchange ratio relating to the Series 1 preferred stock offered in the exchange offer. On January 13, 2004, American Appraisal rendered an oral opinion to Price Legacy's board of directors, which was confirmed by delivery to the board of a written opinion, dated January 12, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the terms and conditions of the recapitalization transaction were fair, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy.

        American Appraisal, as part of its independent corporate valuation consulting business, is continually engaged in performing financial analyses with respect to businesses and their assets and securities in connection with mergers and acquisitions, corporate recapitalizations, corporate divestitures, as well as for estate, corporate and other purposes. American Appraisal is familiar with Price Legacy having provided certain valuation services to Price Legacy prior to the proposal of the recapitalization.

        The full written text of American Appraisal's opinion, dated January 12, 2004, which describes the assumptions made, matters considered and limitations on the review undertaken by American Appraisal, is attached to this offering circular as Exhibit A. American Appraisal's opinion is addressed to Price Legacy's board of directors and relates only to the fairness to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy, from a financial point of view, of the terms and conditions of the recapitalization transaction, including each of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. American Appraisal's opinion is provided for the information of Price Legacy's board of directors in connection with and for the purposes of its evaluation of the proposed recapitalization. American Appraisal's opinion is limited to the fairness, from a financial point of view, to the Price Legacy unaffiliated stockholders, of the terms and conditions of the recapitalization transaction, and American Appraisal expresses no opinion as to the underlying decision by the management of Price Legacy to engage in the recapitalization transaction. In connection with making the analysis underlying its opinion, American Appraisal assumed that 50% or more of the outstanding shares of Series A preferred stock will be exchanged for shares of common stock, that all of the shares of Series B preferred stock will be exchanged for shares of common stock and that Price Legacy will redeem, within two years after completion of the recapitalization, all of the shares of Series A preferred stock that are outstanding as a result of the recapitalization transaction. American Appraisal's opinion is not intended to be and does not constitute a recommendation to any stockholder of Price Legacy as to how such stockholder should vote with respect to the proposed recapitalization. American Appraisal's opinion is intended only to supplement, and not substitute for, other due diligence required in connection with the proposed recapitalization or any related transaction. Further, American Appraisal's opinion does not address the relative merits of the recapitalization transaction as compared to any alternative business strategies that might exist for Price Legacy or the effect of any other transaction in which Price Legacy might engage.

        The summary of the material terms of American Appraisal's opinion described below is qualified in its entirety by reference to the full text of American Appraisal's opinion attached to this offering circular as Exhibit A. You are encouraged to read the opinion carefully in its entirety. A copy of the American Appraisal opinion will be available for inspection and copying at Price Legacy's principal executive offices during regular business hours by any interested stockholder or a representative of such stockholder that has been designated in writing. American Appraisal has consented to inclusion of its written opinion in this offering circular.

        In connection with arriving at its opinion, American Appraisal has made such reviews, studies, analyses and consultations that it deemed necessary to the engagement. Among other things, American Appraisal:

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  reviewed certain publicly available business and financial information relating to Price Legacy that it deemed to be relevant;

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  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, and prospects of Price Legacy, furnished to American Appraisal by Price Legacy;

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  reviewed, analyzed, and estimated the current market value of Price Legacy's underlying core and development real estate properties for purposes of estimating the current net asset value of Price Legacy;

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  reviewed current market value estimates provided by Price Legacy's management of Price Legacy's core real estate property portfolio, non-core real estate properties, real estate development projects, notes and interest receivables, and other assets;

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  conducted discussions with members of senior management and representatives of Price Legacy concerning the matters described above, as well as its businesses and prospects before and after giving effect to the recapitalization;

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  reviewed the public stock market prices and valuation multiples for the shares of Price Legacy common stock and Series A preferred stock and compared them with those of certain publicly traded securities that American Appraisal deemed to be relevant;

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  reviewed the results of operations of Price Legacy and compared them with those of certain publicly traded companies that American Appraisal deemed to be relevant;

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  reviewed certain documentation relating to the recapitalization including this offering circular;

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  reviewed the potential pro forma impact of the recapitalization; and

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  reviewed such other financial studies and analyses and took into account such other matters as American Appraisal deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, American Appraisal accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all the financial forecasts and other information and selected data made available or furnished to or otherwise reviewed by or discussed with American Appraisal for purposes of its opinion. American Appraisal did not independently verify or investigate any of the assumptions, estimates or judgments referred to in such financial forecasts, information, data and material and is not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further, American Appraisal assumed that there has been no material adverse change in the assets, financial condition, business or prospects of Price Legacy since the date of the most recent financial statements and forecasts made available to American Appraisal.

        The board of directors of Price Legacy reviewed the information provided to American Appraisal in connection with the preparation of its opinion and determined that American Appraisal's reliance on this information was reasonable.

        With respect to financial analyses and forecasts provided to or otherwise reviewed by or discussed with American Appraisal, American Appraisal was advised by senior management of Price Legacy that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the senior management of Price Legacy as to the expected future results of operations and financial condition of Price Legacy to which such analyses or forecasts relate.

        In connection with all forecasts, information, data and material provided to American Appraisal by Price Legacy, senior management of Price Legacy advised American Appraisal that they did not omit or fail to provide, or cause to be omitted or undisclosed, to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to American Appraisal by Price Legacy not misleading in light of the circumstances under which such forecasts, information, data or material was provided. In the course of its review, American Appraisal has not learned any specific facts which would lead it to believe that its acceptance and reliance on such forecasts, information and data was unreasonable.

        The financial forecasts provided by Price Legacy's management did not reflect any operating or financial impact of the proposed recapitalization transaction. The financial forecasts included financial information pertaining to the expected net operating income from Price Legacy's core real estate properties on a property by property basis, the expected net proceeds from the planned divestitures of certain non-core assets and expected expenditures for Price Legacy's real estate development projects, and were included in the written materials presented by American Appraisal to Price Legacy's board of directors upon delivery of its opinion, which have been filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO/13E-3 filed by Price Legacy with the SEC.

        Price Legacy does not, as a matter of course, publicly disclose forecasts or projections as to future revenues, earnings or other results. Price Legacy provided the information described above to American Appraisal only because it was considered in connection with American Appraisal's fairness determination. Price Legacy's management informed American Appraisal that the prospective financial information and other information forecasts provided to American Appraisal were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles and were not reviewed by Price Legacy's independent public accountants. The forecasts were based upon a variety of estimates and assumptions. These estimates and assumptions are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the control of Price Legacy. The inclusion of the forecasts as information reviewed and analyzed by American Appraisal for purposes of its opinion should not be regarded as an indication by Price Legacy or American Appraisal that it is a reliable predictor of future operating results and this information should not be relied on as such. It is expected that there will be differences between actual and forecasted results, and actual results may be materially different than those described herein. See "Risk Factors" beginning on page 35 and "Forward-Looking Statements" on page 50. In addition, Price Legacy has informed American Appraisal that it does not intend to update or supplement this information to reflect changing circumstances existing after the preparation of the financial forecasts or to reflect the occurrence of unanticipated events that may have occurred.

        American Appraisal also assumed that the recapitalization transaction would be accounted for under generally accepted accounting principles, and that Price Legacy qualifies as a REIT under the Internal Revenue Code of 1986, as amended.

        American Appraisal's opinion was based upon market, economic, and other conditions and circumstances as they existed and could be evaluated on, and on the forecasts, information and data made available to it as of, the date of the opinion. In rendering its opinion, American Appraisal assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the recapitalization transaction, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the recapitalization.

        American Appraisal was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the affiliated Series A preferred stockholders and affiliated common stockholders of Price Legacy, holders of any other class of securities, creditors or other constituencies of Price Legacy, other than the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. American Appraisal did not express any opinion as to the public stock prices at which shares of common stock, Series A preferred stock or Series 1 preferred stock would trade following the announcement or consummation of the recapitalization transaction. American Appraisal did not recommend the amount of consideration to be paid to the unaffiliated Series A preferred stockholders in the exchange offer, or any other terms of the recapitalization transaction.

  Summary of American Appraisal's Financial Analyses

        The summary below is not a complete description of American Appraisal's presentation to Price Legacy's board of directors or the financial analyses performed and factors considered by American Appraisal in connection with rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to summary description. American Appraisal believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying American Appraisal's analyses and opinion.

        In performing its analyses, American Appraisal considered industry performance, general business, economic, market, and financial conditions, and other matters existing as of the date of its opinion, many of which are beyond the control of Price Legacy. No company, business, or acquisition transaction used in the analyses as a comparison is identical to Price Legacy, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, trading or other values of the companies or business segments analyzed.

        The estimates contained in American Appraisal's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by American Appraisal's analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, American Appraisal's analyses and estimates are inherently subject to substantial uncertainty.

        The terms and conditions in the recapitalization transaction were determined by Price Legacy, and the decision by Price Legacy to proceed with the recapitalization was solely that of Price Legacy's board of directors. American Appraisal's opinion and financial analyses were only one of many factors considered by Price Legacy's board of directors in its evaluation of the recapitalization and should not be viewed as determinative of the views of Price Legacy's board of directors or management with respect to the recapitalization or the terms and conditions of the recapitalization.

        Each of the analyses conducted by American Appraisal was carried out to provide a different perspective on the proposed recapitalization. American Appraisal did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. American Appraisal did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination that the terms and conditions in the recapitalization were fair, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. American Appraisal based its opinion after analysis of several valuation and related factors as summarized in the following paragraphs.

        Stock Market Price History.    American Appraisal observed the per share historical closing prices for Price Legacy's Series A preferred stock and common stock for the 52 week period prior to, and including, January 9, 2004. This analysis indicated the following trading ranges:

	Closing Market Price Range per Share of Price Legacy Series A Preferred Stock		Closing Market Price Range per Share of Price Legacy Common Stock (pre-split basis)
	Low	High	Low	High
52 Weeks ended January 9, 2004	$16.00	$17.00	$2.41	$3.99

        Price Legacy's press release of the recapitalization transaction was announced after the stock market close on September 22, 2003. The closing market price per share of Price Legacy's Series A preferred stock on January 9, 2004 was $16.30, while the closing market price per share of Price Legacy's common stock was $3.85 on a pre-split basis.

        American Appraisal notes that the recapitalization includes a reverse 4:1 split of Price Legacy's common shares. The observed closing price range of the common shares, after giving affect to the proposed split, is $9.64 to $15.96 for the 52 week period ended January 9, 2004 and $13.80 per share on September 22, 2003.

        Net Asset Valuation.    Based on the estimated current market value of Price Legacy's total assets less its stated liabilities, a net asset value analysis was performed by American Appraisal that provided a measurement of Price Legacy's underlying real estate portfolio for comparison to its stated book value and to the net asset value of publicly held REITs that similarly invest in community shopping centers and related real estate investments.

        Price Legacy's real estate portfolio assets were categorized as: (1) core real estate properties primarily consisting of community shopping centers, (2) non-core real estate properties, (3) development properties, (4) joint venture properties, (5) notes receivable and (6) other assets. The estimated current total market value of the core real estate properties was provided by Price Legacy's senior management and reviewed and analyzed for reasonableness by American Appraisal. American Appraisal analyzed Price Legacy's core assets on a property-by-property basis by capitalizing estimated 2003 net operating income for each property using capitalization rates ranging from 7.5% to 9.5%. The resulting value range was approximately $946 million to $1.01 billion using the net operating income capitalization method. The estimated current total market value of the non-core real estate properties, which was provided by Price Legacy senior management. The estimated current market value of Price Legacy's other assets was based on estimates provided by Price Legacy senior management. The estimated 2003 and 2004 net operating income for all of the properties was estimated by Price Legacy's senior management. The estimated real estate property and other assets values assumed that each asset was sold at its best and highest price and did not include liquidation costs. The capitalization rate analysis for the core real estate properties took into consideration current market conditions and property characteristics for each individual property. Based on the analysis summarized above, the indicated net asset value per share of Price Legacy, on a post-split basis and assuming that all outstanding shares of Series A preferred stock and Series B preferred stock will be exchanged for shares of common stock, ranged from approximately $11.90 to $13.40.

        In connection with the net asset value analysis, American Appraisal did not conduct, or was provided with, an independent appraisal of any of Price Legacy's underlying core real estate properties, non-core real estate properties, real estate development properties or other assets, nor did American Appraisal make any physical inspection of such properties and assets. American Appraisal's estimates of market value ranges for Price Legacy's core real estate properties are not intended to represent amounts that the properties might realize from their sale in the marketplace.

        Net Asset Value Premium.    As evidenced by market research conducted by American Appraisal, the stock market prices of common shares of the following public shopping mall REITs deemed by American Appraisal to be comparable to Price Legacy represented a premium to their estimated net asset values ranging from 32% to 44% (based on estimated current market values of their real estate and other assets).

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  Acadia Realty Trust,

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  Developers Diversified Realty Corporation,

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  Federal Realty Investment Trust,

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  Kimco Realty Corporation,

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  The Macerich Company,

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  New Plan Excel Realty Trust, Inc.,

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  Pan Pacific Retail Properties, Inc.,

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  Regency Centers Corporation, and

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  Weingarten Realty Investors.

        Applying a similar observed premium, ranging from 32% to 44%, to Price Legacy's estimated net asset value per share, on a post-split basis and assuming that 50% or more of the outstanding shares of Series A preferred stock will be exchanged for shares of common stock, that all of the shares of Series B preferred stock will be exchanged for shares of common stock, and that Price Legacy will redeem, within two years after completion of the recapitalization, all of the shares of Series A preferred stock that are outstanding as a result of the recapitalization transaction, resulted in an adjusted net asset value per share for Price Legacy ranging from approximately $15.70 to $19.25.

  Guideline Public REIT Analysis

        American Appraisal performed a guideline public REIT analysis based upon publicly available information and current equity research reports published as of January 9, 2004, and the interim financial information of Price Legacy for the year 2003 provided by Price Legacy's senior management. In performing this analysis, American Appraisal compared certain financial and operating performance information and stock market price valuation multiples of Price Legacy with the corresponding financial and operating performance information and stock market price valuation multiples of publicly traded shopping center REITs mentioned above.

        Funds from Operations.    American Appraisal analyzed, among other things, the total equity value of each of the selected public REITs as a multiple of their estimated 2003 funds from operations, or FFO. Applying the FFO multiples derived from the comparable companies information, ranging from

13.6x to 14.7x, to Price Legacy's 2003 estimated FFO the indicated implied equity value per share of Price Legacy's common stock, on a post-split basis, ranged from approximately $14.10 to $16.30. Addition of the net asset, or equity, value of Price Legacy's non-core real estate assets resulted in an indicated implied equity value per share of Price Legacy's common stock, on a post-split basis and assuming that 50% or more of the outstanding shares of Series A preferred stock will be exchanged for shares of common stock, that all of the shares of Series B preferred stock will be exchanged for shares of common stock and that Price Legacy will redeem, within two years after completion of the recapitalization, all of the shares of Series A preferred stock that are outstanding as a result of the recapitalization transaction, ranging from approximately $17.00 to $18.20.

        Dividend Yield.    American Appraisal also analyzed, among other things, current public market capitalizations and market dividend yields of the selected comparable REITs. This analysis indicated a dividend yield with a low of 3.9% and a high of 6.7%, based on current market prices and estimated dividends for 2003. A dividend yield range of 5.1% to 6.7% was applied to estimate Price Legacy's 2003 dividend. This selected dividend yield reflects the average, 5.1%, and the high, 6.7%, of the dividend yield for the selected comparable REITs. When selecting the range applied to Price Legacy, consideration was given to the prospective growth, in terms of net income and dividend growth, of Price Legacy versus the selected comparable REITs. Applying dividend yield multiples to Price Legacy's estimated 2004 dividend resulted in an estimated implied equity value range per share of Price Legacy's common stock on a post-split basis, ranging from approximately $16.50 to $22.52. Addition of the net asset, or equity, value of Price Legacy's non-core real estate assets resulted in an indicated implied equity value per share of Price Legacy's common stock, on a post-split basis ranging from approximately $19.30 to $24.50, which assumes that 50% or more of the outstanding shares of Series A preferred stock will be exchanged for shares of common stock, that all of the shares of Series B preferred stock will be exchanged for shares of common stock and that Price Legacy will redeem, within two years after completion of the recapitalization, all of the shares of Series A preferred stock that are outstanding as a result of the recapitalization transaction.

        The ranges of value for Price Legacy's common stock determined by American Appraisal using the analyses described above represent estimates of the market value of the Price Legacy common stock as of the date of American Appraisal's opinion on a reverse-split basis and assumes that 50% or more of the outstanding shares of Series A preferred stock will be exchanged for shares of common stock, that all of the shares of Series B preferred stock will be exchanged for shares of common stock and that Price Legacy will redeem, within two years after completion of the recapitalization, all of the shares of Series A preferred stock that are outstanding as a result of the recapitalization transaction.

        Based on the foregoing analysis of (i) the public stock market prices of Price Legacy's Series A preferred stock and common stock, (ii) the estimated net asset value of Price Legacy and (iii) the funds from operations and dividend yield analysis of the guideline public REITs and assuming the completion of the proposed recapitalization under the above stated assumptions, American Appraisal concluded that the value of a share of common stock exchanged for a share of Series A preferred stock following the recapitalization is indicated to exceed the recent public stock market price per share of the Series A preferred stock and that the current yield generated by the Series 1 preferred stock appears reasonable when compared to similar preferred stock issued by REITs in Price Legacy's industry sector. In addition, the Series 1 preferred stockholders stand to gain an additional $1.00 per share over the Series A preferred stock if and when a redemption occurs.

  Other Considerations

        In addition to the foregoing analyses, American Appraisal considered certain other factors relevant to the fairness of the recapitalization to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy, summarized as follows:

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  Market Capitalization Appreciation—The post-recapitalization capitalization structure of Price Legacy will provide added transparency to Price Legacy's underlying current and future asset value and to its market capitalization appreciation potential that will benefit Price Legacy's common stockholders;

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  Common Stock Liquidity—The post-recapitalization distribution of Price Legacy's common stock will provide more public stock market liquidity to Price Legacy's common stockholders;

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  Security Analyst and Investor Interest—The capitalization structure and common stock market liquidity of Price Legacy after the recapitalization will likely attract increased security analyst coverage of, and greater individual and institutional investor participation in, Price Legacy's common stock; and

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  Enhanced Board Representation—The composition of Price Legacy's board of directors following the recapitalization will provide enhanced board of director representation for the common stockholders.

        Price Legacy selected American Appraisal as its financial advisor in connection with the recapitalization based upon American Appraisal's reputation, expertise, and familiarity with Price Legacy and its business. American Appraisal is the nation's largest independent valuation consulting company. With 23 offices across the United States and 27 internationally, American Appraisal serves the valuation requirements of its clients worldwide. American Appraisal's expertise extends from the valuation of business enterprises to the appraisal of an entity's underlying real and personal property assets for purposes of sale/purchase, ESOPs, estate planning, buy-sell agreements, gifting, and tax reporting, among a variety of other requirements.

        American Appraisal was retained to act as financial advisor to Price Legacy in connection with the recapitalization and will receive a flat fee for its services. Price Legacy has agreed to indemnify American Appraisal for certain liabilities arising out of its engagement. American Appraisal has, in the past, provided financial advisory to Price Legacy or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of these services. None of the fees paid to American Appraisal in connection with its fairness opinion are contingent on the completion of the recapitalization. Except as may be required by law, unaffiliated stockholders will not be granted access to Price Legacy's or American Appraisal's corporate files in connection with the recapitalization transaction. In addition, unaffiliated stockholders will not be able to obtain separate counsel or appraisal services at the expense of Price Legacy.

Interests of Price Legacy's Executive Officers, Directors and Affiliated Parties in the Transaction

        In considering the recommendation of Price Legacy's board of directors, you should be aware that some of Price Legacy's executive officers, directors and affiliated parties have interests in the recapitalization transaction that may be different from, or in addition to, yours. A summary of these different or additional interests is provided below. Each member of Price Legacy's board of directors was aware of these different or additional interests and considered them, among other matters, in determining that the recapitalization transaction is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders and is advisable, and in recommending that Price Legacy's stockholders vote in favor of the recapitalization transaction. Other than the recommendation of Price Legacy's board of directors, no executive officer, director or affiliate of Price Legacy has made any recommendation either in support of or opposed to the recapitalization transaction.

  Interests of the Price Entities and the Price Managers

        As of January 5, 2004, the Price Entities and the Price Managers, including Sol Price, Robert E. Price, Jack McGrory, Chairman, President and Chief Executive Officer of Price Legacy, and James F. Cahill and Murray Galinson, each a director of Price Legacy elected by the holders of Series A preferred stock, held an aggregate of 12,215,660 shares of Series A preferred stock, 2,062,257 shares of Series B preferred stock and 6,461,541 shares of common stock, which represented approximately 44.5% of the outstanding Series A preferred stock, 8.5% of the outstanding Series B preferred stock, 19.3% of the outstanding common stock and 15.8% of the total combined voting power of Price Legacy. The Price Group also held warrants to purchase an additional 233,679 shares of common stock.

        Price Legacy has been advised that the Price Entities and the Price Managers intend to vote all of their shares of Price Legacy stock in favor of the recapitalization transaction and to tender all of their shares of Series A preferred stock for common stock in the exchange offer. Because of their voting control, the Price Entities and 520 Group can cause the approval of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter without the affirmative vote of any other stockholder of Price Legacy.

        Immediately following the recapitalization transaction, the Price Entities and the Price Managers will hold an aggregate of approximately 15.2 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split) and no shares of Series A preferred stock, Series B preferred stock or Series 1 preferred stock. Assuming all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for shares of common stock, the shares of common stock held by these parties will represent approximately 33.0% of the outstanding common stock and total combined voting power of Price Legacy. Assuming 50% of the outstanding shares of Series A preferred stock are exchanged for shares of common stock, 50% of the outstanding shares of Series A preferred stock are exchanged for shares of Series 1 preferred stock and all outstanding shares of Series B preferred stock are exchanged for shares of common stock, the shares of common stock held by these parties will represent approximately 48.0% of the outstanding common stock and total combined voting power of Price Legacy. In addition, The Price Group will continue to hold warrants to purchase a total of approximately 58,419 shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split).

  Interests of the Directors Elected by the Warburg Pincus Entities

        On January 5, 2004, the sale by the Warburg Pincus Entities to 520 Group of all of the securities of Price Legacy held by the Warburg Pincus Entities was completed. Effective upon the completion of the sale, the Warburg Pincus Entities' right to separately elect directors to Price Legacy's board of directors terminated, and Reuben S. Leibowitz and Melvin L. Keating, the directors elected by the Warburg Pincus Entities, resigned from the board of directors. Prior to the sale, Mr. Leibowitz beneficially owned an aggregate of 5,000,000 shares of common stock and 22,062,951 shares of Series B preferred stock, which included the shares held by the Warburg Pincus Entities and represented approximately 14.4% of the outstanding common stock, 91.5% of the outstanding Series B preferred stock and 43.9% of the total combined voting power of Price Legacy. In addition, Mr. Leibowitz beneficially owned options and warrants to purchase 2,520,000 shares of common stock, and Mr. Keating owned options to purchase 20,000 shares of common stock. Immediately following the sale, Messrs. Leibowitz and Keating each owned options to purchase 20,000 shares of common stock. The 520 Group has agreed to exchange all of the Series B preferred stock it purchased from the Warburg Pincus Entities for common stock in the Series B exchange transactions.

  Interests of the Executive Officers

        As of January 5, 2004, Price Legacy's executive officers, excluding Jack McGrory, held an aggregate of 32,800 shares of common stock and no shares of Series A preferred stock or Series B preferred stock. In addition, these executive officers held options to purchase an aggregate of 236,875 shares of common stock.

        Effective as of October 15, 2003, Gary B. Sabin, Richard B. Muir, Graham R. Bullick and S. Eric Ottesen resigned as executive officers of Price Legacy. Effective January 2, 2004, James Nakagawa resigned as Chief Financial Officer of Price Legacy. At the time of their resignations, these former executive officers held an aggregate of 155,197 shares of common stock and 1,866 shares of Series A preferred stock, which represented approximately 0.4% of the outstanding common stock, 0.0% of the outstanding Series A preferred stock and 0.3% of the total combined voting power of Price Legacy. In addition, these former executive officers held options to purchase an aggregate of 2,262,541 shares of common stock. None of these former executive officers have indicated that they intend to tender their shares of Series A preferred stock in the exchange offer.

        Immediately following the recapitalization transaction, assuming all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for shares of common stock, the shares of common stock held by these current and former executive officers will represent approximately 0.1% of the outstanding common stock and total combined voting power of Price Legacy. In addition, these current and former executive officers will collectively hold options to purchase a total of approximately 572,885 shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split).

        The following table sets forth the beneficial ownership as of January 5, 2004 of common stock, Series A preferred stock and Series B preferred stock immediately prior to the recapitalization transaction and common stock, Series A preferred stock and Series 1 preferred stock immediately following the recapitalization by each person who has been an executive officer or director of Price Legacy at any time since January 1, 2003, in each case assuming all of the Series A preferred stock and Series B preferred stock held by such person is exchanged for common stock in the recapitalization transaction and giving effect to the proposed 1-for-4 reverse stock split:

	Before the Recapitalization			After the Recapitalization
Name	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Series A Preferred Stock	Series 1 Preferred Stock
Current Officers & Directors
Jack McGrory	6,713,555	4,201,896	2,062,257	6,807,012	—	—
James F. Cahill	6,704,554	4,396,210	2,062,257	7,008,792	—	—
Murray Galinson	6,704,554	4,329,188	2,062,257	6,938,419	—	—
Keene Wolcott	70,000	—	—	17,500	—	—
Robert M Siordia	—	—	—	—	—	—
Jeffrey R. Fisher	—	—	—	—	—	—
Former Officers & Directors
Gary B. Sabin	792,475	1,466	—	199,657	—	—
Richard B. Muir	845,670	—	—	211,417	—	—
Graham R. Bullick, Ph.D.	339,257	—	—	84,814	—	—
S. Eric Ottesen	330,449	—	—	82,612	—	—
Mark T. Burton	269,715	—	—	67,428	—	—
James Y. Nakagawa	109,887	400	—	27,891	—	—
Reuben S. Leibowitz	20,000	—	—	5,000	—	—
Melvin L. Keating	20,000	—	—	5,000	—	—

        None of Price Legacy's former directors or officers have indicated that they intend to tender any shares of Series A preferred stock for common stock in the exchange offer. For a more complete description of the beneficial ownership of shares of Price Legacy's capital stock, see "Security Ownership of Certain Beneficial Owners and Management."

Position of the Price Entities and Affiliated Parties as to the Fairness of the Transaction

        Each of the Price Entities and the Price Managers has reviewed the terms and conditions of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. In evaluating these transactions, each of the Price Entities and the Price Managers considered and relied upon the same factors that were relied upon by Price Legacy's board of directors, which are described above under "—Price Legacy's Reasons for the Transaction" and "—Negative Factors Considered by Price Legacy's Board of Directors," including the fact that Price Legacy's board of directors received an opinion of American Appraisal relating to the fairness, from a financial point of view, to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders of the recapitalization transaction, which is described above under "—Opinion of Price Legacy's Financial Advisor."

        The Price Entities and the Price Managers employed the same analysis as the Price Legacy board of directors employed in evaluating both the substantive and procedural fairness of the transactions and have adopted the conclusions of Price Legacy's board of directors, and each of the Price Entities and the Price Managers believes that the recapitalization transaction, including each of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter, is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders. These beliefs should not, however, be construed as a recommendation to the stockholders of Price Legacy to tender their shares pursuant to the exchange offer, or to approve the exchange offer, the Series B exchange transactions or the amendments to Price Legacy's charter, and the Price Entities and the Price Managers do not make any recommendation as to how stockholders of Price Legacy should vote their shares or whether any holders of Series A preferred stock should tender their shares of Series A preferred stock.

        The Price Entities and the Price Managers are directors, officers or affiliates of Price Legacy and have an interest in the recapitalization transaction. None of the Price Entities or the Price Managers has assigned specific relative weights to the factors considered in reaching a decision as to fairness.

        No provision has been made by Price Legacy or any of the Price Entities or the Price Managers to grant unaffiliated stockholders access to their files or to obtain counsel or appraisal services at the expense of Price Legacy or any of the Price Entities or the Price Managers.

Effect of the Transaction

        The following provides a description of the effects of the recapitalization transaction on Price Legacy's board of directors and affiliated and unaffiliated holders of common stock, Series A preferred stock and Series B preferred stock. Except as described above under "—Interests of Price Legacy's Executive Officers, Directors and Affiliated Parties in the Transaction," the interests of Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders are the same as those of its Series A preferred stockholders and common stockholders who are affiliated with Price Legacy.

  Board of Directors

        If the recapitalization transaction is approved and consummated:

  •
  the holders of common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer), but not the holders of Series 1 preferred stock, voting together as a single class, will be entitled to elect all of Price Legacy's directors at the first annual meeting following the recapitalization and at each succeeding annual meeting of stockholders, with each share of common stock entitled to one vote and each share of Series A preferred stock entitled to one-tenth (1/10th) of one vote,

  •
  neither the Series A preferred stockholders nor the Series B preferred stockholders will be entitled to vote separately to elect any directors to Price Legacy's board of directors (except that the Series A preferred stock will be entitled separately to elect two additional directors whenever distributions on the Series A preferred stock are in arrears for six or more quarterly periods), and

  •
  the directors in office at the time of the recapitalization will remain in office until the next annual meeting of stockholders and until their successors are duly elected and qualify.

  Common Stock and Reverse Stock Split

        General.    Following the recapitalization, Price Legacy's common stock will remain outstanding. The principal effect of the reverse stock split will be to decrease the number of outstanding shares of common stock. As a result of the reverse stock split, each holder of four shares of common stock immediately prior to the effectiveness of the reverse stock split will become the holder of one share of common stock after the effectiveness of the reverse stock split.

        Based on approximately 34.8 million shares of common stock outstanding on January 5, 2004, the shares of common stock outstanding prior to the completion of the recapitalization will be converted into an aggregate of approximately 8.7 million shares of common stock, without giving effect to the exchange offer and Series B exchange transactions. If all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for shares of common stock, Price Legacy will issue an additional approximately 37.3 million shares of common stock, increasing the number of outstanding shares of common stock to approximately 46.0 million shares immediately following the reverse stock split.

        The common stock is currently registered under the Securities Exchange Act of 1934, as amended, and Price Legacy is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the common stock under the Exchange Act or the listing of the common stock on the American Stock Exchange, or AMEX.

        In connection with the recapitalization transaction, Price Legacy intends to seek to list the common stock on the NYSE. However, there can be no assurance that the common stock will meet such listing requirements, or that Price Legacy's efforts to list the common stock on the NYSE will be successful. If not successful, Price Legacy expects that the common stock will continue to be listed on the AMEX following the recapitalization transaction.

        Proportionate voting rights and other rights of the holders of common stock relative to other holders of common stock will not be affected by the reverse stock split, other than as a result of the elimination of fractional shares as described below (for example, a holder of 2.0% of the voting power of the common stock immediately prior to the reverse stock split will generally continue to hold 2.0% of the voting power of the outstanding common stock following the reverse stock split). However, the holders of common stock will have their percentage ownership of the total outstanding common stock diluted by the shares of common stock issued in the exchange offer and the Series B exchange transactions. In addition, the holders of common stock will have their per share voting power reduced relative to the holders of Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer) because the proposed reverse stock split will reduce the number of outstanding shares of common stock, but will not affect the number of outstanding shares of Series A preferred stock.

        Accounting Effects.    The reverse stock split will not affect Price Legacy's results of operations. Because the number of outstanding shares of common stock will be reduced, the per share net income and net book value of common stock will be increased as a result of the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split. The par value of the common stock will increase from $.0001 to $.0004 per share.

        Effect on Ownership.    If the reverse stock split is effected, the number of shares of common stock held by each holder of common stock will be reduced by dividing the number of shares held immediately prior to the reverse stock split by four. Price Legacy will pay cash instead of issuing fractional shares.

        If approved and implemented, the reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. The board of directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

        Effect on Stock Option Plans.    As of January 5, 2004, there were outstanding options to purchase 3,139,838 shares of common stock granted by Price Legacy and its predecessors. All of the outstanding options to purchase common stock under Price Legacy's 2001 Stock Option Plan and Incentive Plan, as amended, or 2001 option plan, include provisions for adjustments on the number of shares covered thereby, as well as the exercise price thereof. If the reverse stock split is implemented, each outstanding and unexercised option to purchase shares of common stock would automatically be converted into an economically equivalent option following the reverse stock split by decreasing the number of shares underlying the option and increasing the exercise price appropriately. If the reverse stock split is approved and effected, there would be reserved for future issuance upon exercise of all outstanding options a total of approximately 784,959 shares of common stock. Each of the outstanding options would thus evidence the right to purchase twenty-five percent (25%) of the shares of common stock previously covered thereby, and the exercise price per share would be four times the previous exercise price. In addition, the number of shares of common stock which remain available for issuance under the 2001 option plan will be reduced by the same ratio as the reverse stock split.

        Effect on Warrants.    As of January 5, 2004, Price Legacy had outstanding warrants currently exercisable into an aggregate of 2,733,679 shares of its common stock at an exercise price of $8.25 per share. These warrants include provisions for adjustments of the number of shares issuable following a reverse stock split, as well as the exercise price. If the reverse stock split is approved and effected, a total of approximately 683,419 shares of common stock will be issuable upon the exercise of these warrants at an exercise price of $33.00 per share.

        Changes in Stockholders' Equity.    The following table illustrates the principal effects of the reverse stock split discussed in the preceding paragraphs. As a result of the reverse stock split, there would be a reduction in the number of shares of common stock issued and outstanding. The table assumes that all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for common stock prior to the reverse stock split, and that 185,576,000 shares of common stock are issued and outstanding immediately prior to the reverse stock split.

	Number of Shares of Common Stock
	Prior to reverse stock split	After reverse stock split
	(in thousands)
Authorized Shares of Common Stock	150,000	150,000
Outstanding Shares of Common Stock	185,576	46,394
Shares of Common Stock reserved for issuance under the 2001 option plan	3,300	825
Shares of common stock reserved for issuance under outstanding warrants	2,734	683

Available for future issuance by action of the board (after giving effect to the reservations above)	(4,161)	102,098

  Series A Preferred Stock

        Following the recapitalization, Price Legacy's Series A preferred stock will remain outstanding and will have the same rights and preferences as prior to the recapitalization, except that the Series A preferred stockholders, voting separately as a class, will no longer be entitled to elect four directors to Price Legacy's board. The Series A preferred stock will continue to be redeemable by Price Legacy at a price per share of $16.00, together with any accrued but unpaid dividends. Price Legacy intends, subject to the availability of requisite financing, to redeem any shares of Series A preferred stock that remain outstanding following the exchange offer. Thus, shares of Series A preferred stock not tendered in the exchange offer are expected to be redeemed after the recapitalization transaction, thereby eliminating the Series A preferred stock in its entirety.

        The exchange offer is expected to close as soon as practicable following the special meeting. The Series A preferred stockholders will receive, at the election of the holder, either 4.2 shares of common stock (or 1.05 shares of common stock after giving effect to the proposed 1-for-4 reverse stock split) or one share of Series 1 preferred stock for each share of Series A preferred stock tendered and accepted for exchange in the exchange offer.

        Series A preferred stockholders who tender their shares in the exchange offer will be deemed holders of common stock or Series 1 preferred stock, as applicable, and cease to be holders of Series A preferred stock as of the completion of the exchange offer. Tendering Series A preferred stockholders will not receive any distribution payment on their Series A preferred stock for the shortened distribution period from                        to the date of exchange. Those who elect to receive Series 1 preferred stock will be entitled to receive a distribution payment at the rate of $0.29 per quarter with respect to their Series 1 preferred stock, prorated to reflect the partial distribution period from the date of exchange to                        , on the payment date for the first full Series 1 distribution period following completion of the exchange offer, which is scheduled to occur on                        . The first Series 1 distribution payment following completion of the exchange offer, which is scheduled to be paid on                         , will include both the partial payment described above and the full payment for the distribution period from                        to                         . Those who elect to receive common stock will be entitled to receive distributions on their common stock if, as and when authorized and declared by Price Legacy's board of directors out of assets legally available for the payment of distributions. Price Legacy expects that quarterly distributions on the common stock will commence following the completion of the recapitalization transaction, although there can be no assurances as to the declaration, or payment, of such distributions.

        Shares of Series A preferred stock acquired in the exchange offer will be cancelled and returned to the status of authorized but unissued Series A preferred stock.

        Price Legacy's exchange of shares under the exchange offer is likely to significantly reduce the number of shares of Series A preferred stock that might otherwise trade publicly, the number of Series A preferred stockholders, and the liquidity of and, consequently, the market price for the Series A preferred stock. Depending on the number of shares of Series A preferred stock exchanged in the exchange offer, the Series A preferred stock may not continue to meet the listing requirements of the Nasdaq National Market. Although Price Legacy does not plan to apply to delist the Series A preferred stock, if the Series A preferred stock fails to meet such listing requirements, Price Legacy does not intend to contest a delisting or to seek to list the shares on another trading market and cannot assure you that an active trading market for the Series A preferred stock will continue to exist. In addition, as described above, Price Legacy intends to redeem any shares of Series A preferred stock that remain outstanding following the exchange offer.

        The Series A preferred stock and the common stock are registered under the Exchange Act, which requires, among other things, that Price Legacy furnish certain information to its stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of its stockholders. The exchange of the Series A preferred stock in the exchange offer may result in deregistration of the Series A preferred stock under the Exchange Act if the number of record holders is reduced below the point where Price Legacy could terminate registration of the Series A preferred stock under the Exchange Act, or if Price Legacy redeems the shares of Series A preferred stock that remain outstanding following the exchange offer. However, since Price Legacy's common stock would continue to be registered under the Exchange Act, Price Legacy would remain subject to the information and proxy rules described above and other Exchange Act requirements with respect to its common stock.

        Shares of Series A preferred stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Price Legacy believes that, following the exchange offer, the shares of Series A preferred stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations so long as they remain listed on Nasdaq. If, however, shares of Series A preferred stock are delisted from Nasdaq, they will cease to be "margin securities."

  Series B Preferred Stock

        Following the recapitalization, Price Legacy's Series B preferred stock will be retired and Price Legacy's authorization to issue Series B preferred stock will be eliminated from Price Legacy's charter.

        The Series B preferred stockholders will receive, in exchange for their Series B preferred stock, an aggregate of approximately 8.5 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split).

  Series 1 Preferred Stock

        If 50% of the outstanding shares of Series A preferred stock are exchanged for shares of Series 1 preferred stock, Price Legacy will issue approximately 13.7 million shares of Series 1 preferred stock. The Series 1 preferred stock is not currently listed, and Price Legacy has not applied to list the Series 1 preferred stock on a national securities exchange, automated quotation system or other established trading market. Following the completion of the recapitalization, Price Legacy expects to apply for listing of the Series 1 preferred stock, and to determine the trading market, based on the number of holders and shares of Series 1 preferred stock then outstanding. If the Series 1 preferred stock meets its initial listing requirements, Price Legacy intends to seek to list the Series 1 preferred stock on the NYSE. However, there can be no assurance that the Series 1 preferred stock will meet such listing requirements, or that Price Legacy's efforts to list the Series 1 preferred stock on the NYSE will be successful. If not successful, Price Legacy does not intend to seek to list the shares on another trading market and cannot assure you that an active trading market for the Series 1 preferred stock will exist.

        Dividends on Series 1 preferred stock issued in the exchange offer will begin accruing on the first day following completion of the exchange offer. However, dividends for the partial distribution period immediately following the exchange offer will not be paid until the distribution payment date for the Series 1 preferred stock's first full distribution period following completion of the exchange offer, which is scheduled to occur on                        .

RISK FACTORS

        In considering whether to tender your Series A preferred stock in the exchange offer, you should carefully consider the following risk factors, in addition to the other information contained in this offering circular.

Risks Relating to the Exchange Offer

The reduced trading market for the Series A preferred stock not tendered in the exchange offer could adversely affect the market price of the Series A preferred stock.

        The current volume of trading in the Series A preferred stock is relatively low, and is significantly lower than the volume of trading in the common stock. If shares of Series A preferred stock are tendered and accepted for exchange in the exchange offer, the trading market will be further reduced for any remaining Series A preferred stock and may cease altogether. A security with a smaller number of shares outstanding and available for trading may command a lower price than would a comparable security with a greater public float. Accordingly, the market price of any Series A preferred stock not tendered in the exchange offer could be adversely affected. The reduced public float also could cause the market price of the Series A preferred stock to become more volatile.

        In addition, depending on the number of shares exchanged, the Series A preferred stock may not continue to meet the listing requirements of the Nasdaq National Market. If the Series A preferred stock fails to meet such listing requirements, Price Legacy does not intend to contest a delisting or to seek to list the shares on another trading market and cannot assure you that an active trading market for the Series A preferred stock will continue to exist. As a result, the exchange offer may adversely affect the liquidity of and, consequently, the market price for the shares of Series A preferred stock, if any, that remain outstanding after completion of the exchange offer

The holders of Series A preferred stock will lose the right to separately elect directors to Price Legacy's board.

        Currently, the holders of Series A preferred stock are entitled to separately elect four directors to Price Legacy's board. In accordance with Price Legacy's charter, Price Legacy's board intends to unanimously vote to terminate this right upon the completion of the recapitalization transaction. Following the recapitalization:

  •
  the holders of common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer), but not the holders of Series 1 preferred stock, voting together as a single class, will be entitled to elect all of Price Legacy's directors, with each share of common stock entitled to one vote and each share of Series A preferred stock entitled to one-tenth (1/10th) of one vote, and

  •
  neither the Series A preferred stockholders nor the Series B preferred stockholders will be entitled to vote separately to elect any directors to Price Legacy's board of directors, except that the Series A preferred stock will be entitled separately to elect two additional directors whenever distributions on the Series A preferred stock are in arrears for six or more quarterly periods.

        As a result, the ability of the Series A preferred stockholders to nominate and elect directors to Price Legacy's board will be significantly reduced.

The holders of Series A preferred stock will receive 4.2 shares of common stock or one share of Series 1 preferred stock for each share of Series A preferred stock tendered despite changes in the market value of the Series A preferred stock, common stock or Series 1 preferred stock.

        Each share of Series A preferred stock tendered will be exchanged for, at your election, either 4.2 shares of common stock (or 1.05 shares of common stock after giving effect to the proposed 1-for-4 reverse stock split) or one share of Series 1 preferred stock in the exchange offer. These exchange ratios are fixed and will not be adjusted for changes in the market price of the Series A preferred stock, common stock or Series 1 preferred stock.

        Consequently, the specific dollar value of the common stock and Series 1 preferred stock to be received by Series A preferred stockholders will depend on the market value of the common stock and Series 1 preferred stock at the date of exchange and may decrease from the date that you tender your Series A preferred stock. You are urged to obtain recent market quotations for the Series A preferred stock and common stock. Price Legacy cannot predict or give any assurances as to the market price of the common stock and Series 1 preferred stock at any time before or after the exchange offer.

The market price of the Series A preferred stock, common stock and Series 1 preferred stock may decline as a result of the recapitalization transaction.

        The market price of the Series A preferred stock, common stock and Series 1 preferred stock may decline as a result of the recapitalization transaction for a number of reasons, including if:

  •
  the recapitalization is not completed in a timely and efficient manner,

  •
  Price Legacy does not achieve the perceived benefits of the recapitalization as rapidly or to the extent anticipated,

  •
  the effect of the recapitalization on Price Legacy's stock performance is not consistent with Price Legacy's expectations, or

  •
  significant stockholders of Price Legacy decide to dispose of their shares following the recapitalization.

After the exchange offer, there may be a limited market for the Series 1 preferred stock.

        There is currently no active trading market for the Series 1 preferred stock. If the Series 1 preferred stock meets its initial listing requirements, Price Legacy intends to seek to list the Series 1 preferred stock on the NYSE. However, Price Legacy cannot assure you that the Series 1 preferred stock will meet such listing requirements, that Price Legacy's efforts to list the Series 1 preferred stock will be successful or that a liquid trading market will develop for the Series 1 preferred stock. In addition, depending on the number of shares of Series 1 preferred stock issued in the exchange offer, if a trading market does develop, trading in the Series 1 preferred stock may be thin and the liquidity of a tendering stockholder's investment in Price Legacy may be reduced.

Directors of Price Legacy have conflicts of interest in the recapitalization transaction and in recommending that you tender your shares of Series A preferred stock in the exchange offer.

        A number of directors of Price Legacy have interests in the exchange offer that may be different from, or in addition to, yours. As of January 5, 2004, Price Legacy's directors, including Jack McGrory, Chairman, President and Chief Executive Officer of Price Legacy, and James F. Cahill and Murray Galinson, each a director of Price Legacy elected by the holders of Series A preferred stock, held an aggregate of 376,788 shares of Series A preferred stock, no shares of Series B preferred stock and 50,000 shares of common stock. The shares held by Price Legacy's directors represented approximately 1.4% of the outstanding Series A preferred stock, 0.0% of the outstanding Series B preferred stock, 0.1% of the outstanding common stock and 0.2% of the total combined voting power of Price Legacy. In addition, Messrs. McGrory, Cahill and Galinson are affiliated with some of the Price Entities, through their positions as co-managers of The Price Group and directors of The Price Family Charitable Fund and San Diego Revitalization Corp., which collectively held 11,713,780 shares of Series A preferred stock, 2,062,257 shares of Series B preferred stock and 6,450,875 shares of common stock, representing approximately 42.7% of the outstanding Series A preferred stock, 8.5% of the outstanding Series B preferred stock, 19.1% of the outstanding common stock and 15.7% of the total combined voting power of Price Legacy. The Price Group also held warrants to purchase an additional 233,679 shares of common stock.

        Price Legacy has been advised that the Price Entities intend to vote all of their shares of Price Legacy stock in favor of the recapitalization transaction and to tender all of their shares of Series A preferred stock for common stock in the exchange offer, and Messrs. McGrory, Cahill and Galinson have indicated that they intend to tender all of their shares of Series A preferred stock for common stock in the exchange offer. Because of their voting control, the Price Entities and 520 Group can cause the approval of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter without the affirmative vote of any other stockholder of Price Legacy.

        Immediately following the recapitalization transaction, the Price Entities and the Price Managers will hold an aggregate of approximately 15.2 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split) and no shares of Series A preferred stock, Series B preferred stock or Series 1 preferred stock. Assuming all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for shares of common stock, the shares of common stock held by Price Legacy's directors and their affiliates will represent approximately 33.0% of the outstanding common stock and total combined voting power of Price Legacy. Assuming 50% of the outstanding shares of Series A preferred stock are exchanged for shares of common stock, 50% of the outstanding shares of Series A preferred stock are exchanged for shares of Series 1 preferred stock and all outstanding shares of Series B preferred stock are exchanged for shares of common stock, the shares of common stock held by these parties will represent approximately 48.0% of the outstanding common stock and total combined voting power of Price Legacy. In addition, The Price Group will continue to hold warrants to purchase a total of approximately 58,419 shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split).

        Other than as described above and payments made to directors in their capacities as such, no payments or benefits will be paid to Price Legacy's directors as a result of the recapitalization.

The exchange ratios were determined by comparing the terms of the common stock and Series 1 preferred stock to be issued in exchange for the Series A preferred stock, and management did not obtain third party appraisals in estimating these values.

        The exchange ratios were determined by comparing the terms of the common stock and Series 1 preferred stock to be issued in exchange for the Series A preferred stock, as estimated by Price Legacy's management and board of directors without third party appraisals. Although Price Legacy's board of directors had a conflict of interest in estimating these values, they did not obtain third party appraisals or, other than the retention of American Appraisal, separate representation for any unaffiliated stockholders. Accordingly, the exchange ratios only reflect the estimates of Price Legacy's management and board of directors, and may not account for the value of either the Series A preferred stock, common stock or Series 1 preferred stock, as determined by any other person.

The opinion obtained by Price Legacy from its financial advisor will not reflect changes in circumstances prior to the completion of the recapitalization transaction.

        American Appraisal delivered to Price Legacy's board of directors a written opinion, dated January 12, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the terms and conditions of the recapitalization transaction were fair, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy. The opinion does not reflect changes that may occur or may have occurred after January 12, 2004, including changes in the market prices of the Series A preferred stock or common stock. Any such changes, or other factors on which the opinion is based, may alter the relative value of the Series A preferred stock, Series 1 preferred stock and common stock. Because Price Legacy does not plan to ask American Appraisal to update its opinion, American Appraisal's opinion may not accurately address the fairness of the exchange ratios in the exchange offer, from a financial point of view, to the unaffiliated Series A preferred stockholders and unaffiliated common stockholders of Price Legacy at the time the recapitalization transaction is completed.

The holders of Series 1 preferred stock will be entitled to a smaller dividend payment and reduced voting rights in comparison to the holders of Series A preferred stock.

        Each share of Series A preferred stock accrues dividends cumulatively payable in cash in an amount per share equal to $1.40 per annum, whereas each share of Series 1 preferred stock will accrue dividends cumulatively payable in cash in an amount per share equal to $1.16 per annum. Following the completion of the recapitalization, the holders of Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer) will be entitled to vote with the holders of common stock, on the basis of 1/10 of one vote per share, on all matters on which the holders of common stock are entitled to vote, including with respect to the election of all of Price Legacy's directors, whereas the holders of Series 1 preferred stock will not have any voting rights with the holders of common stock or otherwise. Accordingly, although the terms of the Series 1 preferred stock and Series A preferred stock are similar, the holders of Series 1 preferred stock will be entitled to a smaller dividend payment and reduced voting rights in comparison to the holders of Series A preferred stock.

The common stock does not have the preferential rights or protective provisions of the Series A preferred stock or Series 1 preferred stock, and the Series 1 preferred stock does not have the protective provisions of the Series A preferred stock.

        The holders of Series A preferred stock and Series 1 preferred stock will be entitled to receive dividends and other distributions, including upon a dissolution or liquidation of Price Legacy, before any payments or distributions may be made to the holders of common stock. In addition, Price Legacy's charter will have protective provisions requiring approval of two-thirds of the Series A preferred stock, voting separately as a class, to create any class of stock senior to the Series A preferred stock or to amend Price Legacy's charter to materially and adversely affect the rights of the Series A preferred stock. Price Legacy's charter will not contain any preferential rights or protective provisions relating to the common stock or any protective provisions relating to the Series 1 preferred stock. Accordingly, the holders of Series A preferred stock will be foregoing important rights by tendering their shares of Series A preferred stock in exchange for common stock or Series 1 preferred stock in the exchange offer.

If the recapitalization transaction is completed, the holders of common stock will receive distributions only if Price Legacy's REIT taxable income exceeds the distributions it is required to pay to the holders of Series A preferred stock and Series 1 preferred stock.

        After the recapitalization transaction, the rights of the holders of common stock will be subject to the existing senior rights of any remaining holders of Series A preferred stock and to senior rights of the holders of the newly issued Series 1 preferred stock. The holders of Series 1 preferred stock will have preferential rights with respect to common stock in the case of distributions, as well as distributions upon a liquidation of, and some business combinations involving, Price Legacy.

        Accordingly, no distributions upon liquidation may be made to the holders of common stock until the holders of Series A preferred stock and Series 1 preferred stock have been paid their respective liquidation preferences. As a result, it is possible that, upon liquidation, all amounts available for the holders of Price Legacy capital stock would be paid to the holders of Series A preferred stock and Series 1 preferred stock, with the holders of common stock receiving little or no payment at all.

        In addition, to qualify as a REIT, Price Legacy must distribute at least 90% of its REIT taxable income to its stockholders (determined without regard to the dividends paid deduction and by excluding capital gains), and will be subject to tax to the extent it distributes less than 100% of its REIT taxable income. Price Legacy is expected to distribute in excess of this minimum requirement, or approximately 100% of its REIT taxable income, to its stockholders following the recapitalization transaction. As a result, assuming 50% of the outstanding shares of Series A preferred stock are exchanged for common stock and 50% of the outstanding shares of Series A preferred stock are exchanged for Series 1 preferred stock, the holders of common stock will receive distributions only if Price Legacy is able to distribute more than $16.2 million, which is the aggregate amount of annual distributions that would be initially payable on the Series 1 preferred stock.

The recapitalization transaction will significantly dilute the ownership interest of current holders of common stock in Price Legacy.

        The recapitalization transaction will have the effect of significantly reducing the ownership interest in Price Legacy of the current holders of common stock. Immediately following the recapitalization, and assuming all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for common stock, an additional approximately 37.3 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split) will be issued and the existing holders of common stock will own approximately 18.9% of the outstanding common stock at that time. The additional shares of common stock will have a significant dilutive effect on the voting power of the current holders of common stock and could result in a decline in the market price of the common stock, particularly if preferred stockholders sell substantial portions of the common stock received in the exchange offer.

Price Legacy intends to redeem any shares of Series A preferred stock that remain outstanding following the exchange offer.

        Shares of Series A preferred stock will continue to be redeemable by Price Legacy at a price per share of $16.00, together with any accrued but unpaid dividends. Price Legacy intends, subject to the availability of requisite financing, to redeem any shares of Series A preferred stock that remain outstanding following the recapitalization. Thus, shares of Series A preferred stock not tendered in the exchange offer are expected to be redeemed after the recapitalization transaction, thereby eliminating the Series A preferred stock in its entirety. If you choose not to tender your shares in the exchange offer and Price Legacy redeems any outstanding shares of Series A preferred stock, holders whose shares are redeemed will not be entitled to receive any capital stock of Price Legacy in exchange for their shares of Series A preferred stock, will lose the right to receive any future dividends on their shares of Series A preferred stock and will receive a redemption payment that may not exceed the market price of the Series A preferred stock at the time of redemption.

Tendering Series A preferred stockholders would recognize taxable gain, but not loss, if the Series 1 preferred stock received in the exchange offer is "nonqualified preferred stock."

        Even if the exchange of Series A preferred stock for Series 1 preferred stock is treated as a qualified tax-free recapitalization, tendering Series A preferred stockholders would recognize gain, but not loss, as a result of the exchange if the Series 1 preferred stock received in the exchange offer is "nonqualified preferred stock." For a discussion of nonqualified preferred stock considerations relevant to the exchange of Series A preferred stock for Series 1 preferred stock, see "Material Federal Income Tax Considerations Related to the Exchange Offer—Exchange of Series A Preferred Stock for Series 1 Preferred Stock."

If the Series 1 preferred stock received by tendering Series A preferred stockholders is "Section 306 Stock," gain recognized on some dispositions of Series 1 preferred stock would be treated as dividend income, as opposed to capital gain, the treatment of which could be less favorable from a tax standpoint to a holder of Series 1 preferred stock depending upon the holder's circumstances.

        The Series 1 preferred stock received by tendering Series A preferred stockholders in exchange for their Series A preferred stock may be treated as "Section 306 Stock." To the extent gain or loss is not recognized by a tendering Series A preferred stockholder in the exchange of their Series A preferred stock for Series 1 preferred stock, such stockholder would be treated as recognizing dividend income (instead of capital gain) on certain dispositions of the Series 1 preferred stock received in the exchange offer, and losses on such dispositions would be disallowed, if the Series 1 preferred stock is deemed to be Section 306 Stock. For a discussion of the application of Section 306 of the Code to the exchange of Series A preferred stock for Series 1 preferred stock, see "Material Federal Income Tax Considerations Related to the Exchange Offer—Section 306 of the Code."

If the Series 1 preferred stock is deemed to have been issued with a redemption premium under Section 305 of the Code, the holder of the Series 1 preferred stock would be required to include the redemption premium as taxable income ratably over the period the stock is outstanding.

        If the redemption price of the Series 1 preferred stock exceeds the issue price of the Series 1 preferred stock by more than a de minimis amount, the excess may be considered "redemption premium" that has to be taken into account by the holder of the Series 1 preferred stock on an economic accrual basis over the period that the stock is outstanding. In that event, the holder of the preferred stock could be required to recognize ordinary income in excess of actual cash distributions to it during any given taxable year. For a discussion of the application of Section 305 of the Code to the exchange offer, see "Material Federal Income Tax Considerations Related to the Exchange Offer—Section 305 of the Code."

Risks Relating to the Business and Operations of Price Legacy

Real property investments are subject to varying degrees of risk that may affect the performance and value of Price Legacy's properties.

        Price Legacy's revenue and the performance and value of its properties may be adversely affected by a number of factors, including:

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  changes in the national, regional and local economic climates,

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  local conditions such as an oversupply of space or a reduction in demand for similar or competing properties in the area,

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  changes in interest rates which may render the sale and/or refinancing of a property difficult or unattractive,

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  changes in consumer spending patterns,

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  the attractiveness of Price Legacy's properties to tenants,

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  competition from other available space,

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  Price Legacy's ability to provide adequate maintenance and insurance, and

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  increased operating costs.

        In addition, some significant operating expenses associated with Price Legacy's properties, such as debt payments, maintenance, tenant improvement costs and taxes, generally are not reduced when gross income from properties is reduced. If Price Legacy's properties do not generate revenue sufficient to meet operating expenses, Price Legacy may have to borrow additional amounts to cover costs, which could harm its ability to make distributions to its stockholders.

Significant competition from developers, owners and operators of real estate properties may adversely affect the success of Price Legacy's business.

        Price Legacy competes in the acquisition of real estate properties with over 200 publicly-traded REITs as well as other public and private real estate investment entities, including mortgage banks and pension funds, and other institutional investors, as well as individuals. Competition from these entities may impair Price Legacy's financial condition and materially harm its business by reducing the number of suitable investment opportunities offered to Price Legacy and increasing the bargaining power of prospective sellers of property, which often increases the price necessary to purchase a property. Many of Price Legacy's competitors in the real estate sector are significantly larger than Price Legacy and may have greater financial resources and more experienced managers. In addition, a large portion of Price Legacy's developed properties will be located in areas where competitors maintain similar properties. Price Legacy will need to compete for tenants based on rental rates, attractiveness and location of properties, as well as quality of maintenance and management services. Competition from these and other properties may impair Price Legacy's financial condition and materially harm its business by:

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  interfering with Price Legacy's ability to attract and retain tenants,

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  increasing vacancies, which lowers market rental rates and limits Price Legacy's ability to negotiate favorable rental rates, and

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  impairing Price Legacy's ability to minimize operating expenses.

Developments in the retail industry could adversely affect Price Legacy's ability to lease space in its shopping centers, which would harm Price Legacy's business.

        Price Legacy derives a substantial portion of its income from tenants in the retail industry. The market for retail space and the general economic or local conditions of the retail industry can significantly affect Price Legacy's financial performance. A number of recent developments have heightened competitive pressures in the market for retail space, including:

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  consolidation among retailers,

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  the financial distress of large retailers in some markets, including the bankruptcy of some retailers,

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  a proliferation of new retailers,

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  a growing consumer preference for value-oriented shopping alternatives, such as internet commerce, and

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  an oversupply of retail space in some areas of the country.

        As a result of these developments, many companies in the retail industry have encountered significant financial difficulties. Because Price Legacy has no control over the occurrence of these developments, Price Legacy cannot make any assurance that its business or financial results will not be adversely affected by these developments and the competitive pressures they create.

Price Legacy relies on Costco for 8.9% of its annual minimum rent revenue, and any financial difficulties faced by this or any other significant tenant may harm Price Legacy's business and impair its stock price.

        Price Legacy's financial position, results of operations and ability to make distributions to its stockholders may be adversely affected by financial difficulties experienced by any of Price Legacy's major tenants, including Costco, Home Depot, Kmart and The Sports Authority. Although failure on the part of a tenant to materially comply with the terms of a lease, including failure to pay rent, would give Price Legacy the right to terminate the lease, repossess the property and enforce the payment obligations under the lease, Price Legacy could experience substantial delays and costs in doing so.

Price Legacy may not be able to enforce the payment obligations against the defaulting tenant, find another tenant or, if another tenant were found, enter into a new lease on favorable terms. Price Legacy's largest tenant is Costco, which accounted for approximately 8.9% of Price Legacy's total annual minimum rent revenue in 2002. In addition to Price Legacy's four properties where Costco is the major tenant, Costco warehouses are adjacent to an additional nine of Price Legacy's properties. If Costco or any other major tenant chooses to terminate or not to renew its lease, Price Legacy's financial condition and business could be materially harmed.

Price Legacy may not be able to collect balances due from a tenant in bankruptcy, which may harm Price Legacy's business.

        The bankruptcy or insolvency of a significant tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. A bankruptcy filing by or relating to one of Price Legacy's tenants would bar all efforts by Price Legacy to collect pre-bankruptcy debts from that tenant or their property, unless Price Legacy receives an order permitting it to do so from the bankruptcy court. The bankruptcy of a tenant could delay Price Legacy's efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) any unexpired lease. If a tenant in bankruptcy assumes its lease with Price Legacy, the tenant must cure all defaults under the lease and provide Price Legacy with the adequate assurance of its future performance under the lease. If a lease is rejected by a tenant in bankruptcy, Price Legacy would (absent collateral securing the claim) have only a general unsecured claim for damages. Any unsecured claim Price Legacy holds may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that Price Legacy may recover substantially less than the full value of any unsecured claims it holds, if it recovers any at all, which may adversely affect Price Legacy's operating results and financial condition.

        House 2 Home, a tenant at Price Legacy's Inglewood, California property, filed for Chapter 11 bankruptcy protection in 2001 and closed its store. In addition, Kmart, Price Legacy's third largest tenant, filed for Chapter 11 bankruptcy protection in January 2002. Price Legacy had three Kmart store leases that represented approximately 2.2% of its annualized base rental income at September 30, 2003. On April 23, 2003, Kmart's plan of reorganization was approved, and on May 6, 2003, Kmart emerged from bankruptcy, affirming three of these leases and rejecting the lease at Price Legacy's Westbury, New York property effective April 30, 2003. Minimum rents for 2002 related to the Westbury, New York property lease were $2.0 million. If Price Legacy is unable to re-lease this property promptly or if any new rental rates are significantly lower than Kmart's previous rent, Price Legacy's financial condition and business could be materially harmed. In addition, there can be no assurance that Kmart will not experience further financial difficulties in the future. If Kmart or any other significant tenant of Price Legacy were to experience financial difficulties in the future, it could lead to additional bankruptcy filings and the rejection of one or more additional leases of Price Legacy, which in turn could result in a significant decrease in Price Legacy's rental revenue, funds from operations and funds available for distribution to stockholders if it is unable to re-lease promptly or if any new rental rates are significantly lower than the current rent.

Termination of a lease by Costco or another significant tenant may allow some tenants to reduce or terminate their leases.

        If Costco or another significant tenant were to terminate a lease with Price Legacy or a lease for space adjacent to one or more of Price Legacy's properties, some of Price Legacy's other tenants at these properties would have rights to reduce their rent or terminate their leases. In addition, tenants at these properties, including those with termination rights, could elect not to extend or renew their lease at the end of the lease term. If any of these events occur, Price Legacy's financial condition and business could be materially harmed.

Price Legacy's financial performance depends on regional economic conditions since many of its properties and investments are located in California, Arizona and Florida.

        Price Legacy's properties and real estate related investments include 34 properties located in three states: 16 in California, nine in Arizona and nine in Florida. With such a large number of properties and real estate related investments in these states, Price Legacy may be exposed to greater economic risks than if they were located in several geographic regions. Price Legacy's revenue from, and the value of, the properties and investments located in these states may be affected by a number of factors, including an oversupply of, or reduced demand for, real estate properties and downturns in the local economic climate caused by high unemployment, business downsizing, industry slowdowns, changing demographics and other factors. A general downturn in the economy or real estate conditions in California, Arizona or Florida could impair Price Legacy's financial condition and materially harm its business. Further, due to the relatively high cost of real estate in these states, the real estate market in these regions may be more sensitive to fluctuations in interest rates and general economic conditions than other regions of the United States. Price Legacy does not have any limitations or targets for the concentration of the geographic location of its properties and, accordingly, the risks associated with this geographic concentration will increase if Price Legacy acquires additional properties in these states.

Price Legacy's income depends on rental income from real property.

        The majority of Price Legacy's income is derived from rental income from real property. Accordingly, Price Legacy's income and funds available for distribution would be adversely affected if a significant number of its tenants were unable to meet their obligations to Price Legacy or if Price Legacy was unable to lease a significant amount of space in its properties on economically favorable lease terms. Price Legacy cannot make any assurance that any tenant whose lease expires in the future will renew its lease or that Price Legacy will be able to re-lease space on economically advantageous terms, if at all. In addition, Price Legacy's ability to lease or re-lease vacant space will be affected by many factors, including the existence of covenants typically found in shopping center tenant leases, such as those requiring the use of space at the shopping center not to be competitive with another tenant. Price Legacy's ability to lease or re-lease its properties may cause fluctuations in its cash flow, potentially affecting the cash available for distributions to stockholders.

Illiquidity of real estate investments may make it difficult for Price Legacy to sell properties in response to market conditions.

        Equity real estate investments are relatively illiquid and therefore will tend to limit Price Legacy's ability to vary its portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, Price Legacy's income and funds available for distribution could be adversely affected. In addition, REIT requirements may subject Price Legacy to confiscatory taxes on gain recognized from the sale of property if the property is considered to be held primarily for sale in the ordinary course of Price Legacy's trade or business. To prevent these taxes, Price Legacy may comply with safe harbor rules relating to the number of properties sold in a year, how long Price Legacy owned the properties, their tax bases and the cost of improvements made to those properties. However, Price Legacy cannot make any assurance that it will be able to successfully comply with these safe harbors and, in the event that compliance is possible, the safe harbor rules may restrict Price Legacy's ability to sell assets in the future.

Price Legacy's substantial leverage may be difficult to service and could adversely affect its business.

        As of September 30, 2003, Price Legacy had outstanding borrowings of approximately $559.8 million, requiring an estimated annual debt service of approximately $30.9 million. In addition, Price Legacy has guaranteed $65.7 million in debt not on its balance sheet. Price Legacy is exposed to the risks normally associated with debt financing, which may materially harm its business, including the following:

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  Price Legacy's cash flow may be insufficient to meet required payments of principal and interest on borrowings and this insufficiency may leave Price Legacy with insufficient cash resources to pay operating expenses,

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  Price Legacy may not be able to refinance debt at maturity, and

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  if refinanced, the terms of refinancing may not be as favorable as the original terms of the debt.

        Price Legacy's credit facility requires it to comply with specified financial covenants, the most restrictive of which relate to fixed charge coverage and leverage. Covenants in some of its construction loans are also tied to its credit facility. Price Legacy was in compliance with all covenants in its credit facility at September 30, 2003. If Price Legacy is unable to satisfy any of these covenants, it would need to obtain waivers from its lenders. There can be no assurance that any such waivers would be forthcoming. Any violation that is not waived could result in an event of default, allowing the lenders to declare all amounts outstanding to be immediately due and payable, which could have a material adverse effect on Price Legacy's business and financial condition.

Rising interest rates may adversely affect Price Legacy's cash flow and business.

        At September 30, 2003, Price Legacy had $247.5 million in debt which bears interest at variable rates. Variable rate debt creates higher debt payments if market interest rates increase. Price Legacy may incur additional debt in the future that also bears interest at variable rates. Higher debt payments as a result of an increase in interest rates could adversely affect Price Legacy's cash flows, cause it to default under some debt obligations or agreements, and materially harm Price Legacy's business.

Price Legacy faces risks associated with its equity investments in and with, or loans to, third parties because of its lack of control over the underlying real estate assets.

        As part of Price Legacy's growth strategy, Price Legacy may invest in shares of REITs or other entities that invest in real estate assets. In these cases, Price Legacy will be relying on the assets, investments and management of the REIT or other entity in which it invests. These entities and their properties will be exposed to the risks normally associated with the ownership and operation of real estate. Price Legacy may partner or joint venture with or make loans to other parties developing real estate and related assets. In these cases, Price Legacy will not be the only entity making decisions relating to the property, partnership, joint venture or other entity. Risks associated with investments in, or loans to, partnerships, joint ventures or other entities include:

  •
  the possibility that Price Legacy's partners or borrowers might experience serious financial difficulties or fail to fund their share of required investment contributions or pay their obligations under Price Legacy's loans,

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  Price Legacy partners or borrowers might have economic or other business interests or goals which are inconsistent with Price Legacy's business interests or goals, resulting in impasse or decisions which are contrary to Price Legacy's business interests or goals,

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  Price Legacy partners or borrowers may take action contrary to Price Legacy's instructions or requests and adverse to Price Legacy's policies and objectives, including Price Legacy's policy with respect to maintaining its qualification as a REIT,

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  the possibility that a third-party lender senior to Price Legacy could take actions to foreclose upon its lien and jeopardize the repayment of Price Legacy's loan,

  •
  the possibility that a borrower's inability to obtain the entitlements with respect to a development property or other related asset could delay or prevent the repayment of Price Legacy's loan, and

  •
  the possibility that the collateral securing a loan made by Price Legacy may not have a value equal to the outstanding amount of the loan to which the collateral relates, and that contractual provisions or legal limitations may limit Price Legacy's ability to seek recourse against other assets in order to satisfy any deficiency.

        Any substantial loss or action of this nature could potentially harm Price Legacy's business or jeopardize its ability to qualify as a REIT. In addition, Price Legacy may in some circumstances be liable for the actions of its third-party partners, co-venturers or borrowers.

Price Legacy could incur significant costs and expenses related to environmental problems.

        Under various federal, state and local laws and regulations, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating these substances on or under the property. These laws often impose liability without regard to whether the owner or operator of the property was responsible for or even knew of the presence of the hazardous substances. The presence of or failure to properly remediate hazardous or toxic substances may impair Price Legacy's ability to rent, sell or borrow against a property. These laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances at another location for the costs of removal or remediation of these hazardous substances at the disposal or treatment facility. These laws often impose liability regardless of whether the entity arranging for the disposal ever owned or operated the disposal facility. In addition, even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. Other environmental laws and regulations impose liability on owners or operators of property for injuries relating to the release of asbestos-containing materials into the air. As an owner and operator of property and as a potential arranger for hazardous substance disposal, Price Legacy may be liable under these laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of these costs and expenses, which can exceed the value of the subject property, could impair Price Legacy's financial condition, materially harm its business and have a material adverse effect on its ability to make distributions to its stockholders. In addition, environmental laws may impose restrictions on the manner in which Price Legacy uses its properties or operate its business, and these restrictions may require expenditures to achieve compliance.

The costs of compliance with regulatory requirements, including the Americans with Disabilities Act, could adversely affect Price Legacy's business.

        Price Legacy's properties will be subject to various federal, state and local regulatory requirements, including the Americans with Disabilities Act of 1990, which requires all public accommodations and commercial facilities to meet federal requirements relating to access and use by persons with disabilities. Compliance with the Americans with Disabilities Act requirements could involve removal of structural barriers from disabled persons' entrances on Price Legacy's properties. Other federal, state and local laws may require modifications to or restrict further renovations of Price Legacy's properties to provide this access. Noncompliance with the Americans with Disabilities Act or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against Price Legacy, or could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. If Price Legacy incurs these costs and expenses, its financial condition and ability to make distributions to its stockholders could be impaired. In addition, Price Legacy cannot be assured that regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by Price Legacy or its tenants. Unexpected expenditures could adversely affect Price Legacy's net income and cash available for distributions to its stockholders.

Terrorism and the uncertainty of war may adversely affect Price Legacy.

        Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect Price Legacy's operations and profitability, the market in which Price Legacy operates, and the markets on which Price Legacy's stock trades. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have on Price Legacy's customers, the market for Price Legacy's services, the market for Price Legacy's stock and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable and could materially harm Price Legacy's business and impair the value of Price Legacy's stock. In addition, the aftermath of the September 11, 2001 attacks has resulted in higher operating costs, including insurance premiums, for some of Price Legacy's properties due to heightened security measures. Price Legacy is unable to predict whether these increased costs will abate over time, or whether it will be able to pass them through to its tenants. These and other long-term effects on Price Legacy's business of these attacks are unknown at the time, but could adversely affect Price Legacy's business and results of operations.

The success of Price Legacy's business depends on the services provided by its key personnel, the loss of whom could harm its business.

        The success of Price Legacy's business depends to a large extent on the contributions and performance of its senior management team for strategic business direction and real estate experience. In October 2003, Gary B. Sabin, former Co-Chairman and Chief Executive Officer of Price Legacy, Richard B. Muir, former Vice-Chairman of Price Legacy and President of Price Legacy's Excel Legacy subsidiary, Graham R. Bullick, Ph.D., former President and Chief Operating Officer of Price Legacy, and S. Eric Ottesen, former Senior Vice President, General Counsel and Secretary of Price Legacy, resigned from Price Legacy. Jack McGrory, Chairman of Price Legacy, was appointed to the additional positions of President and Chief Executive Officer of Price Legacy, and Robert Siordia was appointed Chief Operating Officer of Price Legacy. Jeffrey R. Fisher was appointed Chief Financial Officer in January 2004. Other than with Messrs. Siordia and Fisher, Price Legacy does not have employment agreements with or key-man life insurance for any of its senior management. If Price Legacy loses the services of any members of its senior management, its business and future development could be materially harmed.

A small number of stockholders can exert significant influence over Price Legacy, which could make it difficult for Price Legacy to complete some corporate transactions without their support, which could depress the price of Price Legacy's stock.

        As of January 5, 2004, the Price Entities and the Price Managers, held an aggregate of 12,215,660 shares of Series A preferred stock, 6,461,541 shares of common stock and 2,062,257 shares of Series B preferred stock, which represented approximately (1) 44.5% of the voting power with respect to matters submitted solely to the holders of Series A preferred stock, (2) 8.5% of the voting power with respect to matters submitted solely to the holders of Series B preferred stock and (3) 15.8% of the voting power with respect to matters submitted to the holders of common stock, Series A preferred stock and Series B preferred stock. In addition, The Price Group held warrants to purchase an additional 233,679 shares of common stock.

        In addition, on January 5, 2004, 520 Group acquired from the Warburg Pincus Entities 5,000,000 shares of common stock and 22,062,951 shares of Series B preferred stock, representing approximately 14.4% of the voting power with respect to matters submitted solely to the holders of common stock and 43.9% of the total combined voting power of Price Legacy. In addition, 520 Group acquired warrants to purchase an additional 2,500,000 shares of common stock.

        As a result of the recapitalization transaction, the Series B preferred stock will be eliminated and the holders of Price Legacy's common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer) will generally vote together on all matters submitted to Price Legacy's stockholders for approval. Each share of common stock will be entitled to one vote and each share of Series A preferred stock will be entitled to one-tenth (1/10) of one vote. In the election of directors, the holders of common stock and Series A preferred stock voting together as a single class, will have the right to elect all members of Price Legacy's board of directors. The holders of Series A preferred stock will also have the right to vote separately on some matters relating to their preferred stock, such as the creation of any class of stock senior to the Series A preferred stock or the amendment of Price Legacy's charter to materially and adversely affect the rights of the Series A preferred stock.

        Immediately following the recapitalization, the Price Entities and the Price Managers will hold an aggregate of approximately 15.2 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split). Assuming all outstanding shares of Series A preferred stock and Series B preferred stock are exchanged for common stock, these shares will represent approximately 33.0% of the voting power with respect to matters submitted to the holders of common stock. Assuming 50% of the outstanding shares of Series A preferred stock are exchanged for shares of common stock, 50% of the outstanding shares of Series A preferred stock are exchanged for shares of Series 1 preferred stock and all outstanding shares of Series B preferred stock are exchanged for shares of common stock, these shares will represent approximately 48.0% of the voting power with respect to matters submitted to the holders of common stock. In addition, The Price Group will hold warrants to purchase a total of approximately 58,419 shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split). As a result of their stock holdings, following the recapitalization, these parties will significantly influence the outcome of matters brought before Price Legacy's board of directors and stockholders and have the ability to influence some corporate transactions, which may delay, discourage, deter or prevent a change of control and may make some transactions more difficult or impossible to complete without their support. The ability of these stockholders to assert this significant influence may depress the price of Price Legacy's stock.

Price Legacy's charter contains anti-takeover provisions which may limit the ability of a third party to acquire control and may prevent stockholders from receiving a premium for their shares.

        Some of the provisions of Price Legacy's charter and bylaws could delay, discourage, deter or prevent an acquisition of Price Legacy's business at a premium price and could make removal of its management more difficult. These provisions could reduce the opportunities for Price Legacy's stockholders to participate in tender offers, including tender offers that are priced above the then-current market price of Price Legacy's stock. In particular, Price Legacy's charter permits its board of directors to issue shares of preferred stock in one or more series or classes without stockholder approval, which could, depending on the terms of the preferred stock, delay, discourage, deter or prevent a change in control of Price Legacy. In addition, provisions of the Maryland General Corporation Law, or MGCL, impose restrictions on mergers and other business combinations between Price Legacy and any holder of 10% or more of the voting power of its outstanding shares. Although Price Legacy's board of directors has adopted a resolution opting out of these provisions, the board of directors could alter, amend or repeal that resolution, so that these provisions would then again be applicable.

REIT rules limit the amount of cash Price Legacy will have available for other business purposes, including amounts to fund future growth, and could require Price Legacy to borrow funds or liquidate investments on a short-term basis in order to comply with the REIT distribution requirement.

        To qualify as a REIT, Price Legacy must distribute at least 90% of its REIT taxable income to its stockholders (determined without regard to the dividends paid deduction and excluding capital gains), and is subject to tax to the extent it fails to distribute at least 100% of its REIT taxable income. This distribution requirement will limit Price Legacy's ability to accumulate capital for other business purposes, including amounts to fund future growth. While Price Legacy expects its cash flow from operations to generally be sufficient in both the short and long term to fund its operations, this distribution requirement could cause Price Legacy:

  •
  to sell assets in adverse market conditions,

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  to distribute amounts that represent a return of capital,

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  to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures, development of new projects or repayment of debt, or

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  to borrow funds, issue capital stock or sell assets on a short-term basis.

        In addition, from time to time, Price Legacy may not have sufficient cash or other liquid assets to meet this distribution requirement due to differences in timing between the recognition of taxable income and the actual receipt of cash.

Price Legacy's charter contains restrictions on the ownership and transfer of its capital stock.

        Due to limitations on the concentration of ownership of stock of a REIT imposed by the Code, Price Legacy's charter prohibits any stockholder from (1) actually or beneficially owning more than 5% of Price Legacy's issued and outstanding capital stock and (2) actually or constructively owning more than 9.8% of Price Legacy's issued and outstanding capital stock, except for stockholders who have received a waiver from these ownership limits from Price Legacy's board. These ownership limits also apply separately to each class of Price Legacy's preferred stock, including the Series A preferred stock, the Series B preferred stock, and if and when issued, the Series 1 preferred stock. Price Legacy's charter also prohibits anyone from buying shares if the purchase would result in Price Legacy losing its REIT status. This could happen if a share transaction results in

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  fewer than 100 persons owning all of Price Legacy's shares,

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  five or fewer persons owning more than 50% of the value of Price Legacy's shares, or

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  Price Legacy having a related party tenant.

        If a stockholder acquires shares in violation of the charter by way of transfer or otherwise, Price Legacy's charter provides that the shares which cause the owner to violate the ownership limitations will be automatically transferred to a trust for the benefit of a qualified charitable organization. Price Legacy's charter further provides that, following such transfer, the stockholder will have no right to vote these shares or be entitled to dividends or other distributions with respect to these shares. Within 20 days after receiving notice from Price Legacy of the transfer of shares to the trust, the trustee of the trust is required under the charter to sell the excess shares, and generally will distribute to such stockholder an amount equal to the lesser of the price paid by the stockholder for the excess shares (except in the case of a gift or similar transfer, in which case, an amount equal to the market price) or the sale proceeds received by the trust for the shares.

If Price Legacy fails to qualify as a REIT under the Code, that failure could materially harm its business.

        Price Legacy believes that it has been organized and has operated in a manner which allows it to qualify for taxation as a REIT under the Code commencing with its short taxable year ended

December 31, 1997. Qualification as a REIT requires a company to satisfy numerous requirements, which are highly technical and complex. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, Price Legacy's ability to qualify as a REIT for federal income tax purposes. For example, one of the REIT requirements, the "five-fifty test," requires that no more than 50% of the value of a REIT's outstanding capital stock may be owned directly or indirectly, applying various constructive ownership rules, by five or fewer individuals at any time during the last half of a REIT's taxable year. Price Legacy's charter provides for restrictions regarding ownership and transfer of shares that are intended to assist it in continuing to satisfy the five-fifty test. These restrictions, however, may not ensure that Price Legacy will be able to satisfy, in all cases, the five-fifty test. If Price Legacy fails to satisfy the five-fifty test, its status as a REIT may terminate. Other REIT requirements restrict the type of assets that a REIT may own and the type of income that a REIT may receive. These restrictions will apply to all of Price Legacy's assets and income. However, these asset and income requirements do not apply to assets Price Legacy elects to hold in a "taxable REIT subsidiary." Price Legacy currently holds certain assets and derives income from certain of its businesses and assets which, if held or received by Price Legacy directly, could jeopardize its status as a REIT. To maintain its status as a REIT, (1) Price Legacy transferred these assets and businesses to Excel Legacy Holdings, a wholly-owned subsidiary of Excel Legacy, prior to the effective time of the merger in September 2001, and (2) Excel Legacy Holdings elected to be treated as a taxable REIT subsidiary of Price Legacy effective at the time of the merger. If a company fails to qualify as a REIT in any taxable year, including failing to comply with the REIT distribution requirements, it may, among other things:

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  not be allowed a deduction for distributions to stockholders in computing its taxable income,

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  be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates,

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  not be required to make distributions to stockholders,

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  be subject to increased state and local taxes, and

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  be disqualified from treatment as a REIT for the taxable year in which it lost its qualification and the four taxable years following the year in which it lost its qualification.

        As a result of these factors, Price Legacy's failure to qualify as a REIT also could impair its ability to expand its business and raise capital, could substantially reduce the funds available for distribution to its stockholders, could reduce the trading price of its stock and materially harm its business. See "Material Federal Income Tax Considerations Related to the Exchange Offer."

FORWARD-LOOKING STATEMENTS

        Any statements in this offering circular and the documents incorporated by reference in and attached to this offering circular about Price Legacy's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this offering circular. The following cautionary statements identify important factors that could cause Price Legacy's actual results to differ materially from those projected in the forward-looking statements made in this offering circular. Among the key factors that have a direct bearing on Price Legacy's results of operations are:

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  the effect of economic, credit and capital market conditions in general and on real estate companies in particular, including changes in interest rates,

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  Price Legacy's ability to compete effectively,

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  developments in the retail industry,

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  the financial stability of Price Legacy's tenants, including its reliance on major tenants,

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  Price Legacy's ability to successfully complete real estate acquisitions, developments and dispositions,

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  the financial performance of Price Legacy's properties, joint ventures and investments,

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  government approvals, actions and initiatives, including the need for compliance with environmental requirements,

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  Price Legacy's ability to qualify as a REIT, and

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  the possibility that the intended benefits of the recapitalization transaction will not be fully realized.

        These factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by Price Legacy, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and Price Legacy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In addition, Price Legacy cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements contained in this offering circular.

        Please be advised that the safe harbor protections of the Private Securities Litigation Reform Act of 1995 are not available to statements made in connection with the exchange offer.

THE EXCHANGE OFFER

General

        Price Legacy is offering to exchange, at your election, either shares of common stock or shares of Series 1 preferred stock for all outstanding shares of Series A preferred stock, on the terms and subject to the conditions set forth in this offering circular and in the related letter of transmittal. If all outstanding shares of Series A preferred stock are tendered and accepted for exchange in the exchange offer, and all of the tendering holders elect to receive common stock, Price Legacy will issue an aggregate of approximately 28.8 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split) in the exchange offer. If all outstanding shares of Series A preferred stock are tendered and accepted for exchange in the exchange offer, and 50% of the tendering holders elect to receive common stock and 50% of the tendering holders elect to receive Series 1 preferred stock, Price Legacy will issue an aggregate of approximately 14.4 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split) and approximately 13.7 million shares of Series 1 preferred stock in the exchange offer. The shares of Series A preferred stock acquired in the exchange offer will be cancelled and returned to the status of authorized but unissued stock.

        The Series A preferred stock (to the extent any shares remain outstanding following the exchange offer) will continue to be redeemable by Price Legacy at a price per share of $16.00, together with any accrued but unpaid dividends. Price Legacy intends, subject to the availability of requisite financing, to redeem any shares of Series A preferred stock that remain outstanding following the recapitalization. Thus, shares of Series A preferred stock not tendered in the exchange offer are expected to be redeemed after the recapitalization transaction, thereby eliminating the Series A preferred stock in its entirety.

        The exchange offer is open to all holders of Series A preferred stock. Price Legacy is sending this offering circular and the related exchange offer documents to the holders of record of Series A preferred stock at the close of business on            , 2004. On that date, there were                        shares of Series A preferred stock outstanding. This offering circular and the related exchange offer documents also will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Price Legacy's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Series A preferred stock.

        Price Legacy has commenced the exchange offer pursuant to the terms of the recapitalization transaction submitted for approval at Price Legacy's special meeting of stockholders. The exchange offer is expected to close as soon as practicable following the special meeting and the completion of the recapitalization transaction.

Material Differences Between the Series A Preferred Stock, the Common Stock and the Series 1 Preferred Stock

        The information set forth below is a summary of the material differences between the Series A preferred stock, the common stock and the Series 1 preferred stock. This description is qualified in its entirety by reference to Price Legacy's amended and restated charter, which contains the terms of Price Legacy's common stock, Series A preferred stock and Series 1 preferred stock following the recapitalization transaction and that is attached to the special meeting proxy statement as Annex C, and the description of Price Legacy's capital stock contained under "Description of Price Legacy Capital Stock."

	Series A Preferred Stock	Common Stock	Series 1 Preferred Stock
Dividends	Each share of Series A preferred stock accrues dividends cumulatively payable in cash in an amount per share equal to $1.40 per annum, payable quarterly in arrears on the 15th day, or next succeeding business day, of February, May, August and November of each year.	The shares of common stock do not automatically accrue dividends, and are only entitled to receive distributions if, as and when authorized and declared by Price Legacy's board. Unless full dividends on the Series A preferred stock and Series B preferred stock have been paid for all past dividend periods, no dividends may generally be paid on the common stock.	Each share of Series 1 preferred stock will accrue dividends cumulatively payable in cash in an amount per share equal to $1.16 per annum, payable quarterly in arrears on the 15th day, or next succeeding business day, of February, May, August and November of each year.

Liquidation
In the event of the liquidation, dissolution or winding-up of Price Legacy, after payment of or adequate provision for all of Price Legacy's known debts and liabilities, the holders of Series A preferred stock are entitled to receive $16.00 per share of Series A preferred stock, together with any accrued but unpaid dividends, before any payment or distribution is made on any shares junior to the Series A preferred stock as to liquidation preference. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A preferred stock have no right or claim to any of the remaining assets of Price Legacy.
After payment of or adequate provision for all of Price Legacy's known debts and liabilities and preferential payments to holders of preferred stock senior to the common stock as to liquidation preference, including the Series A preferred stock and the Series B preferred stock (and when issued, the Series 1 preferred stock), the holders of common stock are entitled to share ratably in Price Legacy's assets legally available for distribution to its stockholders.
In the event of the liquidation, dissolution or winding-up of Price Legacy, after payment of or adequate provision for all of Price Legacy's known debts and liabilities, the holders of Series 1 preferred stock will be entitled to receive $17.00 per share of Series 1 preferred stock, together with any accrued but unpaid dividends, before any payment or distribution is made on any shares junior to the Series 1 preferred stock as to liquidation preference. Except for dividends on the Series 1 preferred stock for the partial distribution period immediately following the exchange offer, which will be paid on the payment date for the first full Series 1 distribution period following completion of the exchange offer, the Series A preferred stock and Series 1 preferred stock will rank on a parity with each other with respect to payments or distributions upon a liquidation, dissolution or winding-up of Price Legacy. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series 1 preferred stock will have no right or claim to any of the remaining assets of Price Legacy.

Redemption
	Shares of Series A preferred stock may be redeemed by Price Legacy at a price per share of $16.00, together with any accrued but unpaid dividends. In addition, shares of Series A preferred stock may be purchased by Price Legacy to protect Price Legacy's status as a REIT. See "Description of Price Legacy Capital Stock—Restrictions on Transfer."	The holders of common stock have no sinking fund or redemption rights, except as provided under "Description of Price Legacy Capital Stock—Restrictions on Transfer."
Shares of Series 1 preferred stock may be redeemed by Price Legacy within 90 days after a change in control of Price Legacy or after one year from the initial date of issuance at a price per share of $17.00, together with any accrued but unpaid dividends. In addition, shares of Series 1 preferred stock may be purchased by Price Legacy to protect Price Legacy's status as a REIT. See "Description of Price Legacy Capital Stock—Restrictions on Transfer."
Voting Rights
	Price Legacy's charter provides that the holders of Series A preferred stock are entitled to vote with the holders of Series B preferred stock and common stock on all matters on which the holders of common stock are entitled to vote. In any matter in which the Series A preferred stock is entitled to be voted, each share of Series A preferred stock is entitled to 1/10 of one vote, except that when the Series A preferred stock has the right to vote separately with any other class or series of preferred stock, the Series A preferred stock is entitled to one vote per $16.00 of stated liquidation preference.	Each outstanding share of common stock is entitled to one vote on all matters generally submitted to a vote of stockholders.	The holders of Series 1 preferred stock will not have any voting rights.

Election of Directors
Price Legacy's charter currently provides that the holders of Series A preferred stock, voting separately as a class, are entitled to elect four directors, and, subject to the right of the Warburg Pincus Entities to elect two directors, the holders of Series A preferred stock and common stock, voting together as a single class, are entitled to elect the remaining directors. As a result of the sale of the Warburg Pincus Entities' securities to 520 Group, the Warburg Pincus Entities are no longer entitled to elect any directors. If the recapitalization transaction is approved and consummated, the holders of Series A preferred stock will no longer be entitled to vote separately to elect directors (except in the event that distributions on the Series A preferred stock are in arrears for six or more quarterly periods) and the holders of common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer), but not the holders of Series 1 preferred stock, voting together as a single class, will be entitled to elect all of Price Legacy's directors at the first annual meeting following the recapitalization and at each succeeding annual meeting of stockholders. The directors in office at the time of the recapitalization will remain in office until the next annual meeting of stockholders and until their successors are duly elected and qualify.

Board Recommendation

        Price Legacy's board of directors has evaluated the fairness of the recapitalization transaction, including the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. Based on a number of factors and with the advice and assistance of outside advisors, the board of directors has determined that the recapitalization transaction is fair to Price Legacy's unaffiliated Series A preferred stockholders and unaffiliated common stockholders and is advisable, and has recommended that Price Legacy's stockholders vote in favor of the recapitalization transaction. In addition, Price Legacy's board of directors recommends that you accept the exchange offer and tender your shares of Series A preferred stock for common stock or Series 1 preferred stock, subject to your individual investment objectives and circumstances. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

        Price Legacy has been advised that its executive officers and directors, who collectively hold 376,788 shares of Series A preferred stock, representing approximately 1.4% of the outstanding Series A preferred stock, intend to tender their shares of Series A preferred stock for common stock in the exchange offer. In addition, three of Price Legacy's directors are affiliated with the Price Entities and the Price Managers, which collectively hold 12,215,660 shares of Series A preferred stock, representing approximately 42.7% of the outstanding Series A preferred stock. Price Legacy has been advised that the Price Entities and the Price Managers intend to tender all of the shares of Series A preferred stock held by them for common stock in the exchange offer. For a complete description of the beneficial ownership of Series A preferred stock by Price Legacy's executive officers and directors, see "Security Ownership of Certain Beneficial Owners and Management."

Terms of the Exchange Offer

        On the terms and subject to the conditions of the exchange offer, Price Legacy will exchange up to 27,434,166 shares of Series A preferred stock, which represent all outstanding shares of Series A preferred stock, properly tendered (and not properly withdrawn) on or before the expiration date for, at your election, either:

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  shares of Price Legacy's common stock on the basis of 4.2 shares of common stock (or 1.05 shares of common stock after giving effect to Price Legacy's proposed 1-for-4 reverse stock split described below) for each share of Series A preferred stock, or

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  shares of Series 1 preferred stock on the basis of one share of Series 1 preferred stock for each share of Series A preferred stock.

In addition, instead of issuing fractional shares of common stock and Series 1 preferred stock, holders who tender their shares of Series A preferred stock will receive cash in lieu of fractional shares. For a description of the common stock and Series 1 preferred stock, see "Description of Capital Stock—Common Stock" and "Description of Capital Stock—Series 1 Preferred Stock."

        If you tender shares of Series A preferred stock in the exchange offer, you should elect in the letter of transmittal the form of consideration you want to receive in exchange for your tendered shares. In exchange for your shares of Series A preferred stock, you may elect to receive either common stock or Series 1 preferred stock, or a combination of common stock and Series 1 preferred stock. However, you may elect to receive only one form of consideration with respect to each individual share of Series A preferred stock. If you validly tender shares of Series A preferred stock but fail to elect properly in your letter of transmittal the form of consideration which you want to receive in the exchange offer, you will be deemed to have elected to receive common stock in exchange for all of your tendered shares.

        Series A preferred stockholders who tender their shares in the exchange offer will be deemed holders of common stock or Series 1 preferred stock, as applicable, and cease to be holders of Series A preferred stock as of the completion of the exchange offer. Tendering Series A preferred stockholders will not receive any distribution payment on their Series A preferred stock for the shortened distribution period from                        to the date of exchange. Those who elect to receive Series 1 preferred stock will be entitled to receive a distribution payment at the rate of $0.29 per quarter with respect to their Series 1 preferred stock, prorated to reflect the partial distribution period from the date of exchange to                        , on the payment date for the first full Series 1 distribution period following completion of the exchange offer, which is scheduled to occur on                        . The first Series 1 distribution payment following completion of the exchange offer, which is scheduled to be paid on                        , will include both the partial payment described above and the full payment for the distribution period from                        to                         . Those who elect to receive common stock will be entitled to receive distributions on their common stock if, as and when authorized and declared by Price Legacy's board of directors out of assets legally available for the payment of distributions. Price Legacy expects that quarterly distributions on the common stock will commence following the completion of the recapitalization transaction, although there can be no assurances as to the declaration, or payment, of such distributions.

        All of the shares of Series A preferred stock properly tendered (and not properly withdrawn) will be exchanged at the respective exchange rates, on the terms and subject to the conditions of the exchange offer. Price Legacy will promptly return any tendered Series A preferred stock at its expense if the conditions to the exchange offer are not met.

        Price Legacy's obligation to exchange Series A preferred stock properly tendered in the exchange offer is conditioned on (1) the completion of the recapitalization transaction and (2) the satisfaction of the general conditions described in this offering circular. See "—Conditions to the Exchange Offer."

        Subject to applicable securities laws and the terms and conditions of the exchange offer, Price Legacy also reserves the right, on or before the expiration date to:

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  waive any and all conditions to the exchange offer,

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  extend or terminate the exchange offer, or

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  otherwise amend the exchange offer in any respect.

        Any extension, amendment or termination will be followed promptly by a public announcement. In the case of an extension of the exchange offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which any public announcement may be made, Price Legacy will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. During any extension, all shares of Series A preferred stock that had previously been tendered and not withdrawn will remain tendered, subject to the right of the tendering stockholder to withdraw tendered shares.

        If Price Legacy makes a material change in the terms of the exchange offer or the information concerning the exchange offer or waives a material condition of the exchange offer, Price Legacy will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. In addition, Price Legacy may, if it deems appropriate, extend the exchange offer for any other reason permitted by the terms and conditions of the exchange offer. If the consideration to be paid in the exchange offer is increased or decreased, the exchange offer will remain open at least ten business days from the date Price Legacy first gives notice to you, by public announcement or otherwise, of that increase or decrease. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer and in addition to (and not in limitation of) Price Legacy's rights to extend and/or amend the exchange offer, Price Legacy shall not be required to accept for exchange or exchange, and may delay the acceptance for exchange of, or the exchange of, any tendered Series A preferred stock, in each event subject to Rule 13e-4(f)(5) under the Exchange Act and may terminate the exchange offer, if:

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  Price Legacy's stockholders have not approved the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter,

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  the Series B exchange transactions and the amendments to Price Legacy's charter have not been completed,

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  there exists any order, ruling or injunction or statute or regulation preventing the completion of the exchange offer, or

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  there exists any action or proceeding instituted or threatened in any court or by any governmental agency or third party that might materially impair Price Legacy's ability to proceed with the exchange offer.

        Under the Series B exchange agreements, the Price Entities have agreed to vote all of their shares of common stock, Series A preferred stock and Series B preferred stock, and the other holders of Series B preferred stock have agreed to vote all of their shares of Series B preferred stock, in favor of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter. Because of their voting control, the Price Entities and 520 Group can cause the approval of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter without the affirmative vote of any other stockholder of Price Legacy. Accordingly, Price Legacy expects the condition relating to the stockholder approval of the recapitalization transaction to be satisfied.

        The foregoing conditions of the exchange offer are for Price Legacy's sole benefit and Price Legacy may assert those conditions that are not within its direct or indirect control, in its reasonable discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by Price Legacy) and Price Legacy may waive such conditions, in whole or in part, at any time and from time to time before the expiration of the exchange offer, in its reasonable discretion, whether any other condition of the exchange offer is also waived. If Price Legacy waives any material condition, Price Legacy will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. Price Legacy's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time before the expiration of the exchange offer.

Termination of the Exchange Offer

        The exchange offer may be terminated at any time on or before the expiration date only if the recapitalization transaction is not completed or the general conditions described above under "—Conditions to the Exchange Offer" have not been satisfied.

Expiration Date

        The term "expiration date" means 12:00 midnight, New York City time, on            , 2004, unless Price Legacy extends the period of time during which the exchange offer will remain open, in which event "expiration date" means the latest time and date at which the exchange offer, as extended by Price Legacy, will expire. See "—Terms of the Exchange Offer" for a description of Price Legacy's right to extend, delay, terminate or amend the exchange offer.

Material United States Federal Income Tax Considerations

        The exchange of common stock for Series A preferred stock should be tax free to Series A preferred stockholders for United States federal income tax purposes. Although not entirely clear under current tax law, Price Legacy believes that there is a material risk that the Series 1 preferred stock received in the exchange could be treated as nonqualified preferred stock. If the Series 1 preferred stock is treated as nonqualified preferred stock, a holder of Series A preferred stock that receives Series 1 preferred stock in the exchange may recognize gain (but not loss) in the exchange for United States federal income tax purposes. Tax matters are very complicated and the tax consequences of the exchange to you will depend on your own personal circumstances. You should carefully read the summary of the federal income tax considerations of the exchange offer, and of acquiring, owning and disposing of common stock and Series 1 preferred stock under "Material Federal Income Tax Considerations Related to the Exchange Offer" and are urged to consult with your own tax advisors for a full understanding of all of the tax consequences of the exchange to you.

Regulatory Matters

        Price Legacy is not aware of any federal or state regulatory approvals that must be obtained in connection with the exchange offer.

Accounting Treatment

        For accounting purposes, Emerging Issue Task Force (EITF) topic D-42 governs the effect on the calculation of earnings per share for the redemption or induced conversion of preferred stock. The exchange of the Series A preferred stock for either common stock or Series 1 preferred stock is being treated as a redemption and, accordingly, the excess of the fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock on the balance sheet will be subtracted from net earnings to arrive at net earnings available to common stockholders in the calculation of earnings per share. Assuming 100% of the Series A preferred stock is exchanged for common stock, a deduction of approximately $6.6 million will result from net earnings available for common stockholders. Assuming 50% of the Series A preferred stock is exchanged for Series 1 preferred stock and 50% of the Series A preferred stock is exchanged for common stock, a deduction of approximately $30.3 million from net earnings available for common stockholders is anticipated assuming the Series 1 preferred stock is valued at $16.24 per share which was the closing price of the Series A preferred stock on September 19, 2003, the date the recapitalization transaction was announced.

No Appraisal Rights

        The holders of Series A preferred stock will not have appraisal rights as a result of the exchange offer. The exchange offer is voluntary and any Series A preferred stock not tendered in the exchange offer will remain outstanding after the transaction, subject to the expected redemption.

Acceptance for Exchange

        On the terms and subject to the conditions of the exchange offer (including if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Price Legacy will exchange shares of common stock and Series 1 preferred stock for all shares of Series A preferred stock properly tendered (and not properly withdrawn) under the exchange offer on or before the expiration date.

        This exchange will be made by the deposit by Price Legacy of shares of common stock and Series 1 preferred stock constituting the exchange offer consideration with the exchange agent promptly after the expiration date so that the exchange of shares of common stock and Series 1 preferred stock representing the exchange offer consideration may be delivered to you promptly after the expiration date.

        The exchange agent will act as agent for you for the purpose of delivering shares of common stock and Series 1 preferred stock in exchange for shares of Series A preferred stock.

        Price Legacy expressly reserves the right, subject to Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for exchange of, or the exchange of, Series A preferred stock in order to obtain any required governmental regulatory approvals.

        In all cases, exchange by the exchange agent of shares of common stock and Series 1 preferred stock for shares of Series A preferred stock accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates representing your Series A preferred stock or timely confirmation of a book-entry transfer of your Series A preferred stock into the exchange agent's account at the Depository Trust Company, or DTC,

  •
  a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), and

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  any other documents required by the letter of transmittal.

        For a description of the procedures for exchanging Series A preferred stock under the exchange offer, see "—Procedures for Exchanging Series A Preferred Stock."

        For purposes of the exchange offer, properly tendered Series A preferred stock (or defectively tendered Series A preferred stock for which Price Legacy has waived that defect) will be deemed to have been accepted for exchange by Price Legacy if, as and when it gives written notice thereof to the exchange agent.

        If the exchange offer is terminated or withdrawn, or the Series A preferred stock is not accepted for exchange, no exchange offer consideration will be paid or payable. If any tendered Series A preferred stock is not accepted for exchange under the exchange offer for any reason, or certificates are submitted evidencing more Series A preferred stock than is tendered, the Series A preferred stock not accepted for exchange will be returned, without expense, to you (or, in the case of Series A preferred stock tendered by book-entry transfer, the Series A preferred stock will be credited to the account maintained at DTC from which the Series A preferred stock was delivered), unless otherwise requested by you under the heading "Special Delivery Instructions" in the letter of transmittal, promptly after the expiration date or termination of the exchange offer.

        Price Legacy will pay all stock transfer taxes, if any, payable on the transfer to it of shares exchanged in the exchange offer. If, however, payment of the exchange offer consideration is to be made to, or (in the circumstances permitted by the exchange offer) unexchanged shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, you will be responsible for the payment of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the person. See Instruction 9 of the letter of transmittal.

        If you or your designated payee fail to complete fully, sign and return to the exchange agent the Substitute Form W-9 included with the letter of transmittal, you may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to you or your designated payee pursuant to the exchange offer. See "—Procedures for Exchanging Series A Preferred Stock—Backup United States Federal Income Tax Withholding" and Instruction 8 of the letter of transmittal. Non-U.S. holders of Series A preferred stock are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Procedures for Exchanging Series A Preferred Stock

        In order to receive the exchange offer consideration you must tender your Series A preferred stock on or before the expiration date.

        The method of delivery of Series A preferred stock and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, is at your election and risk. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Price Legacy suggests that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date.

        All common stock and Series 1 preferred stock will be delivered in physical certificate form or in book-entry transfer form through DTC, depending on your method of tendering.

        Tenders of Series A Preferred Stock.    Your tender of Series A preferred stock (and subsequent acceptance by Price Legacy) by one of the procedures set forth below will constitute a binding agreement between you and Price Legacy in accordance with the terms and subject to the conditions set forth in this offering circular, in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

        Tenders of Series A Preferred Stock Held in Physical Form.    To effectively tender Series A preferred stock held in physical form:

  •
  you must complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing your Series A preferred stock being tendered and any other required documents, to the exchange agent at one of the addresses set forth on the back cover of this offering circular, and

  •
  you must ensure that certificates representing that Series A preferred stock are received by the exchange agent at one of those addresses on or before the expiration date.

        Letters of transmittal and Series A preferred stock should be sent only to the exchange agent and should not be sent to Price Legacy.

        If your Series A preferred stock is registered in the name of a person other than the signatory to the letter of transmittal, then, in order to tender that Series A preferred stock under the exchange offer, the Series A preferred stock must be endorsed or accompanied by appropriate stock powers signed exactly as that name appears on the Series A preferred stock, with the signature on the Series A preferred stock or stock powers guaranteed as provided below. If these procedures are followed by a beneficial owner tendering Series A preferred stock on or before the expiration date, the registered holder of the Series A preferred stock must sign a valid proxy as set forth in the letter of transmittal.

        Tenders of Series A Preferred Stock Held Through a Custodian.    If your Series A preferred stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you wish to tender Series A preferred stock and deliver a letter of transmittal, you should contact that registered holder promptly and instruct him or her or it to tender your Series A preferred stock and deliver a letter of transmittal on your behalf. A letter of instructions is enclosed in the solicitation materials provided along with this offering circular which may be used by you in this process to instruct the registered holder to tender your Series A preferred stock. If you wish to tender that Series A preferred stock yourself, you must, prior to completing and executing the letter of transmittal and delivering that Series A preferred stock, either make appropriate arrangements to register ownership of the Series A preferred stock in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Tenders of Series A Preferred Stock Held Through DTC.    To effectively tender Series A preferred stock that is held through DTC, if you are a DTC participant, you should properly complete and duly execute the letter of transmittal (or a facsimile thereof), together with any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal and those other documents to the exchange agent at one of the addresses set forth on the back cover of this offering circular.

        Delivery of tendered Series A preferred stock must be made to the exchange agent subject to the book-entry delivery procedures set forth below, or you must comply with the guaranteed delivery procedures set forth below.

        Except as provided below, unless the Series A preferred stock being tendered is deposited with the exchange agent on or before the expiration date, Price Legacy may, at its option, treat that tender as defective for purposes of the right to receive the exchange offer consideration. Exchanges of the Series A preferred stock will be made only against deposit of the tendered Series A preferred stock and delivery of any other required documents.

        Book-Entry Delivery Procedures.    The exchange agent will establish an account with respect to the Series A preferred stock at DTC for purposes of the exchange offer within three business days after the date of this offering circular. Any financial institution that is a participant in DTC may make book-entry delivery of Series A preferred stock by causing DTC to transfer that Series A preferred stock into the exchange agent's account in accordance with DTC's procedures for that transfer.

        Although delivery of Series A preferred stock may be effected through book-entry transfer into the exchange agent's account at DTC, the manually signed letter of transmittal (or facsimile thereof) together with any required signature guarantees, or an agent's message (as described below) in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this offering circular on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to in this offering circular as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal.

        Signature Guarantees.    Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your tender of Series A preferred stock is tendered and delivered:

  •
  by a registered holder of Series A preferred stock (or by a participant in DTC whose name appears on a security position listing as the owner of that Series A preferred stock) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (which entities, including any recognized participant in the Securities Transfer Medallion Program, Price Legacy refers to as "eligible institutions").

        If your Series A preferred stock is registered in the name of a person other than the signatory to the letter of transmittal or if Series A preferred stock not accepted for exchange or not tendered is to be returned to a person other than the registered holder, then the signature on the letter of transmittal accompanying the tendered Series A preferred stock must be guaranteed. See Instruction 1 of the letter of transmittal.

        Mutilated, Lost, Stolen or Destroyed Certificates.    If you desire to tender Series A preferred stock, but the certificates evidencing that Series A preferred stock have been mutilated, lost, stolen or destroyed, you should contact the exchange agent at one of the addresses set forth on the back cover of this offering circular to receive information about the procedures for obtaining replacement certificates for Series A preferred stock.

        Guaranteed Delivery.    If you want to tender Series A preferred stock under the exchange offer on or before the expiration date and

  •
  your certificates representing that Series A preferred stock are not immediately available,

  •
  time will not permit your letter of transmittal, the certificates representing your Series A preferred stock and all other required documents to reach the exchange agent on or before the expiration date, or

  •
  the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or before the expiration date,

you may nevertheless tender your Series A preferred stock with the effect that your tender will be deemed to have been received on or before the expiration date if all the following conditions are satisfied:

  •
  the tender is made by or through an eligible institution,

  •
  a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by Price Legacy is received by the exchange agent on or before the expiration date as provided below, and

  •
  the certificates for the tendered Series A preferred stock, in proper form for transfer (or a book-entry confirmation of the transfer of that Series A preferred stock into the exchange agent's account at DTC as described above), together with a letter of transmittal (or a facsimile thereof) that is properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within three business days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

        The exchange offer consideration for Series A preferred stock tendered under the guaranteed delivery procedures will be the same as for Series A preferred stock delivered to the exchange agent on or before the expiration date, even if the Series A preferred stock to be delivered subject to the guaranteed delivery procedures is not so delivered to the exchange agent, and therefore exchange by the exchange agent on account of that Series A preferred stock is not made, until after the expiration date.

        Backup United States Federal Income Tax Withholding.    To prevent backup federal income tax withholding you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Series A preferred stock subject to any of the procedures described above will be determined by Price Legacy, in its reasonable discretion (which determination shall be final and binding).

        Price Legacy reserves the right to reject any or all tenders of any Series A preferred stock that it determines not to be in proper form or if the acceptance for tender of that Series A preferred stock may, in the opinion of its counsel, be unlawful. Price Legacy also reserves the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of your Series A preferred stock, whether or not similar defects or irregularities are waived in the case of other holders of Series A preferred stock. However, if Price Legacy waives a condition to the exchange offer, it will be waived for all holders of Series A preferred stock.

        Price Legacy's interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding. Neither Price Legacy, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Price Legacy waives its right to reject a defective tender of Series A preferred stock, you will be entitled to the exchange offer consideration for your shares.

Withdrawal of Tendered Series A Preferred Stock

        You may withdraw your tender of Series A preferred stock at any time on or before the expiration date, but the exchange offer consideration will not be payable on withdrawn Series A preferred stock. In addition, unless Price Legacy has already accepted your tendered shares for exchange, you may withdraw your tendered shares at any time after             , 2004.

        Tenders of Series A preferred stock may be properly withdrawn if the exchange offer is terminated without any Series A preferred stock being exchanged thereunder. In this case, the Series A preferred stock tendered under the exchange offer will be promptly returned to you.

        For a withdrawal of tendered Series A preferred stock to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or before the expiration date at one of the addresses set forth on the back cover of this offering circular. Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the Series A preferred stock to be withdrawn,

  •
  contain the description of the Series A preferred stock to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing that Series A preferred stock (unless that Series A preferred stock was tendered by book-entry transfer), and

  •
  be signed in the same manner as the original signature on the letter of transmittal by which that Series A preferred stock was tendered (including any required signature guarantees), or be accompanied by evidence sufficient to the exchange agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Series A preferred stock.

        If the Series A preferred stock to be withdrawn has been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected.

        Any permitted withdrawal of Series A preferred stock may not be rescinded, and any Series A preferred stock properly withdrawn will thereafter be deemed not properly tendered for purposes of the exchange offer. Withdrawn Series A preferred stock may, however, be re-tendered by again following one of the appropriate procedures described in this offering circular at any time on or before the expiration date.

        If Price Legacy extends the exchange offer or if for any reason the acceptance for tender of Series A preferred stock is delayed or if Price Legacy is unable to accept the tender of Series A preferred stock under the exchange offer, then, without prejudice to Price Legacy's rights under the exchange offer, tendered Series A preferred stock may be retained by the exchange agent on Price Legacy's behalf and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Price Legacy, in its reasonable discretion (which determination shall be final and binding). Neither Price Legacy, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

The Exchange Agent

        Mellon Investor Services LLC has been appointed as exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the addresses and telephone number set forth on the back cover of this offering circular. You may direct requests for additional copies of this offering circular, the letter of transmittal or the notice of guaranteed delivery to the exchange agent at its address and telephone number set forth on the back cover of this offering circular. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the exchange offer.

Fees and Expenses

        Price Legacy has retained Mellon Investor Services to act as the exchange agent in connection with the exchange offer. The exchange agent will receive reasonable and customary compensation for its services, will be reimbursed by Price Legacy for its reasonable out-of-pocket expenses in connection therewith and will be indemnified against certain liabilities in connection with the exchange offer, including certain liabilities under the federal securities laws.

        No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the exchange agent as described above) for soliciting tenders of shares pursuant to the exchange offer. Price Legacy, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by the persons in forwarding the exchange offer and related materials to the beneficial owners of shares of Series A preferred stock held by any person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Price Legacy or the exchange agent for purposes of the exchange offer. Price Legacy will pay or cause to be paid all stock transfer taxes, if any, on the exchange of shares except as otherwise provided in Instruction 9 of the letter of transmittal.

        The estimated fees and expenses payable by Price Legacy in connection with the recapitalization transaction are set forth in the table below:

Price Legacy Legal, Accounting and Other Professional Fees	$1,070,000
Financial Advisor Fees	130,000
Printing and Mailing Costs	200,000
Filing Fees	90,000
Miscellaneous	10,000

Total	$1,500,000

        Price Legacy will be responsible for all fees and expenses incurred by it in connection with the recapitalization transaction.

Exemption from Registration and Restrictions on Sales

        The shares of common stock and Series 1 preferred stock to be issued in the exchange offer will be issued under an exemption from registration under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received effectively assume the character of the exchanged securities for purposes of the Securities Act.

        Accordingly, if a tendering stockholder tenders shares of Series A preferred stock that are "restricted securities" or the tendering stockholder is an "affiliate" of Price Legacy, each within the meaning of Rule 144 under the Securities Act, the shares of common stock and Series 1 preferred stock received by the tendering stockholder will not be freely tradable and any resale must be by means of an effective registration under the Securities Act covering the resale of those shares or an exemption from registration under the Securities Act, including without limitation, Rule 144. If the shares of Series A preferred stock tendered are not "restricted securities" and the tendering stockholder is not an "affiliate" of Price Legacy, the shares of common stock and Series 1 preferred stock received by the tendering stockholder will be freely tradable. Persons who may be deemed to be "affiliates" include individuals or entities that control, are controlled by or are under common control of Price Legacy and may include some of the officers, directors or principal stockholders of Price Legacy.

Use of Proceeds

        The common stock and Series 1 preferred stock issued in connection with the exchange offer are only being issued in exchange for Series A preferred stock. Price Legacy will not receive any cash proceeds from the issuance of common stock and Series 1 preferred stock in the exchange offer.

Listing of Common Stock and Series 1 Preferred Stock to be Issued in the Exchange Offer

        The common stock is traded on AMEX under the symbol "XLG." There is currently no active trading market for the Series 1 preferred stock. If the common stock and Series 1 preferred stock meet its initial listing requirements, Price Legacy intends to seek to list the common stock and Series 1 preferred stock on the NYSE. However, there can be no assurance that the common stock or Series 1 preferred stock will meet such listing requirements, or that Price Legacy's efforts to list the common stock or Series 1 preferred stock on the NYSE will be successful. If Price Legacy is not successful in listing the common stock on the NYSE, Price Legacy expects that the common stock will continue to be listed on the AMEX following the recapitalization transaction. If Price Legacy is not successful in listing the Series 1 preferred stock on the NYSE, Price Legacy does not intend to seek to list the shares of Series 1 preferred stock on another trading market and cannot assure you that an active trading market for the Series 1 preferred stock will exist.

Miscellaneous

        Price Legacy is making the exchange offer to all holders of Series A preferred stock. Price Legacy is not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If Price Legacy becomes aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, Price Legacy will make a good faith effort to comply with any such law. If, after such good faith effort, Price Legacy cannot comply with any such law, the exchange offer will not be made to (nor will tenders of Series A preferred stock be accepted from or on behalf of) the holders of Series A preferred stock residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Price Legacy by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        No person has been authorized to make any recommendation on behalf of Price Legacy as to whether you should tender or refrain from tendering your shares in the exchange offer, or which form of consideration you should elect to receive if you tender. No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this offering circular or in the letter of transmittal. If anyone makes any recommendation or gives any information or representation, other than those contained in this offering circular or in the letter of transmittal, you should not rely upon that recommendation, information or representation as having been authorized by Price Legacy.

CAPITALIZATION

        The following table sets forth Price Legacy's consolidated capitalization as of September 30, 2003 on an actual basis and on a pro forma basis to reflect the effects of the recapitalization transaction assuming that (1) 100% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock and (2) 50% of the Series A preferred stock is exchanged for Series 1 preferred stock and 50% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock. The pro forma information also considers the costs of the recapitalization transaction. The pro forma information is presented as if the recapitalization transaction occurred as of September 30, 2003 for the unaudited capitalization.

	September 30, 2003
		Pro Forma
	Actual	100%	50%
	(in thousands)
Long-term debt:
Mortgages and notes payable	$495,050	$495,050	$495,050
Revolving line of credit	64,700	64,700	64,700

Total long-term debt	$559,750	$559,750	$559,750

Minority interests	1,608	1,608	1,608
Stockholders' equity:
Series A preferred stock	399,615	—	—
Series B preferred stock	106,234	—	—
Series 1 preferred stock	—	—	226,142
Common stock	4	19	13
Additional paid-in capital	183,942	726,630	524,299
Accumulated other comprehensive income	(1,648)	(1,649)	(1,648)
Retained earnings	(5,326)	(43,679)	(67,485)

Total stockholders' equity	$682,821	$681,321	$681,321

Total capitalization	$1,244,179	$1,242,679	$1,242,679

PRICE RANGE OF SHARES

        Price Legacy's common stock is listed on AMEX under the symbol "XLG." Price Legacy's Series A preferred stock is listed on the Nasdaq National Market under the symbol "PRENP." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices per share of the common stock and Series A preferred stock.

	Price Legacy Common Stock		Price Legacy Series A Preferred Stock
	High	Low	High	Low
2002
First Quarter	$3.25	$2.65	$15.85	$14.60
Second Quarter	4.33	3.15	16.11	15.25
Third Quarter	4.09	2.70	16.33	15.65
Fourth Quarter	3.25	2.55	17.27	14.80
2003
First Quarter	2.80	2.38	16.95	16.00
Second Quarter	3.84	2.45	17.63	16.00
Third Quarter	4.00	3.30	17.00	15.94
Fourth Quarter	3.89	3.26	16.80	16.06
2004
First Quarter (through January 9, 2004)	3.89	3.73	16.64	16.22

  You are urged to obtain current market quotations for your shares.

DIVIDENDS

        Price Legacy intends to distribute at least 90% of its REIT taxable income (determined without regard to the dividends-paid deduction and by excluding any net capital gain) to maintain its qualification as a REIT. See "Material Federal Income Tax Considerations Related to the Exchange Offer—Taxation of Price Legacy—Annual Distribution Requirements." In connection with the merger in September 2001, Price Legacy assumed a net operating loss of approximately $18.7 million, which can be used to reduce its federal taxable income with certain limitations.

        During 2003, Price Legacy has declared and paid four quarterly dividends of $0.35 on each share of Series A preferred stock for a total of $38.4 million. In addition, Price Legacy accrued $10.4 million in dividends on the Series B preferred stock in accordance with its terms. Price Legacy declared and paid, in additional shares of Series B preferred stock, all dividends accrued on the Series B preferred from the date of issuance through January 4, 2004. For the first 45 months after issuance, all distributions declared on the Series B preferred stock are payable in additional shares of Series B preferred stock. Any dividends required to be paid in excess of dividends on the Series A preferred stock and the Series B preferred stock will be paid to Price Legacy's common stockholders. Price Legacy has not declared or paid any dividends on the common stock during 2003.

        During 2002, Price Legacy declared and paid four quarterly dividends of $0.35 on each share of Series A preferred stock for a total of $1.40 per share or $38.4 million. In addition, Price Legacy accrued $10.4 million in dividends on the Series B preferred stock in accordance with its terms, which were subsequently declared and paid in 2003. Price Legacy did not declare or pay any dividends on the common stock during 2002.

        During 2001, Price Legacy declared and paid four quarterly dividends of $0.35 on each share of Series A preferred stock for a total of $1.40 per share or $34.6 million. In addition, Price Legacy accrued $2.8 million in dividends on the Series B preferred stock in accordance with its terms, which were subsequently declared and paid in 2003. Price Legacy did not declare or pay any dividends on the common stock during 2001.

        It is possible that, from time to time, Price Legacy may not have sufficient cash or other liquid assets to meet its distribution requirements due to timing differences between (1) the actual receipt of such income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. In the event that such timing differences occur, in order to meet these distribution requirements, Price Legacy may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table contains historical and pro forma information reflecting the effects of the recapitalization transaction assuming that (1) 100% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock and (2) 50% of the Series A preferred stock is exchanged for Series 1 preferred stock and 50% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock. The pro forma information also considers the costs of the recapitalization transaction. This information should be read in conjunction with the summary historical and pro forma financial information included elsewhere in this offering circular. The pro forma data may not be indicative of the actual results of future operations or financial position of Price Legacy had the recapitalization transaction occurred on the dates indicated.

	Nine Months Ended September 30, 2003			Year Ended December 31, 2002			Year Ended December 31, 2001
		Pro Forma			Pro Forma			Pro Forma
	Actual	100%	50%	Actual	100%	50%	Actual	100%	50%
Ratio of earnings to fixed charges	1.34	1.91	1.59	1.52	2.37	1.89	1.67	2.98	2.07

BOOK VALUE PER SHARE

        As of September 30, 2003, the date of Price Legacy's most recent balance sheet, Price Legacy's book value per share of common stock (after giving effect to the proposed 1-for-4 reverse stock split) was $19.58. Assuming 100% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock, Price Legacy's book value per share of common stock (after giving effect to the proposed 1-for-4 reverse stock split) would have been $4.60 as of September 30, 2003. Assuming 50% of the Series A preferred stock is exchanged for Series 1 preferred stock and 50% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock, Price Legacy's book value per share of common stock (after giving effect to the proposed 1-for-4 reverse stock split) would have been $14.20 as of September 30, 2003.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following tables present summary historical consolidated financial and operating information and summary pro forma consolidated financial and operating information of Price Legacy reflecting completion of the exchange offer, the Series B exchange transactions and the amendments to Price Legacy's charter.

Summary Historical Consolidated Financial Information of Price Legacy

        The following table sets forth summary historical consolidated financial and operating information of Price Legacy. Except for the three months ended September 30, 2003 and 2002, and the property information, the summary historical financial information is derived from audited consolidated financial statements of Price Legacy for each period presented. The summary historical data are only a summary, and should be read in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Price Legacy which have been incorporated by reference in this offering circular.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except for per share amounts and number of properties)
Selected Income Statement Data
Rental revenues	$96,095	$84,698	$121,167	$75,626	$64,024	$61,731	$59,453
Operating income	40,239	37,746	49,684	40,373	37,806	32,576	29,531
Income from continuing operations	22,507	23,940	29,186	33,785	31,043	30,902	28,048
Discontinued operations	(2,343)	12,831	12,041	4,216	3,249	1,769	1,381
Net income	20,161	37,062	41,227	38,001	34,292	32,671	29,429
Preferred dividends	(37,270)	(36,549)	(48,849)	(37,442)	(33,360)	(33,263)	(8,316)
Net income (loss) per common share	(17,109)	513	(7,622)	559	932	(592)	21,113
Basic	(0.46)	(0.01)	(0.19)	0.03	0.07	(0.05)	0.97
Diluted	(0.46)	(0.01)	(0.19)	0.03	0.07	(0.05)	0.96
Weighted average number of shares of common stock outstanding:
Basic	37,009	40,201	39,459	21,085	13,309	13,309	21,688
Diluted	37,009	40,442	39,459	21,106	13,309	13,309	22,010
Cash dividends per share:
Series A preferred stock	1.05	1.05	1.40	1.40	1.40	1.40	1.05
Common stock	—	—	—	—	—	—	0.35
	As of September 30,		As of December 31,
	2003	2002	2001	2000	1999	1998
Selected Balance Sheet Data
Real estate assets, net	$1,177,055	$1,106,418	$1,045,424	$545,456	$550,492	$418,252
Total assts	1,277,278	1,273,018	1,193,394	662,405	562,558	457,352
Mortgages and notes payable	559,750	548,111	484,023	195,009	97,241	108,023
Series A preferred stock	399,615	399,615	399,615	353,404	353,404	353,404
Series B preferred stock	106,234	106,234	106,234	—	—	—
Stockholders' equity	682,821	692,971	692,594	463,109	461,260	344,811
Number of properties at the end of each period(a)	48	50	52	31	32	32

(a)
Excludes real estate held by joint ventures which are not consolidated on Price Legacy's financial statements.

Summary Pro Forma Consolidated Financial Information of Price Legacy

        The following summary pro forma consolidated financial information of Price Legacy has been derived from, and should be read in conjunction with, the historical financial statements and related notes contained in the annual and quarterly reports of Price Legacy which have been incorporated by reference in this offering circular. The unaudited pro forma information presents the effects of the recapitalization transaction assuming that (1) 100% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock and (2) 50% of the Series A preferred stock is exchanged for Series 1 preferred stock and 50% of the Series A preferred stock and 100% of the Series B preferred stock are exchanged for common stock. The actual number of shares of Series A preferred stock that will be exchanged is not known. The pro forma information also considers the costs of the recapitalization transaction. The pro forma information is presented as if the recapitalization transaction occurred as of January 1, 2002 for the unaudited statements of operations data and unaudited other data and as if the recapitalization transaction occurred as of September 30, 2003 for the unaudited balance sheet data. The pro forma data may not be indicative of the actual results of future operations or financial position of Price Legacy had the recapitalization transaction occurred on the dates indicated.

STATEMENTS OF OPERATIONS DATA(1)

	Nine Months Ended September 30, 2003			Year Ended December 31, 2002
		Pro Forma			Pro Forma
	Actual	100%	50%	Actual	100%	50%
Revenues	$96,095	$96,095	$96,095	$121,167	$121,167	$121,167
Total expenses	(55,856)	(55,856)	(55,856)	(71,483)	(71,483)	(71,483)

Operating income	40,239	40,239	40,239	49,684	49,684	49,684
Interest and other	(17,732)	(17,732)	(17,732)	(20,789)	(20,789)	(20,789)

Income from continuing operations before gain on sale of real estate	22,507	22,507	22,507	28,895	28,895	28,895
Net gain on sale of real estate	(3)	(3)	(3)	291	291	291

Income from continuing operations	22,504	22,504	22,504	29,186	29,186	29,186
Discontinued operations	(2,343)	(2,343)	(2,343)	12,041	12,041	12,041

Net income	20,161	20,161	20,161	41,227	41,227	41,227
Dividends to preferred shareholders	(37,270)	—	(12,115)	(48,849)	—	(16,153)

Net income (loss) applicable to common shareholders	$(17,109)	$20,161	$8,046	$(7,622)	$41,227	$25,074

Basic and diluted net income (loss) per common share	$(1.85)	$0.43	$0.25	$(0.77)	$0.87	$0.76

Weighted average number of common shares (after giving effect to the proposed reverse stock split)	9,252	46,963	32,342	9,865	47,576	32,955

BALANCE SHEET DATA

	September 30, 2003
		Pro Forma
	Actual	100%	50%
	(in thousands)
Real Estate, net	$1,177,055	$1,177,055	$1,177,055
Cash and cash equivalents	11,811	10,311	10,311
Other assets	88,212	88,712	88,712

Total Assets	$1,277,078	$1,275,578	$1,275,578

Mortgages and notes payable	$495,050	$495,050	$495,050
Revolving line of credit	64,700	64,700	64,700
Accounts payable and other liabilities	32,899	32,899	32,899

Total liabilities	592,649	592,649	592,649
Minority interests	1,608	1,608	1,608
Stockholders' equity	682,821	681,321	681,321

Total liabilities and stockholders' equity	$1,277,078	$1,275,578	$1,275,578

(1)
The Pro Forma Statements of Operations Data does not include the following non-recurring adjustments related to the proposed recapitalization transaction:

For accounting purposes, Emerging Issue Task Force (EITF) topic D-42 governs the effect on the calculation of earnings per share for the redemption or induced conversion of preferred stock. The exchange of the Series A preferred stock for either common stock or new shares of Series 1 preferred stock is being treated as a redemption and, accordingly, the excess of the fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock on the balance sheet will be subtracted from net earnings to arrive at net earnings available to common stockholders in the calculation of earnings per share.

Assuming 100% of the outstanding shares of Series A preferred stock are exchanged for common stock, a deduction of approximately $6.6 million from net earnings available for common stockholders is expected. The common stock share price used was $3.46, which was the closing price as of September 19, 2003, the date the recapitalization transaction was announced.

Assuming 50% of the outstanding shares of Series A preferred stock are exchanged for common stock and 50% of the outstanding shares of Series A preferred stock are exchanged for Series 1 preferred stock, a deduction of approximately $30.3 million from net earnings available for common stockholders is anticipated. The common stock and Series 1 preferred stock share prices used were $3.46 and $16.24, respectively, which were the closing prices of the common stock and Series A preferred stock as of September 19, 2003, the date the recapitalization transaction was announced. For purposes of the pro forma information, it is assumed the Series 1 preferred stock is valued similar to the Series A preferred stock.

The exchange of the Series B preferred stock for common stock is being treated as an induced conversion. Assuming the conversion is consummated on February 15, 2004, the exchange of the Series B preferred stock for common stock at a ratio of 1.39 shares of common stock for each share of Series B preferred stock will result in a deduction of approximately $32.9 million from the net earnings available for common stockholders. If the conversion occurred as of January 1, 2002, the deduction from net earnings available for common stockholders would have been $27.2 million.

 CERTAIN INFORMATION ABOUT PRICE LEGACY AND AFFILIATED PARTIES

Information About Price Legacy

        Price Legacy has existed in its current form since September 2001, following the merger of Price Enterprises, Inc. and Excel Legacy Corporation. Price Legacy operates as a REIT focused mainly on open-air retail properties throughout the United States. Its current property portfolio primarily consists of shopping centers leased to major retail tenants, including Costco, The Home Depot, Kmart, The Sports Authority, Lowe's, AMC Theaters, Marshall's and Wal-Mart.

        At September 30, 2003, Price Legacy owned 38 commercial real estate properties, three of which were held through majority-owned joint ventures, and one property subject to a ground lease. Price Legacy also owned four parcels of land under development and six parcels of land held for future development or sale. In addition to the above property portfolio, Price Legacy held 50-55% ownership interests in three joint ventures. In total, Price Legacy held an interest in 51 properties. Price Legacy receives approximately 30% of annual minimum rents from tenants with investment grade credit ratings. National tenants, which Price Legacy defines as tenants located in at least three states, contribute approximately 82% of annual minimum rents.

        Price Legacy's business strategy is to enhance the value and operating income of its portfolio by, among other things, leasing vacancies in its existing properties, acquiring new investment properties and completing the development of existing properties. In making new real estate investments, Price Legacy emphasizes acquiring well-located income-producing open-air shopping centers, principally occupied by national and credit rated tenants with attractive yields and potential for increases in income and capital appreciation. Price Legacy will also, from time to time, consider disposing or exchanging existing investments, particularly non-core assets (as an entirety or on an asset-by-asset basis), in order to improve its investment portfolio or increase its funds from operations, or FFO. Price Legacy continuously evaluates its properties and reviews potential strategies of repositioning or redeveloping its properties in order to maximize FFO and enhance property values. Price Legacy's investment and portfolio management goal is maximizing long-term FFO.

        Price Legacy generally provides property management for its properties. Self-management enables Price Legacy to more closely control leasing and management of its properties. Internal property management also provides opportunities for operating efficiencies by enabling Price Legacy to acquire additional properties without proportionate increases in property management expenses. Price Legacy's property management program is implemented by property management and leasing professionals located in offices in San Diego, California, Fountain Valley, California, Scottsdale, Arizona, Sterling, Virginia, and Hollywood, Florida. Price Legacy also has an office in Salt Lake City, Utah that coordinates the acquisition and disposition of its properties.

        Price Legacy's operating results are influenced by: (1) performance and continuing viability of the existing tenants in its current real estate investment portfolio, (2) the existence of new replacement tenants, (3) competition from other retail centers and other forms of retail shopping, including internet commerce, and (4) the level of operating and capital expenses, including interest rates.

        Price Legacy's growth depends on: (1) increased returns from its existing real estate investment properties, (2) availability of attractive new real estate investment opportunities, (3) cost of capital related to existing and new real estate investments, (4) future income on projects currently under development and assets not currently generating income and (5) additional income on recently completed but not yet stabilized development projects.

        Real estate industry cycles heavily influence Price Legacy's performance as a REIT. For a further discussion of these and other risks relating to Price Legacy's business and operations, see "Risk Factors—Risks Relating to the Business and Operations of Price Legacy."

        The address of Price Legacy's principal executive office is 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. The telephone number of its principal executive office is (858) 675-9400.

Information About the Price Entities and Affiliates

        The managers of The Price Group, a California limited liability company, are Sol Price, Robert E. Price, James F. Cahill, Jack McGrory, Murray Galinson, Kathy Hillan and Joseph R. Satz. The principal business of The Price Group is investing in securities and real estate.

        The executive officers and directors of The Price Family Charitable Fund, a California private foundation, are Messrs. S. Price, R. Price, Cahill, McGrory, Galinson and Satz and Allison Price, Helen Price, William Gorham and Kathy Hillan. The principal business of The Price Family Charitable Fund is to function as a private foundation.

        The sole trustee of each of The Price Family Charitable Trust and the Sol & Helen Price Trust, each a California trust, is Sol Price. Each of The Price Family Charitable Trust and the Sol & Helen Price Trust was formed for investment and estate planning purposes.

        The trustees of each of the Robert & Allison Price Trust and the Robert & Allison Price Charitable Trust, each a California trust, are Robert E. Price and Allison Price. Each of the Robert & Allison Price Trust and the Robert & Allison Price Charitable Trust was formed for investment and estate planning purposes.

        The executive officers and directors of San Diego Revitalization Corp., a California corporation, are Messrs. S. Price, R. Price, Cahill, McGrory, Galinson, Gorham and Satz and Ms. A. Price and Ms. Hillan. The principal business of San Diego Revitalization Corp. is to purchase, develop and rehabilitate real estate in the community of City Heights in San Diego, California, in furtherance of its goals of, among other things, combating community deterioration, providing low income and decent affordable housing and reducing crime through housing improvements in the City Heights neighborhood of San Diego.

        The current business address of The Price Group, The Price Family Charitable Fund, The Price Family Charitable Trust, Sol & Helen Price Trust, Robert & Allison Price Trust, Robert & Allison Price Charitable Trust, San Diego Revitalization Corp., Messrs. S. Price, R. Price, Cahill, McGrory, Galinson, Satz and Gorham, and Ms. H. Price, Ms. A. Price and Ms. Hillan, is 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037, and the telephone number is (858) 551-2303.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

        Set forth below are the names, positions and ages of the directors, executive officers and other key employees of Price Legacy:

Name	Age	Position
Jack McGrory	53	Chairman, President and Chief Executive Officer
James F. Cahill	48	Director
Murray Galinson	65	Director
Keene Wolcott	72	Director
Robert M. Siordia	43	Chief Operating Officer and Secretary
Mark T. Burton	42	Senior Vice President—Acquisitions/Dispositions
Jeffrey R. Fisher	45	Chief Financial Officer
Marjorie G. Rubin	57	General Counsel
John A. Visconsi	59	Senior Vice President—Asset Management
Susan M. Wilson	45	Senior Vice President—Office/Industrial/Hospitality

        Jack McGrory has served as Chairman of the Board of Price Legacy since September 2001 and as President and Chief Executive Officer since October 2003. Mr. McGrory served as Chairman of the Board of Price Legacy's predecessor, Price Enterprises, and as a director of Excel Legacy from November 1999 to September 2001. Mr. McGrory currently serves as Executive Vice President of San Diego Revitalization Corp., a non-profit organization focused on real estate development in an inner city community of San Diego, a position he has held since November 2001. Mr. McGrory also has served as Managing Director of The Price Group, which is engaged in securities and real estate investments, since August 2000. Mr. McGrory served as Chief Operating Officer of the San Diego Padres from October 1999 to August 2000 and is a member of its board of directors. Mr. McGrory served as President and Chief Executive Officer of Price Enterprises from September 1997 to November 1999 and as City Manager of the City of San Diego from March 1991 to August 1997. Mr. McGrory is also a director of PriceSmart, Inc., a publicly traded operator of international membership shopping stores.

        James F. Cahill has served as a director of Price Legacy since September 2001. Mr. Cahill served as a director of Price Enterprises from August 1997 to September 2001. Mr. Cahill has also served as Executive Vice President of Price Entities since January 1987. In this position with Price Entities, he is responsible for the oversight and investment activities of the financial portfolio of Sol Price, founder of The Price Company, and related entities. Mr. Cahill has been a director of PriceSmart since November 1999, and currently serves as Vice-Chairman. He is also currently Executive Vice President of San Diego Revitalization Corp., a position he has held since November 2001. Prior to 1987, Mr. Cahill was employed at The Price Company for ten years with his last position being Vice President of Operations. Mr. Cahill was a director of Neighborhood National Bank, located in San Diego, from 1992 through January 1998.

        Murray Galinson has served as a director of Price Legacy since September 2001. Mr. Galinson served as a director of Price Enterprises from August 1994 to November 1999 and from January 2001 to September 2001. Mr. Galinson has also served as Chairman of the Board of San Diego National Bank and SDNB Financial Corp. since May 1996 and as a director of both entities since their inception in 1981. Mr. Galinson served as President of both entities from September 1984 until May 1996 and as Chief Executive Officer of both entities from September 1984 to September 1997. Mr. Galinson is also a director of PriceSmart.

        Keene Wolcott has served as a director of Price Legacy since September 2001. Mr. Wolcott has also served as President of Wolcott Investments, Inc., a private investment company, since 1975. Mr. Wolcott served as a director of The Price REIT, Inc. from January 1995 until 1998. From 1969 to 1973, Mr. Wolcott served as Chief Executive Officer of the Colorado Corporation, which managed investor funds in oil and gas exploration. Prior to 1969, he served as Senior Vice President of Hayden, Stone and Company, a securities brokerage firm.

        Robert M. Siordia has served as Chief Operating Officer and Secretary of Price Legacy since October 2003. From March 2003 to October 2003, Mr. Siordia was employed by The Price Group. From February 2000 to December 2002, Mr. Siordia served as Vice President for Deutsche Bank in the firm's real estate investment banking operations and from January 2003 to March 2003 served as Director. From October 1994 to November 1999, Mr. Siordia served as Vice President of West Coast Real Estate for Price Enterprises, Inc. From 1986 through September 1993, Mr. Siordia worked for The Price Company in various capacities within the company's real estate operations. Mr. Siordia assumed the position of Assistant Vice President of Price/Costco, Inc. following the merger of The Price Company and Costco Wholesale Corporation in 1993.

        Mark T. Burton has served as Senior Vice President—Acquisitions/Dispositions of Price Legacy since September 2001. Mr. Burton served as Senior Vice President—Acquisitions of Price Enterprises from November 1999 to September 2001 and in the same position with Excel Legacy from November 1997 to September 2001. Mr. Burton served as Senior Vice President—Acquisitions with Excel Realty Trust and then New Plan Excel from October 1995 to April 1999. He also served as a Vice President of Excel Realty Trust from January 1989 to October 1995. Mr. Burton was associated with Excel Realty Trust and its affiliates beginning in 1983, primarily in the evaluation and selection of property acquisitions.

        Jeffrey R. Fisher has served as Chief Financial Officer of Price Legacy since January 2004. Prior to joining Price Legacy, Mr. Fisher served as Chief Financial Officer of National Retail Partners, a private real estate company, from October 2000. From August 1993 to September 2000, Mr. Fisher served as Corporate Controller of Burnham Pacific Properties, Inc. Prior to joining Burnham Pacific Properties, Mr. Fisher was a senior manager at Deloitte & Touche. Mr. Fisher is a certified public accountant.

        Marjorie G. Rubin has served as General Counsel of Price Legacy since December 2003. Prior to joining Price Legacy, from 1998 to 2002, Ms. Rubin served as Senior Corporate Counsel of TrizecHahn Development Corporation, a publicly-traded, national leader in the development and operation of regional shopping centers. From 1988 to 1997, Ms. Rubin practiced law with Andersen & Waldron, where she was the partner in charge of the firm's transactional department. Prior to that, Ms. Rubin practiced law with Gibson, Dunn & Crutcher LLP.

        John A. Visconsi has served as Senior Vice President—Asset Management of Price Legacy since September 2001. Mr. Visconsi served as Senior Vice President—Asset Management of Price Enterprises from November 1999 to September 2001 and in the same position with Excel Legacy from May 1999 to September 2001. Mr. Visconsi served as Vice President—Leasing with Excel Realty Trust and then New Plan Excel from January 1995 to April 1999. He also served as Senior Vice President of Price Enterprises from January 1994 to March 1995. From 1981 to 1994, Mr. Visconsi was Director of Leasing and Land Development of Hahn Trizec, Inc.

        Susan M. Wilson has served as Senior Vice President—Office/Industrial/Hospitality of Price Legacy since September 2001. Ms. Wilson served as Senior Vice President—Mixed Use/Development of Price Enterprises and as Senior Vice President—Office/Industrial/Hospitality of Excel Legacy from December 1999 to September 2001. From May 1992 to May 1998, Ms. Wilson owned and operated her own real estate development and property management firm specializing in office, industrial and multi-family projects.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of shares of common stock, Series A preferred stock and Series B preferred stock as of January 5, 2004, by: (1) each director of Price Legacy; (2) Price Legacy's Chief Executive Officer and each of Price Legacy's other four most highly compensated executive officers; (3) all executive officers and directors of Price Legacy as a group; (4) the Price Entities and affiliated stockholders and (5) all other stockholders known by Price Legacy to be beneficial owners of more than five percent of its common stock, Series A preferred stock or Series B preferred stock. Except as otherwise indicated, each individual named has a business address of 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, and has sole investment and voting power with respect to the securities shown.

	Number of Shares Beneficially Owned			Percent Beneficially Owned (%)(2)
Name	Common(1)	Series A Preferred	Series B Preferred	Common	Series A Preferred	Series B Preferred	Percent of Total Voting Power (%)
Jack McGrory(3)(4)(5)(6)	6,713,555	4,201,896	2,062,257	19.2	15.3	8.5	14.5
James F. Cahill(3)(4)(5)(7)	6,704,554	4,396,210	2,062,257	19.2	16.0	8.5	14.5
Murray Galinson(3)(4)(5)(8)	6,704,554	4,329,188	2,062,257	19.2	15.8	8.5	14.5
Keene Wolcott(9)	70,000	—	—	*	*	*	*
Mark T. Burton	269,715	—	—	*	*	*	*
Gary B. Sabin(10)(11)	792,475	1,466	—	2.2	*	*	*
Richard B. Muir(10)	845,670	—	—	2.4	*	*	*
Graham R. Bullick, Ph.D.(10)	339,257	—	—	1.0	*	*	*
James Y. Nakagawa(10)	109,887	400	—	*	*	*	*
The Price Group(12)	5,683,854	1,024,000	2,062,257	16.3	3.7	8.5	12.4
The Price Family Charitable Fund	1,000,700	1,709,502	—	2.9	6.2	*	1.9
San Diego Revitalization Corp.	—	1,450,000	—	*	5.3	*	*
The Price Family Charitable Trust	—	4,000,000	—	*	14.6	*	*
Sol & Helen Price Trust	—	267,177	—	*	1.0	*	*
Robert & Allison Price Trust	—	1,264,533	—	*	4.6	*	*
Robert & Allison Price Charitable Trust	—	1,998,568	—	*	7.3	*	*
Sol Price(3)(4)(5)(13)	6,684,554	8,450,679	2,062,257	19.1	30.5	8.5	15.2
Robert E. Price(3)(4)(5)(14)	6,695,220	7,571,695	2,062,257	19.1	27.6	8.5	15.1
Helen Price(4)	1,000,700	1,709,502	—	2.9	6.2	*	1.9
Allison Price(4)(5)(15)	1,000,700	6,422,603	—	2.9	23.4	*	2.7
William Gorham(4)	1,000,700	3,169,002	—	2.9	11.5	*	2.1
Joseph Satz(3)(4)(5)	5,683,854	1,036,000	2,062,257	19.1	15.3	8.5	14.5
Kathy Hillan(3)(4)(5)	5,683,854	1,024,000	2,062,257	19.1	15.2	8.5	14.5
FMR Corp.(16)	3,616,303	—	—	10.4	*	*	5.9
520 Group(17)	7,500,000	—	22,062,951	20.1	*	91.5	40.2
Reed Conner & Birdwell, LLC(18)	3,500,189	—	—	10.1	*	*	6.1
Wynnefield Group(19)	1,898,100	—	—	5.5	*	*	3.1
Charles T. Munger(20)	—	2,000,000	—	*	7.3	*	*
All executive officers and directors as a group (7 persons)	7,116,570	4,554,750	2,062,257	20.1	16.6	8.5	14.7

*
Less than 1%.

(1)
Includes the following shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of January 5, 2004: Mr. McGrory—29,001; Mr. Cahill—20,000; Mr. Galinson—20,000; Mr. Wolcott—20,000; Mr. Burton—236,875; Mr. Sabin—791,000; Mr. Muir—723,667; Dr. Bullick—334,500 and Mr. Nakagawa—87,874.

(2)
Percentages are based on 34,776,325 shares of common stock, 27,434,166 shares of Series A preferred stock and 19,666,754 shares of Series B preferred stock outstanding as of January 5, 2004, plus, for each person, the shares that would be issued assuming that person exercises all options he holds that are exercisable within 60 days of January 5, 2004.

(3)
Jack McGrory, James F. Cahill, Murray Galinson, Sol Price, Robert E. Price, Kathy Hillan and Joseph Satz are co-managers of The Price Group. As such, for purposes of this table, they are each deemed to beneficially own 5,683,854 shares of common stock, including 233,679 shares of common stock issuable upon the exercise of a currently exercisable warrant,

  1,024,000 shares of Series A preferred stock and 2,062,257 shares of Series B preferred stock held by The Price Group. Each of Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. The business address for Jack McGrory, James F. Cahill, Murray Galinson, Sol Price and Robert E. Price is c/o Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037.

(4)
Jack McGrory, James F. Cahill, Murray Galinson, Sol Price, Robert E. Price, Helen Price, Allison Price and William Gorham are directors, and Joseph Satz and Kathy Hillan are officers of The Price Family Charitable Fund. As such, for purposes of this table, they are each deemed to beneficially own 1,000,700 shares of common stock and 1,709,502 shares of preferred stock held by the Charitable Fund. Each of Jack McGrory, James F. Cahill, Murray Galinson, Sol Price, Robert E. Price, Helen Price, Allison Price and William Gorham has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by the Charitable Fund.

(5)
Jack McGrory, James F. Cahill, Murray Galinson, Sol Price, Robert E. Price, Allison Price and William Gorham are directors, and Joseph Satz and Kathy Hillan are officers of San Diego Revitalization Corp. As such, for purposes of this table, they are each deemed to beneficially own 1,450,000 shares of preferred stock held by San Diego Revitalization. Each of Jack McGrory, James F. Cahill, Murray Galinson, Sol Price, Robert E. Price, Allison Price and William Gorham has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by San Diego Revitalization.

(6)
Includes 2,404 shares of Series A preferred stock held by Mr. McGrory as custodian for his minor children. Mr. McGrory disclaims beneficial ownership of such shares.

(7)
Includes 4,400 shares of Series A preferred stock held by Mr. Cahill as custodian for his minor children and 97,092 shares of Series A preferred stock held by trusts in which Mr. Cahill is a trustee. Mr. Cahill has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by the trusts.

(8)
Includes 64,199 shares of Series A preferred stock held by the Galinson Foundation, 45,000 shares of Series A preferred stock held by the Galinson Charitable Remainder Trust 2, 21,047 shares of Series A preferred stock held by the Murray and Elaine Galinson Family Trust, 10,000 shares of Series A preferred stock held by the Galinson Family Partnership, 3,565 shares of Series A preferred stock held by Kindervest and 1,875 shares of Series A preferred stock held by Mr. Galinson's spouse. Mr. Galinson disclaims beneficial ownership of such shares.

(9)
Mr. Wolcott's business address is 4545 North Lane, Del Mar, California 92014.

(10)
Messrs. Sabin, Muir and Bullick resigned from their positions with Price Legacy effective October 15, 2003, and Mr. Nakagawa resigned from his position with Price Legacy effective January 2, 2004.

(11)
Includes 309 shares of common stock over which Mr. Sabin and his wife share voting and dispositive power, which are held by Mr. Sabin and/or Mrs. Sabin as custodian for their minor children. Also includes 1,166 shares of common stock over which Mr. Sabin has sole voting and dispositive power.

(12)
Includes 233,679 shares of common stock issuable upon the exercise of a currently exercisable warrant and 24,000 shares of Series A preferred stock held by an entity controlled by The Price Group.

(13)
Includes 4,267,177 shares of Series A preferred stock held by the Price Family Charitable Trust and the Sol & Helen Price Trust, and as to which Sol Price has sole voting and dispositive power.

(14)
Includes 3,263,101 shares of Series A preferred stock held by the Robert & Allison Price Trust and the Robert & Allison Charitable Trust. Robert E. Price has shared voting and dispositive power with respect to such shares. Also includes 558 shares of Series A preferred stock held by Robert E. Price through Price Legacy's 401(k) plan and 10,666 shares of common stock held by Robert E. Price as custodian for his minor children.

(15)
Includes 3,263,101 shares of Series A preferred stock held by the Robert & Allison Price Trust and the Robert & Allison Price Charitable Trust. Allison Price has shared voting and dispositive power with respect to such shares.

(16)
Edward C. Johnson, Chairman of FMR Corp., and Abigail P. Johnson may be deemed to beneficially own these shares. This information is based solely upon information contained in a Schedule 13G filed with the SEC on December 10, 2003. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)
Includes 2,500,000 shares of common stock issuable upon the exercise of a currently exercisable warrant. The business address for 520 Group is 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037.

(18)
Includes 3,556,130 shares of common stock beneficially owned by Reed Conner & Birdwell, LLC ("RCB") and Messrs. Donn B. Conner and Jeff Bronchick, officers of RCB. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 14, 2003. The business address for RCB and Messrs. Conner and Bronchick is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, California 90025.

(19)
Includes 587,500 shares of common stock beneficially owned by Wynnefield Partners Small Cap Value, L.P., 765,700 shares of common stock beneficially owned by Wynnefield Partners Small Cap Value, L.P. I, 528,700 shares of common stock beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd., and 16,200 shares of common stock beneficially owned by Channel Partnership II, L.P. 1,353,200 of these shares of common stock may also be beneficially owned by Wynnefield Capital Management, LLC, 528,700 of these shares of common stock may also be beneficially owned by Wynnefield Capital, Inc. and 16,200 of these shares of common stock may also be beneficially owned by Nelson Obus. This information is based solely upon information contained in a Schedule 13G filed with the SEC on December 4, 2003. The business address for each of these parties is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(20)
Includes 15,000 shares of Series A preferred stock owned by Charles T. Munger, 92,115 shares of Series A preferred stock owned by Philip B. Munger, 1,275,000 shares of Series A preferred stock held by NBACTMC Partnership, 287,040 shares of Series A preferred stock held by Alfred C. Munger Trusts and 330,845 shares of Series A preferred stock held by Charles T. and Nancy B. Munger Trusts. This information is based solely upon information contained in a Schedule 13G filed with the SEC on February 5, 1999. Charles T. Munger's business address is 355 South Grand Avenue, 34th Floor, Los Angeles, California 90071.

TRANSACTIONS AND AGREEMENTS INVOLVING PRICE LEGACY'S SECURITIES

        In connection with the initial sale by Price Legacy of Series B preferred stock to the Warburg Pincus Entities in September 2001, Price Legacy, the Warburg Pincus Entities and The Price Group entered into a registration rights agreement under which the Warburg Pincus Entities were granted the right to cause Price Legacy to register under the Securities Act all shares of common stock held by the Warburg Pincus Entities, including upon conversion of the Series B preferred stock and exercise of the warrants granted to the Warburg Pincus Entities at that time. In connection with its purchase of the securities of Price Legacy held by the Warburg Pincus Entities, 520 Group assumed the Warburg Pincus Entities' rights under the registration rights agreement.

        The registration rights agreement provides that 520 Group may make a total of two demands for registration of the shares of common stock owned by it. However, Price Legacy is not obligated to comply with any demand for registration if the securities to be registered will not have an anticipated aggregate public offering price of at least $10 million or if Price Legacy has filed a registration statement that has become effective within the previous 180 days in which securities held by the requesting stockholder could have been included for sale or distribution under the terms of the registration rights agreement.

        The Price Group and 520 Group are entitled under the registration rights agreement to unlimited "piggyback" registration rights to include their shares of common stock in registrations initiated by Price Legacy or 520 Group (other than any registration relating solely to employee benefits plans or to a registration pursuant to Rule 145 under the Securities Act).

        So long as Price Legacy is eligible to register its securities under the Securities Act using Form S-3, the registration rights agreement provides that 520 Group will have the right to make an unlimited number of demands for registrations of its shares of common stock on Form S-3. However, Price Legacy is not obligated to comply with any demand for registration on Form S-3 if the securities to be registered will not have an anticipated aggregate public offering price of at least $5 million or if Price Legacy has filed a registration statement that has become effective within the previous 180 days in which securities held by the requesting stockholder could have been included for sale or distribution under the terms of the registration rights agreement.

        The registration rights agreement contains customary indemnification and contribution provisions relating to the exercise by The Price Group and 520 Group of their registration rights. The registration rights will expire for a particular stockholder, if that holder can resell all of its securities in a three-month period under Rule 144 of the Securities Act.

        Mr. Cahill is the borrower and The Price Family Charitable Trust is the lender under a loan agreement entered into in May 1998. The loan is secured by 64,133 shares of Series A preferred stock held by Mr. Cahill and pledged to The Price Family Charitable Trust. The Price Family Charitable Trust does not have the right to vote or dispose of the pledged shares unless the loan is in default. Mr. McGrory was the borrower and Sol & Helen Price Trust was the lender under a loan agreement entered into in May 1998. The loan was secured by 12,800 shares of Series A preferred stock held by Mr. McGrory and pledged to Sol & Helen Price Trust. Mr. McGrory repaid a portion of the loan in November 1999 and repaid the loan in full in January 2003.

        On August 23, 2002, The Price Family Charitable Trust sold 1,450,000 shares of Series A preferred stock to San Diego Revitalization Corp. for $16.00 per share. The shares were purchased with a $23,200,000 promissory note bearing interest at 8% per annum and originally due August 23, 2003. The maturity of the promissory note was then extended to August 23, 2004 and a principal payment of $7,000,000 was made on October 10, 2003.

        On November 21, 2002, The Price Family Charitable Trust made a charitable donation of 867,956 shares of Series A preferred stock to the Price Family Charitable Fund.

        On April 24, 2003, San Diego Revitalization Corp. purchased from The Price Family Charitable Trust 619,046 shares of common stock and 550 shares of Series A preferred stock of PriceSmart, Inc. San Diego Revitalization Corp. paid $950,000 in cash and executed a promissory note in favor of The Price Family Charitable Trust in the principal amount $9,029,021. To secure its obligations under the note, San Diego Revitalization Corp. granted to The Price Family Charitable Trust a security interest in the shares of common stock and preferred stock. San Diego Revitalization Corp. paid The Price Family Charitable Trust $550,000 in cash for the 550 shares of PriceSmart, Inc. preferred stock.

        On November 3, 2003, San Diego Revitalization Corp. borrowed $8,000,000 from The Price Family Charitable Trust and $4,000,000 from the Robert & Allison Price Charitable Trust. Each of these loans bears interest at the rate of 6% and matures in 2008. The loans are construction loans related to a building project in San Diego, California and are secured by a deed of trust on the building. The loan from The Price Family Charitable Trust is part of a $10,000,000 commitment and the loan from Robert & Allison Price Charitable Trust is part of a $5,000,000 commitment.

        On December 23, 2003, San Diego Revitalization Corp. borrowed $4,000,000 from the Sol & Helen Price Trust, $6,000,000 from The Price Family Charitable Trust, $1,000,000 from the Robert & Allison Price Trust, $4,000,000 from the Robert & Allison Price Charitable Trust, and $3,000,000 from the Galinson Family Partnership II, a California limited partnership. Each of the these loans bears interest at the rate of 7% and matures on December 31, 2004. In connection with each of these loans, San Diego Revitalization Corp. entered into a pledge agreement with the lender, pursuant to which San Diego Revitalization Corp. pledged shares of Series A preferred stock to the lender to secure the loan (with 322,222 shares pledged to Sol & Helen Price Trust, 483,333 pledged to The Price Family Charitable Trust, 80,556 pledged to Robert & Allison Price Trust, 322,222 pledged to Robert & Allison Price Charitable Trust and 241,667 pledged to the Galinson Family Partnership II). Under each pledge agreement, the lender does not have the right to vote or dispose of any of the shares pledged thereunder unless San Diego Revitalization Corp. is in default under the applicable loan.

        On January 2, 2004, 520 Group borrowed $31,000,000 from The Price Group, $43,000,000 from the Price Family Charitable Fund and $5,000,000 from the Sol & Helen Price Trust. These loans were made to fund, in part, 520 Group's purchase of securities from the Warburg Pincus Entities. Each of these loans bears interest at the rate of three-month LIBOR plus 325 basis points and matures on December 31, 2006. In connection with the loans from The Price Group and the Price Family Charitable Fund, 520 Group entered into a pledge and security agreement with each of The Price Group and the Price Family Charitable Fund, pursuant to which 520 Group pledged shares of common stock and Series B preferred stock to them to secure the loans (with 2,094,595 shares of common stock and 7,534,513 shares of Series B preferred stock pledged to The Price Group, and 2,905,405 shares of common stock and 10,451,099 shares of Series B preferred stock pledged to the Price Family Charitable Fund). Under each pledge and security agreement, the lender does not have the right to vote or dispose of any of the shares pledged thereunder unless 520 Group is in default under the applicable loan. The loan from the Sol & Helen Price Trust is unsecured.

        The following table indicates, with respect to purchases of Series A preferred stock made by any of the Price Entities or Price Managers since January 1, 2002, the amount of shares purchased, the price paid and the average price paid for the shares for each quarterly period since January 1, 2002. None of the Price Entities or Price Managers has purchased any shares of common stock or Series B preferred stock since January 1, 2002.

Purchaser	Number of Shares Purchased	Date of Purchase	Price Paid(1)
The Price Group(2)	31,200	12/10/2003	$16.24
Price Family Charitable Fund	550,000	12/9/2002	$16.30
San Diego Revitalization Corp.(3)	1,450,000	8/23/2002	$16.00
Murray Galinson	1,875	8/16/2002	$15.90

(1)
Each of the transactions was a single purchase and the only purchase made by the applicable Price Entity or Price Manager in the quarter. Therefore no range of prices is applicable and the Price Paid is also the average price paid in the quarter represented by the purchase.

(2)
All 31,200 shares of Series A preferred stock were purchased from the Sol & Helen Price Trust.

(3)
All 1,450,000 shares of Series A preferred stock were purchased from The Price Family Charitable Trust.

        Except as otherwise described in this offering circular, neither Price Legacy nor, to the best of Price Legacy's knowledge, any of its affiliates, directors or executive officers, is currently a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the recapitalization or with respect to any securities of Price Legacy, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as disclosed in this offering circular, Price Legacy currently has no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, including a merger, reorganization or liquidation, involving Price Legacy or any of its subsidiaries,

  •
  any purchase, sale or transfer of a material amount of assets of Price Legacy or any of its subsidiaries, taken as a whole,

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of Price Legacy,

  •
  any change in the present board of directors or management of Price Legacy, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on Price Legacy's board or to change any material term of the employment contract of any executive officer,

  •
  any other material change in Price Legacy's corporate structure or business,

  •
  any class of equity securities of Price Legacy to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association,

  •
  any class of equity securities of Price Legacy becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act,

  •
  the suspension of Price Legacy's obligation to file reports under Section 15(d) of the Exchange Act,

  •
  the acquisition by any person of additional securities of Price Legacy, or the disposition of securities of Price Legacy, or

  •
  any changes in Price Legacy's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Price Legacy.

        Based on Price Legacy's records and on information provided to Price Legacy by its directors, executive officers, affiliates and subsidiaries, neither Price Legacy nor any of its affiliates or subsidiaries nor, to the best of Price Legacy's knowledge, any of the directors or executive officers of Price Legacy or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Series A preferred stock during the 60 days prior to the date of this offering circular.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Management

        In 1998, Excel Legacy loaned to some of its officers an aggregate amount of approximately $10.9 million representing approximately 50% of the purchase price of shares of Excel Legacy common stock purchased by the officers at that time. Price Legacy assumed the loans receivable from these officers in the merger in September 2001. Following the merger, shares of common stock secured the loans. Loans to some of the officers were recourse against the officers in the amount of any deficiency between the value of the pledged shares of common stock and the outstanding balance of the loan. The remaining loans were non-recourse, but were secured by the pledged shares of common stock. One of the officers used personal funds to repay his loan in its entirety prior to maturity. The remaining loans matured on March 31, 2003. On that date, Price Legacy acquired from the officers with non-recourse loans the common stock pledged as collateral and cancelled the officers' remaining obligations under the loans. In the case of the recourse loans, Price Legacy acquired from the officers the common stock pledged as collateral, and the officers repaid the remaining balance of their loans.

        The following table provides, with respect to each executive officer who had a loan from Price Legacy described above, the outstanding balance of the loan, with accrued interest, at maturity, the number of pledged shares surrendered to Price Legacy, and the recourse payment from the officer to Price Legacy (if any).

Name	Outstanding Loan Balance at Maturity	Pledged Shares Surrendered at Maturity	Recourse Payment (if any)
Gary B. Sabin	$4,586,188	1,016,899	—
Richard. B. Muir	1,472,394	305,666	—
Graham R. Bullick, Ph.D.	1,542,394	306,027	$62,782
Mark T. Burton	1,542,394	322,754	—
James Y. Nakagawa(1)	—	—	—
S. Eric Ottesen	1,542,394	308,619	53,062
Ronald H. Sabin(2)	1,612,394	341,413	—
David A. Lund(3)	1,441,767	306,012	—

(1)
Mr. Nakagawa repaid his loan with personal funds prior to maturity. Mr. Nakagawa's outstanding loan balance was $40,331 at the time of repayment.

(2)
Ronald H. Sabin is a former officer of Excel Legacy who resigned prior to the merger, and the brother of Gary B. Sabin, former Co-Chairman and Chief Executive Officer of Price Legacy. Ronald H. Sabin's loan was secured by 341,413 shares of Price Legacy common stock and recourse against Mr. Ronald Sabin in the amount of $122,281. Upon maturity, Price Legacy acquired the 341,413 pledged shares and cancelled the remaining obligations under his loan, including the recourse amount.

(3)
David A. Lund is a former officer of Excel Legacy who resigned prior to the merger. Mr. Lund's loan was unsecured and recourse against Mr. Lund in the full amount of the loan. Price Legacy acquired 306,012 shares of Price Legacy common stock owned by Mr. Lund and cancelled the remaining obligations under his loan.

Management Resignations; Termination and Release Agreement

        Messrs. Sabin, Muir, Bullick and Ottesen, former members of Price Legacy's senior management, resigned from their positions with Price Legacy effective October 15, 2003, including the resignation of

Messrs. Sabin and Muir from Price Legacy's board of directors. In connection with their resignations, Price Legacy entered into a resignation and release agreement providing for the following:

  •
  Price Legacy agreed to pay to each of Messrs. Sabin, Muir, Bullick and Ottesen his base salary and accrued vacation pay through October 15, 2003 and to reimburse all business expenses incurred through October 15, 2003 in accordance with Price Legacy's standard policies;

  •
  Price Legacy agreed to maintain for each of Messrs. Sabin, Muir, Bullick and Ottesen, their spouses and dependents, until October 15, 2004, the medical, hospitalization, dental, disability and life insurance programs in which the officers, their spouses and dependents were participating immediately prior to October 15, 2003 at the current levels;

  •
  all options to purchase shares of Price Legacy's capital stock granted to Messrs. Sabin, Muir, Bullick and Ottesen became fully vested as of October 15, 2003 and will continue to be outstanding and exercisable, and the expiration date of such options will be extended until October 15, 2004;

  •
  each of Messrs. Sabin, Muir, Bullick and Ottesen will receive any other rights, compensation and/or benefits as may be due to them under the terms and provisions of Price Legacy's 401(k) Plan;

  •
  any restrictions on the ability of Messrs. Sabin, Muir, Bullick or Ottesen to engage in any activities, directly or indirectly, in competition with Price Legacy, or to make any investment in competition with Price Legacy contained in their employment agreements were terminated; and

  •
  Messrs. Sabin, Muir, Bullick and Ottesen, on the one hand, and Price Legacy, on the other hand, provided customary mutual releases of claims for events occurring prior to October 15, 2003.

        In connection with these resignations, Price Legacy also entered into a master separation agreement with Messrs. Sabin, Muir, Bullick and Ottesen that established certain additional arrangements between Price Legacy and the resigning officers, including:

  •
  the purchase by Price Legacy of 2,267,000 shares of common stock held by Mr. Sabin and certain related entities for a purchase price of $4.00 per share, which occurred on October 23, 2003, and the application of the proceeds to pay the purchase price of the real estate transactions described below;

  •
  the sublease by Price Legacy of Price Legacy's interest in the Excel Centre Office Building and a grant by Price Legacy of the right to purchase all of Price Legacy's rights and interest in the Excel Centre Office Building for an aggregate purchase price equal to $14.7 million;

  •
  the sale by Price Legacy of real estate known as the Redhawk II land, including the assignment by Price Legacy of all plans and entitlements related to the Redhawk II land, for an aggregate purchase price equal to $4,754,082; and

  •
  a lease by Price Legacy of the office space in the Excel Centre Office Building that is used by Price Legacy for its corporate headquarters at market rates and other terms mutually agreed by the parties.

Warburg Pincus Stock Sale

        On September 9, 2003, the Warburg Pincus Entities entered into a purchase agreement with The Price Group under which the Warburg Pincus Entities will sell to The Price Group, or its assignees, all Price Legacy securities held by the Warburg Pincus Entities, including 17,985,612 shares of Series B preferred stock, 5,000,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock. The Warburg Pincus Entities' stock sale was completed on January 5, 2004. In connection with the completion of the stock sale, Messrs. Leibowitz and Keating resigned from Price Legacy's board of directors.

Series B Exchange Agreements

        On January 13, 2004, Price Legacy entered into exchange agreements with 520 Group and the Price Entities, significant stockholders of Price Legacy, under which Price Legacy agreed to exchange 1.39 shares of common stock (or 0.3475 of a share of common stock after giving effect to the proposed 1-for-4 reverse stock split) for each outstanding share of Series B preferred stock held by 520 Group and The Price Group. The Series B exchange transactions, which are described further under "Proposal 2—Series B Exchange Transactions" of Price Legacy's proxy statement relating to the special meeting, are expected to close as soon as practicable following the special meeting.

        Assuming all outstanding shares of Series B preferred stock and accrued dividends on the Series B preferred stock are exchanged for common stock, 520 Group and The Price Group will receive, in exchange for their Series B preferred stock, an aggregate of approximately 8.5 million shares of common stock (after giving effect to the proposed 1-for-4 reverse stock split), including an aggregate of approximately 0.7 million shares of common stock for all outstanding shares of Series B preferred stock owned by The Price Group and an aggregate of approximately 7.8 million shares of common stock for all outstanding shares of Series B preferred stock owned by 520 Group.

DESCRIPTION OF PRICE LEGACY CAPITAL STOCK

        The following is a description of the material terms of the capital stock of Price Legacy. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you are referred to the MGCL, Price Legacy's charter and bylaws and the amendment and restatement of Price Legacy's charter described in the special meeting proxy statement under "Proposal 8: The Amendment and Restatement of Price Legacy's Charter."

General

        Price Legacy's charter currently authorizes a total of 150,000,000 shares of capital stock, consisting of 94,691,374 shares of common stock, $0.0001 par value per share, 27,434,166 shares of 8 3/4% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share, and 27,458,855 shares of 9% Series B Junior Convertible Redeemable Preferred Stock, $0.0001 par value per share. As of January 5, 2004, 34,776,325 shares of common stock, 27,434,166 shares of Series A preferred stock and 24,125,207 shares of Series B preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

        If the amendment and restatement of Price Legacy's charter is approved, Price Legacy will then be authorized to issue a total of 150,000,000 shares of capital stock, including 106,931,723 shares of common stock, 27,849,771 shares of Series A preferred stock and 15,218,506 shares of Series 1 preferred stock, and the Series B preferred stock will be eliminated.

        Price Legacy's board of directors may, without stockholder approval, increase or decrease the authorized number of shares of capital stock of Price Legacy or the authorized number of shares of stock of any class or series of Price Legacy.

Common Stock

        All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. The rights of the holders of common stock are subject to the preferential rights of any other class or series of stock of Price Legacy and to the provisions of Price Legacy's charter regarding the restrictions on transfer of Price Legacy's stock.

  Ranking

        The common stock ranks, relating to distributions and upon liquidation, dissolution or winding-up:

  •
  senior to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank junior to the common stock,

  •
  on a parity with all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank on a parity with the common stock, and

  •
  junior to the Series A preferred stock, the Series B preferred stock, the Series 1 preferred stock, if and when authorized and issued, and to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank senior to the common stock.

  Distributions

        The holders of common stock are entitled to receive distributions if, as and when authorized and declared by Price Legacy's board out of assets legally available for the payment of distributions. Shares of common stock have equal distribution rights. To the extent that any distributions (whether payable in cash or stock) on common stock are treated as nonpreferential dividends for federal income tax purposes, they may be used to satisfy Price Legacy's 90% REIT distribution requirement. See "Material

Federal Income Tax Considerations Related to the Exchange Offer—Taxation of Price Legacy—Annual Distribution Requirements."

        Unless full dividends on the issued and outstanding Series A preferred stock, Series B preferred stock, and, if approved and issued, the Series 1 preferred stock have been paid for all past dividend periods, no dividends may generally be paid on the common stock. As discussed below, (1) the holders of Series A preferred stock are entitled to receive (when and if authorized and declared by Price Legacy's board out of assets legally available for that purpose), quarterly cumulative distributions payable in cash in an amount per share equal to $1.40 per annum, (2) the holders of Series B preferred stock are entitled to receive (when and if authorized and declared by Price Legacy's board out of assets legally available for that purpose) quarterly cumulative distributions payable in shares of Series B preferred stock in an amount per share equal to 9% of the original issue price of the Series B preferred stock ($5.56), or $.50 per share, per annum (subject to customary adjustments) for the first 45 months after the Series B preferred stock is issued, and payable in cash in an amount equal to 10% of the original issue price of the Series B preferred stock ($5.56), or $.56 per share, per annum (subject to customary adjustments) thereafter and (3) if approved and issued, the holders of Series 1 preferred stock will be entitled to receive (when and if authorized and declared by Price Legacy's board out of assets legally available for that purpose), quarterly cumulative distributions payable in cash in an amount per share equal to $1.16 per annum.

        To qualify as a REIT, Price Legacy must distribute at least 90% of its REIT taxable income to its stockholders (determined without regard to the dividends paid deduction and by excluding capital gains), and will be subject to tax to the extent it distributes less then 100% of its REIT taxable income. Price Legacy is expected to distribute in excess of this minimum requirement, or approximately 100% of its REIT taxable income, to its stockholders following the recapitalization transaction. As a result of Price Legacy's dividend obligations to the holders of preferred stock, assuming 50% of the outstanding shares of Series A preferred stock are exchanged for common stock and 50% of the outstanding shares of Series A preferred stock are exchanged for Series 1 preferred stock, the holders of common stock will receive distributions only if Price Legacy is able to distribute more than $16.2 million, which is the aggregate amount of annual distributions that would be initially payable on the Series 1 preferred stock.

  Liquidation

        In the event of the liquidation, dissolution or winding-up of Price Legacy, after payment of or adequate provision for all of Price Legacy's known debts and liabilities, the holders of common stock are entitled to share ratably in Price Legacy's assets legally available for distribution to its stockholders. Shares of common stock have equal liquidation rights.

  Redemption

        The holders of common stock have no sinking fund or redemption rights, except as provided under "—Restrictions on Transfer" below.

  Voting

        Each outstanding share of common stock is entitled to one vote on all matters generally submitted to a vote of stockholders, including the election of directors, subject, however, to any special voting rights now or hereafter afforded to any class or series of stock. Under Price Legacy's current charter, subject to the right of the holders of Series A preferred stock to vote separately to elect four directors and of the Warburg Pincus Entities to elect two directors, the holders of Series A preferred stock and common stock, voting together as a single class, are entitled to elect the remaining members of Price Legacy's board of directors. As a result of the sale of the Warburg Pincus Entities' securities to 520

Group, the Warburg Pincus Entities no longer have the right to vote separately to elect directors. If the recapitalization transaction is approved and consummated, the holders of Series A preferred stock will no longer have any right to vote separately to elect directors and the holders of common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer), but not the holders of Series 1 preferred stock, voting together as a single class, will be entitled to elect all of Price Legacy's directors at the first annual meeting following the recapitalization and at each succeeding annual meeting of stockholders. The directors in office at the time of the recapitalization will remain in office following the recapitalization until the next annual meeting of stockholders and until their successors are duly elected and qualify.

  Protective Provisions

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by the board of directors and approved by the affirmative vote of two-thirds of all the stockholder votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. Price Legacy's charter provides that any action, which would include an amendment to Price Legacy's charter, will be valid and effective if approved by the affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast on the matter, rather than two-thirds as otherwise provided for under the MGCL.

  Conversion

        The holders of common stock have no conversion rights.

  Preemptive Rights

        The holders of common stock have no preemptive rights.

Series A Preferred Stock

  Ranking

        The Series A preferred stock ranks, relating to distributions and upon liquidation, dissolution or winding-up of Price Legacy:

  •
  senior to the common stock, the Series B preferred stock and to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank junior to the Series A preferred stock,

  •
  on a parity with the Series 1 preferred stock, if and when authorized and issued, and all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank on a parity with the Series A preferred stock, and

  •
  junior to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank senior to the Series A preferred stock.

  Distributions

        The holders of Series A preferred stock are entitled to receive, when, as and if authorized and declared by Price Legacy's board out of assets legally available for that purpose, cumulative distributions payable in cash in an amount per share equal to $1.40 per annum, payable quarterly in arrears on the 15th day, or next succeeding business day, of February, May, August and November of each year. To the extent that these distributions are treated as dividends for federal income tax purposes, they may be used to satisfy Price Legacy's 90% REIT distribution requirement. See "Material Federal Income Tax Considerations Related to the Exchange Offer—Taxation of Price Legacy—Annual Distribution Requirements." No dividends or other distributions, other than in shares of stock ranking junior to the Series A preferred stock, may be paid on any stock ranking junior to the Series A preferred stock until full distributions have been or contemporaneously are declared and paid, or set aside for payment, on the Series A preferred stock. No dividends or other distributions, other than in shares of stock ranking junior to the Series A preferred stock, may be paid on any stock ranking on a parity with the Series A preferred stock until full distributions have been or contemporaneously are declared and paid, or set aside for payment, on the Series A preferred stock, except that, when distributions are not paid in full or a sum sufficient is not set aside for such payment on the Series A preferred stock, all distributions declared on the Series A preferred stock and any other stock ranking on a parity with the Series A preferred stock will be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series A preferred stock and any other such parity stock. Because the Series 1 preferred stock (if and when authorized and issued) will rank on a parity with the Series A preferred stock, when distributions are not paid in full or a sum sufficient is not set aside for such payment on the Series A preferred stock and Series 1 preferred stock, all distributions declared on the Series A preferred stock and Series 1 preferred stock will be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series A preferred stock and the Series 1 preferred stock, except that Price Legacy may declare and pay distributions on the Series A preferred stock for any period prior to the first full distribution period on the Series 1 preferred stock following the exchange offer without declaring or setting aside distributions on the Series 1 preferred stock.

  Liquidation

        In the event of the liquidation, dissolution or winding-up of Price Legacy, after payment of or adequate provision for all of Price Legacy's known debts and liabilities, the holders of Series A preferred stock are entitled to receive $16.00 per share of Series A preferred stock, together with any accrued but unpaid dividends, before any payment or distribution is made on any junior shares. If the assets of Price Legacy distributable among the holders of Series A preferred stock are insufficient to pay in full the liquidating distributions to which the holders of Series A preferred stock and any other shares of stock ranking on a parity with the Series A preferred stock are entitled, such assets will be distributed among the holders of Series A preferred stock and any such other parity stock ratably in the same proportion as the respective amounts that would be payable on such Series A preferred stock and any such other parity stock if all amounts to which they are entitled were paid in full. In the event of the liquidation, dissolution or winding-up of Price Legacy, the Series A preferred stock will rank on a parity with the Series 1 preferred stock (if and when authorized and issued), and if the assets of Price Legacy are insufficient to pay in full the liquidating distributions to which each is entitled, Price Legacy's assets would be distributed among the holders of Series A preferred stock and Series 1 preferred stock in proportion to their aggregate liquidation preferences at the time of such liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A preferred stock will have no right or claim to any of the remaining assets of Price Legacy.

  Redemption

        Shares of Series A preferred stock may be redeemed by Price Legacy at any time upon proper notice, at a price per share of $16.00, together with any accrued but unpaid dividends.

  Voting

        Price Legacy's charter currently provides that the holders of Series A preferred stock are entitled to vote with the holders of Series B preferred stock and common stock on all matters on which the holders of common stock are entitled to vote. In any matter in which the Series A preferred stock is entitled to be voted, each share of Series A preferred stock is entitled to 1/10 of one vote, except that when any other class or series of preferred stock has the right to vote together with the Series A preferred stock, the Series A preferred stock is entitled to one vote per $16.00 of stated liquidation preference. Price Legacy's charter also currently provides that the holders of Series A preferred stock, voting separately as a class, are entitled to elect four directors, the Warburg Pincus Entities are entitled to vote separately to elect two directors, as long as they beneficially owned securities representing at least 10% of Price Legacy's outstanding common stock, on an as-converted basis, and the holders of Series A preferred stock and common stock, voting together as a single class, are entitled to elect the remaining members of Price Legacy's board of directors. The right of the holders of Series A preferred stock to elect directors as a separate class terminates on the date any of the following occur:

  •
  less than 2,000,000 shares of Series A preferred stock remain outstanding,

  •
  Price Legacy or any of its affiliates makes an offer to purchase any and all outstanding shares of Series A preferred stock at a cash price of $16.00 per share, and purchases all shares duly tendered and not withdrawn,

  •
  Price Legacy's board (1) issues or agrees to issue any equity securities or securities convertible or exchangeable into or exercisable for equity securities, in any case, without the unanimous approval of all of the members of Price Legacy's board or (2) fails to pay distributions on the common stock in an amount equal to 100% of Price Legacy's taxable income or an amount necessary to maintain its status as a REIT, or in an amount equal to the excess, if any, of Price Legacy's funds from operations, less the Series A preferred stock distributions, over $7.5 million, or

  •
  Price Legacy's board, by unanimous vote, approves a resolution terminating the right of the holders of Series A preferred stock to elect members of Price Legacy's board as a separate class.

        The right of the Warburg Pincus Entities to elect two directors terminated, and the term of office of the directors elected by the Warburg Pincus Entities expired, as a result of the sale of the Warburg Pincus Entities' securities to 520 Group.

        In connection with the recapitalization transaction, the board intends to unanimously approve a resolution terminating the right of the holders of Series A preferred stock to elect members of Price Legacy's board as a separate class. Therefore, the holders of common stock and Series A preferred stock (to the extent any shares of Series A preferred stock remain outstanding following the exchange offer), but not the holders of Series 1 preferred stock, voting together as a single class, will be entitled to elect all of Price Legacy's directors at the first annual meeting following the recapitalization and at each succeeding annual meeting of stockholders. The directors in office at the time of the recapitalization will remain in office following the recapitalization until the next annual meeting of stockholders and until their successors are duly elected and qualify.

        Whenever distributions on any shares of Series A preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series A preferred stock (voting separately as a class with all other series of preferred stock with like voting rights) will be entitled to vote for the election of two additional directors at a special meeting of the holders of Series A preferred stock or of any other series of preferred stock so in arrears or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on shares of Series A preferred stock for the past distribution periods and the then current distribution period will have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set aside for payment in full;

whereupon either the additional directors elected by the Series A preferred stock will resign or their term of office will expire, and the number of directors constituting the board of directors will be decreased accordingly.

  Protective Provisions

        So long as any shares of Series A preferred stock are outstanding, Price Legacy will not, without the affirmative vote of at least two-thirds of the outstanding Series A preferred stock,

  •
  authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of Price Legacy ranking prior or senior to the Series A preferred stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized shares of capital stock of Price Legacy into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of such shares, or

  •
  amend, alter or repeal the provisions of Price Legacy's charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A preferred stock or the holders of Series A preferred stock; provided, however, that so long as shares of Series A preferred stock, or shares of any equivalent class or series of stock issued by the surviving corporation in a merger, consolidation or share exchange to which Price Legacy is a party, remain outstanding with their terms materially unchanged, no amendment, alteration or repeal of provisions of Price Legacy's charter will be deemed to adversely affect the rights, preferences, privileges or voting power of the Series A preferred stock. In addition, an increase in the amount of the authorized or issued shares of any class or security convertible into any shares ranking on a parity with or junior to the Series A preferred stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up will not be deemed to adversely affect such rights, preferences, privileges or voting powers.

        Because Price Legacy's board of directors, by unanimous vote, intends to approve a resolution terminating the rights of the holders of Series A preferred stock to elect members of Price Legacy's board as a separate class, no separate vote of the Series A preferred stock is necessary to approve the amendments to Price Legacy's charter.

  Conversion

        The holders of Series A preferred stock have no conversion rights.

  Preemptive Rights

        The holders of Series A preferred stock have no preemptive rights.

Series B Preferred Stock

  Ranking

        The Series B preferred stock ranks, relating to distributions and upon liquidation, dissolution or winding-up of Price Legacy:

  •
  senior to the common stock, and to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank junior to the Series B preferred stock,

  •
  on a parity with all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank on a parity with the Series B preferred stock, and

  •
  junior to the Series A preferred stock, the Series 1 preferred stock, if and when authorized and issued, and to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank senior to the Series B preferred stock.

  Distributions

        The holders of Series B preferred stock are entitled to receive, when, as and if authorized and declared by Price Legacy's board out of funds legally available for that purpose, cumulative distributions payable in shares of Series B preferred stock in an amount per share equal to 9% of the original issue price of the Series B preferred stock ($5.56), or $.50 per share, per annum (subject to customary adjustments) for the first 45 months after the Series B preferred stock is issued, and payable in cash in an amount equal to 10% of the original issue price of the Series B preferred stock ($5.56), or $.56 per share, per annum (subject to customary adjustments) thereafter. Such distributions are payable quarterly in arrears on the 15th day, or next succeeding business day, of February, May, August and November of each year. To the extent that these distributions (whether payable in cash or Series B preferred stock) are treated as dividends for federal income tax purposes, they may be used to satisfy Price Legacy's 90% REIT distribution requirement. See "Material Federal Income Tax Considerations Related to the Exchange Offer—Taxation of Price Legacy—Annual Distribution Requirements." No dividends or other distributions, except in shares of stock ranking junior to the Series B preferred stock, may be paid on any stock ranking on a parity with or junior to the Series B preferred stock without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B preferred stock; provided, however, that if full distributions have been or contemporaneously are declared and paid, or set aside for payment, on the Series B preferred stock, Price Legacy may make such distributions (1) if the amount of all distributions on all classes of Price Legacy's capital stock for the fiscal year does not exceed 100% of Price Legacy's REIT taxable income for such fiscal year or (2) if required to protect Price Legacy's status as a REIT.

  Liquidation

        In the event of the liquidation, dissolution or winding-up of Price Legacy or, in some cases, a merger, consolidation, share exchange or sale of all or substantially all of Price Legacy's assets, after payment of or adequate provision for all known debts and liabilities of Price Legacy and payment of any liquidation preference with respect to any shares of Price Legacy's capital stock ranking senior to the Series B preferred stock as to liquidation preference, the holders of Series B preferred stock are entitled to receive $5.56 per share (subject to customary adjustments), together with any accrued but unpaid dividends, before any payment or distribution is made on any junior shares. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series B preferred stock will have no right or claim to any of the remaining assets of Price Legacy.

  Redemption

        Shares of Series B preferred stock may be redeemed by Price Legacy after 60 months from the initial issuance of the Series B preferred stock if the average closing price of the common stock for the preceding 40 consecutive trading days is less than $7.50 per share and Price Legacy has elected, within the 60-day period following the date that is 60 months from initial issuance of the Series B preferred stock, to effect such redemption. Such redemption will be effected over a five-year period at a price of $5.56 per share, plus accrued and unpaid dividends.

  Voting

        Each share of Series B preferred stock is entitled to that number of votes equal to the number of shares of common stock into which such share is then convertible, which is currently one. The holders of Series B preferred stock are entitled to vote on all matters submitted to a vote of stockholders, other than the election of directors. However, the Warburg Pincus Entities were entitled to elect two directors to Price Legacy's board, as long as they beneficially owned securities representing at least 10% of Price Legacy's outstanding common stock, on an as-converted basis. As a result of the sale of the Warburg Pincus Entities' securities to 520 Group, the term of office of Messrs. Leibowitz and Keating, the directors elected by the Warburg Pincus Entities, terminated, Messrs. Leibowitz and Keating resigned from the board of directors and the Warburg Pincus Entities are no longer entitled to designate any directors to Price Legacy's board.

  Protective Provisions

        So long as any shares of Series B preferred stock are outstanding, Price Legacy will not, without the affirmative vote of the holders of at least two-thirds of the outstanding Series B preferred stock,

  •
  other than in connection with an offer to purchase shares of Series A preferred stock that is financed through the issuance of perpetual preferred stock with a coupon of 8 3/4% or less, debt with an interest rate of 8 3/4% or less and a term of seven years or more, or any other financing arrangement that costs Price Legacy no more than the cost to maintain the Series A preferred stock then outstanding and that Price Legacy's board of directors deems to be at least as beneficial as the terms of the Series A preferred stock, authorize or create, or increase the authorized or issued amount of any shares of, any class or any security convertible into shares of any class ranking senior to the Series B preferred stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or

  •
  amend, alter or repeal the provisions of Price Legacy's charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B preferred stock or of the holders of Series B preferred stock; provided, however, that so long as shares of Series B preferred stock, or shares of any equivalent class or series of stock issued by the surviving corporation in a merger, consolidation or share exchange to which Price Legacy is a party, remain outstanding with their terms materially unchanged, no amendment, alteration or repeal of provisions of Price Legacy's charter will be deemed to adversely affect the rights, preferences, privileges or voting power of the Series B preferred stock. In addition, an increase in the amount of the authorized preferred stock or creation or issuance of any other shares of Series B preferred stock or securities convertible into any shares ranking on a parity with or junior to the Series B preferred stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up will not be deemed to adversely affect such rights, preferences, privileges or voting powers.

        Prior to the date that is six months after the conversion or redemption of the Series B preferred stock, Price Legacy also may not take any of the following actions unless the action is approved by a majority of Price Legacy's board.

  •
  amend, alter or repeal any provision of Price Legacy's charter or bylaws,

  •
  other than in connection with an offer to purchase shares of Series A preferred stock that is financed through the issuance of perpetual preferred stock with a coupon of 8 3/4% or less, debt with an interest rate of 8 3/4% or less and a term of seven years or more, or any other financing arrangement that costs Price Legacy no more than the cost to maintain the Series A preferred stock then outstanding and that Price Legacy's board of directors deems to be at least as beneficial as the terms of the Series A preferred stock, authorize or effect the issuance of any equity securities, or rights to acquire equity securities, of any class of Price Legacy's capital stock ranking senior to or on a parity with the Series B preferred stock as to distributions or upon liquidation, dissolution or winding-up,

  •
  authorize or effect any sale, lease, transfer or other disposition of assets in an amount greater than an aggregate of $50 million in any nine-month period,

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  authorize or effect any merger, consolidation, recapitalization or other reorganization of Price Legacy with or into another corporation,

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  authorize or effect any acquisition by Price Legacy of another corporation by means of a purchase of all or substantially all of the capital stock or assets of the other corporation for an amount greater than an aggregate of $50 million in any nine-month period,

  •
  authorize or effect any liquidation, dissolution or winding-up of Price Legacy or adopt any plan for the liquidation, dissolution or winding-up of Price Legacy,

  •
  other than in connection with an offer to purchase shares of Series A preferred stock that is financed through the issuance of perpetual preferred stock with a coupon of 8 3/4% or less, debt with an interest rate of 8 3/4% or less and a term of seven years or more, or any other financing arrangement that costs Price Legacy no more than the cost to maintain the Series A preferred stock then outstanding and that Price Legacy's board of directors deems to be at least as beneficial as the terms of the Series A preferred stock, authorize or effect the issuance of any equity securities or rights to acquire equity securities of any class other than (1) an issuance to the holders of Series B preferred stock pursuant to the terms of Price Legacy's charter, (2) an issuance upon exercise of options, warrants, conversion or subscription rights in existence on the date the Series B preferred stock was first issued, (3) an issuance under any stock option, stock purchase, dividend reinvestment or similar plan or arrangement for the benefit of employees, consultants or directors of Price Legacy or its subsidiaries in existence on the date the Series B preferred stock was first issued or, if later, that is approved by Price Legacy's board or (4) an issuance, when taken together with all other issuances after the date the Series B preferred stock was first issued, that does not exceed 5% of the securities of such class, on a fully diluted basis, outstanding on the date the Series B preferred stock was first issued,

  •
  other than in connection with (1) an offer to purchase shares of Series A preferred stock that is financed through the issuance of perpetual preferred stock with a coupon of 8 3/4% or less, debt with an interest rate of 8 3/4% or less and a term of seven years or more, or any other financing arrangement that costs Price Legacy no more than the cost to maintain the Series A preferred stock then outstanding and that Price Legacy's board of directors deems to be at least as beneficial as the terms of the Series A preferred stock or (2) the redemption of the Series B preferred stock in accordance with Price Legacy's charter, authorize or effect the redemption or repurchase of any equity securities of Price Legacy or rights to acquire equity securities of Price Legacy (other than the repurchase of stock from employees of Price Legacy or its subsidiaries pursuant to repurchase rights under vesting provisions related to the length of period of employment of the employees at purchase prices initially paid by such employees for such shares) in an amount greater than an aggregate of $10 million in any 12-month period, or

  •
  authorize or effect the incurrence of any indebtedness for borrowed money or guarantee any such indebtedness (other than debt related to the construction or improvement of Price Legacy's real estate projects) in an amount greater than an aggregate of $25 million in any 12-month period.

        In addition, Price Legacy's board may, without stockholder approval, increase or decrease the authorized number of shares of stock of Price Legacy or the authorized number of shares of stock of any class or series of Price Legacy.

        If the amendment and restatement of Price Legacy's charter is approved, the remaining protective provisions (as well as all other matters relating to the Series B preferred stock) will be eliminated from the charter. Because the Series B exchange transactions will be completed prior to the implementation of the amendment and restatement of Price Legacy's charter, no Series B preferred stock will be outstanding at the time of the amendment and restatement and no separate vote of the Series B preferred stock will be required to approve the amendment and restatement.

  Conversion

        Each share of Series B preferred stock may be converted by its holder, at any time prior to the date any shares of Series B preferred stock are redeemed or Price Legacy is liquidated, into the number of shares of common stock obtained by dividing $5.56 by the conversion price then in effect, currently $5.56 and subject to customary anti-dilution adjustments.

        In addition, at the option of Price Legacy, all, but not less than all, of the Series B preferred stock is convertible prior to its redemption by Price Legacy on the date that is 45 months after the initial issuance of the Series B preferred stock or the date that is 60 months after the initial issuance of the Series B preferred stock into the number of shares of common stock obtained by dividing $5.56 by the conversion price then in effect, currently $5.56 and subject to customary anti-dilution adjustments. If, however, the average closing price of the common stock for the 40 consecutive trading days prior to the date three days before Price Legacy provides notice of its intent to convert the Series B preferred stock is less than $7.50 per share, the conversion price then in effect will be adjusted so that each share of Series B preferred stock will convert into the number of shares of common stock otherwise issuable multiplied by a fraction equal to $8.25 divided by the average closing price of the common stock over such 40 trading day period. Upon any conversion of the Series B preferred stock, each holder of Series B preferred stock is entitled to receive any dividends accrued and unpaid prior to the date of conversion.

  Anti-Dilution

        The conversion price used to determine the number of shares of common stock issuable upon conversion of the Series B preferred stock is subject to anti-dilution adjustment in the event Price Legacy takes specific actions, including issuances of stock at below-market prices, stock dividends, subdivisions of the common stock and capital reorganizations or reclassifications of Price Legacy's capital stock.

  Preemptive Rights

        The holders of Series B preferred stock have no preemptive rights.

  Series 1 Preferred Stock

        If the recapitalization transaction is approved at the special meeting, and if the Series 1 preferred stock is to be issued in the exchange offer, Price Legacy will designate a class of preferred stock with the following material terms.

  Ranking

        The Series 1 preferred stock will rank, relating to distributions and upon liquidation, dissolution or winding-up of Price Legacy:

  •
  senior to the common stock, the Series B preferred stock (which will be eliminated), and to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank junior to the Series 1 preferred stock,

  •
  on a parity with the Series A preferred stock and all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank on a parity with the Series 1 preferred stock, and

  •
  junior to all of Price Legacy's stock that Price Legacy's board may authorize in the future with terms that specifically provide that such stock rank senior to the Series 1 preferred stock.

  Distributions

        The holders of the Series 1 preferred stock will be entitled to receive, when, as and if authorized and declared by Price Legacy's board out of funds legally available for that purpose, cumulative distributions payable in cash in an amount per share equal to $1.16 per annum, payable quarterly in arrears on the 15th day, or next succeeding business day, of February, May, August and November of each year. The first distribution on the Series 1 preferred stock following the exchange offer, which is scheduled to be paid on                        , will include both the partial distribution for the period following completion of the exchange offer to                        and the full distribution for the period from                        to                         . Any distributions payable on the Series 1 preferred stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to the holders of record as they appear in the share records of Price Legacy at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution payment date falls or such other date designated by the board of directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such distribution payment date. To the extent that these distributions are treated as dividends for federal income tax purposes, they may be used to satisfy Price Legacy's 90% REIT distribution requirement. See "Material Federal Income Tax Considerations Related to the Exchange Offer—Taxation of Price Legacy—Annual Distribution Requirements."

        No dividends or other distributions, other than in shares of stock ranking junior to the Series 1 preferred stock, may be paid on any stock ranking junior to the Series 1 preferred stock until full distributions have been or contemporaneously are declared and paid, or set aside for payment, on the Series 1 preferred stock. No dividends or other distributions, other than in shares of stock ranking junior to the Series 1 preferred stock, may be paid on any stock ranking on a parity with the Series 1 preferred stock until full distributions have been or contemporaneously are declared and paid, or set aside for payment, on the Series 1 preferred stock, except that, when distributions are not paid in full or a sum sufficient is not set aside for such payment on the Series 1 preferred stock, all distributions declared on the Series 1 preferred stock and any other stock ranking on a parity with the Series 1 preferred stock will be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series 1 preferred stock and any other such parity stock. Because the Series A preferred stock will rank on a parity with the Series 1 preferred stock, when distributions are not paid in full or a sum sufficient is not set aside for such payment on the Series 1 preferred stock and Series A preferred stock, all distributions declared on the Series 1 preferred stock and Series A preferred stock will be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series 1 preferred stock and the Series A preferred stock, except that Price Legacy may declare distributions on the Series A preferred stock for any period prior to the first full Series 1 distribution period following completion of the exchange offer without declaring or setting aside dividends on the Series 1 preferred stock.

  Liquidation

        In the event of the liquidation, dissolution or winding-up of Price Legacy, after payment of or adequate provision for all of Price Legacy's known debts and liabilities, the holders of Series 1 preferred stock will be entitled to receive $17.00 per share of Series 1 preferred stock, together with any accrued but unpaid dividends, before any payment or distribution is made on any junior shares. If the assets of Price Legacy distributable among the holders of Series 1 preferred stock are insufficient to pay in full the liquidating distributions to which the holders of Series 1 preferred stock and any other shares of stock ranking on a parity with the Series 1 preferred stock are entitled, such assets will be distributed among the holders of Series 1 preferred stock and any such other parity stock ratably in the same proportion as the respective amounts that would be payable on such Series 1 preferred stock and any such other parity stock if all amounts to which they are entitled were paid in full. In the event of the liquidation, dissolution or winding-up of Price Legacy, the Series 1 preferred stock will rank on a parity with the Series A preferred stock, and if the assets of Price Legacy are insufficient to pay in full the liquidating distributions to which each is entitled, Price Legacy's assets would be distributed among the holders of Series 1 preferred stock and Series A preferred stock in proportion to their aggregate liquidation preferences at the time of such liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series 1 preferred stock will have no right or claim to any of the remaining assets of Price Legacy.

  Redemption

        Except in certain circumstances relating to Price Legacy's maintenance of its ability to qualify as a REIT under the Code as provided in Price Legacy's charter and as described generally under the heading "—Restrictions on Transfer" and except in the event of a change of control, the Series 1 preferred stock will not be redeemable prior to one year from the initial date of issuance. On and after such date, or at any time upon a change of control, Price Legacy may, at its option upon not less than 30 nor more than 60 days' written notice, redeem the Series 1 preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $17.00 per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest, to the extent Price Legacy has funds legally available therefor; provided that any redemption upon a change of control must be for all of the outstanding shares of Series 1 preferred stock and no redemption upon a change of control may occur more than 90 days after the change of control.

        If notice of redemption of any Series 1 preferred stock has been given and if the funds necessary for such redemption have been irrevocably set aside for payment, then from and after the redemption date distributions will cease to accrue on such Series 1 preferred stock, such Series 1 preferred stock will no longer be deemed outstanding and all rights of the holders of the Series 1 preferred stock will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series 1 preferred stock shares are to be redeemed, the shares to be redeemed will be selected pro rata (as nearly as may be practicable) or by any other equitable method determined by Price Legacy.

        If Price Legacy redeems shares of Series 1 preferred stock, notice of such redemption will be given to each holder of record of the shares to be redeemed. Such redemption notice will state (1) the date the shares are to be redeemed, or the Call Date, (2) the redemption price, (3) the number of shares of Series 1 preferred stock to be redeemed, (4) the place or places at which the certificates evidencing the shares of Series 1 preferred stock are to be surrendered for payment and (5) that distributions on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all of the shares of Series 1 preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series 1 preferred stock to be redeemed from such holder. Such notice will be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of Price Legacy, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Call Date. If Price Legacy elects to provide such notice by publication, it will also promptly mail notice of such redemption to the holders of the shares of Series 1 preferred stock to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series 1 preferred stock, except as to the holder to whom notice was defective or not given.

        The holders of shares of Series 1 preferred stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the shares of Series 1 preferred stock on the corresponding distribution payment date notwithstanding the redemption thereof between such distribution record date and the corresponding distribution payment date. Except as provided above, Price Legacy will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series 1 preferred stock to be redeemed.

        The Series 1 preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "—Restrictions on Transfer" below.

  Voting

        If the amendment and restatement of Price Legacy's charter is approved, the holders of Series 1 preferred stock will not be entitled to vote, including with respect to the election of directors to Price Legacy's board.

  Protective Provisions

        There will be no protective provisions in Price Legacy's charter relating to the Series 1 preferred stock.

  Conversion

        The holders of Series 1 preferred stock have no conversion rights.

  Preemptive Rights

        The holders of Series 1 preferred stock have no preemptive rights.

Power to Reclassify Unissued Shares of Price Legacy's Stock

        Price Legacy's charter authorizes Price Legacy's board to classify or reclassify any unissued shares of Price Legacy's stock of any class or series. Prior to the issuance of shares of each class or series the terms of which are not already set in the charter or by prior board action, Price Legacy's board is required by the MGCL and Price Legacy's charter to set (subject to the provisions of Price Legacy's charter regarding the restrictions on transfer of stock) the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. In addition, Price Legacy's board may, without stockholder approval, increase or decrease the authorized shares of capital stock of Price Legacy or the authorized shares of stock of any class or series of Price Legacy.

Restrictions on Transfer

        Price Legacy's charter contains restrictions on the ownership and transfer of its stock, which are intended to assist it in complying with the Code's requirements for qualification as a REIT. For Price Legacy to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. Also, shares of Price Legacy capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. As permitted by the MGCL, for purposes of maintaining Price Legacy's

REIT status under the Code, Price Legacy's charter provides that, subject to some exceptions, no person may:

  •
  actually or beneficially own, or be deemed to own, more than 5% in the aggregate (by number or value, whichever is more restrictive) of the outstanding capital stock of Price Legacy, or

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  actually or constructively own, or be deemed to own, more than 9.8% in the aggregate (by number or value, whichever is more restrictive) of the outstanding capital stock of Price Legacy.

        Because Price Legacy has different classes of stock, mere fluctuations in the value of Price Legacy's stock could cause a stockholder's ownership of Price Legacy's stock to increase to a percentage that is in violation of either of the above ownership limits. As a result, a stockholder whose ownership of Price Legacy's stock approaches either of the above ownership limits should carefully monitor fluctuations in stock value.

        Price Legacy's charter provides that its board may, in its sole discretion, exempt a person or persons from the above ownership limits, provided that the procedures set forth in Price Legacy's charter are complied with and Price Legacy's board determined that the exemption will not cause Price Legacy to fail to qualify as a REIT. The person seeking an exemption may be required to represent to the satisfaction of Price Legacy's board that it will not violate such restrictions and agree that any violation or attempted violation of any of the restrictions in Price Legacy's charter will result in the automatic transfer to a trust of the shares of stock causing the violation. In addition, as a condition to an exemption, Price Legacy's board may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to Price Legacy's board in its sole discretion, in order to determine or ensure Price Legacy's status as a REIT.

        Price Legacy's board has waived the above ownership limits with respect to The Price Group and affiliated entities (which, as of January 5, 2004, beneficially owned approximately 27.1% of the value of Price Legacy's stock) and the 520 Group and its affiliates. Price Legacy conditioned these waivers upon the receipt of undertakings and representations from each of these persons which it believed were reasonably necessary for it to conclude that the waivers would not cause it to fail to qualify as a REIT.

        Price Legacy's charter further prohibits, without exception:

  •
  any person from actually, beneficially or constructively owning shares of stock of Price Legacy that would result in Price Legacy being "closely held" under Section 856(h) of the Code or otherwise cause Price Legacy to fail to qualify as a REIT, and

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  any person from transferring shares of stock of Price Legacy if such transfer would result in all classes and series of stock of Price Legacy being beneficially owned by fewer than 100 persons.

        Price Legacy's charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of Price Legacy that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Price Legacy and provide Price Legacy with such other information as Price Legacy may request in order to determine the effect of such transfer on Price Legacy's status as a REIT.

        The foregoing restrictions on transferability and ownership will not apply if Price Legacy's board determines that it is no longer in the best interests of Price Legacy to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to Price Legacy's charter, which requires the affirmative vote of a majority of the votes entitled to be cast on the amendment.

        If any transfer of shares of stock of Price Legacy occurs which, if effective, would result in any person actually, beneficially or constructively owning shares of stock of Price Legacy in excess or in violation of the above transfer or ownership limitations, such person a "prohibited owner," then Price Legacy's charter provides that:

  •
  the number of shares of stock of Price Legacy the actual, beneficial or constructive ownership of which otherwise would cause the prohibited owner to violate the ownership limitations (rounded to the nearest whole share) be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in such shares,

  •
  the automatic transfer is deemed to be effective as of the close of business on the business day prior to the date of the violative transfer, and the shares of Price Legacy's stock held in the trust are issued and outstanding shares of stock of Price Legacy,

  •
  the prohibited owner has no economic benefit from ownership of any shares of Price Legacy's stock held in the trust, has no rights to distributions and has no rights to vote or rights otherwise attributable to the shares of Price Legacy's stock held in the trust,

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  the trustee of the trust is to have all voting rights and rights to dividends or other distributions with respect to shares of Price Legacy's stock held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary,

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  any dividend or other distribution paid prior to the discovery by Price Legacy that shares of Price Legacy's stock have been transferred to the trustee must be paid by the recipient of the dividend or distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid is required by the terms of Price Legacy's charter to be paid when due to the trustee (any dividend or distribution so paid to the trustee is required by the terms of Price Legacy's charter to be held in trust for the charitable beneficiary), and

  •
  the prohibited owner has no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that the shares of Price Legacy's stock have been transferred to the trust, the trustee will have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by a prohibited owner prior to the discovery by Price Legacy that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary; provided, however, that if Price Legacy has already taken irreversible corporate action, then Price Legacy's charter provides that the trustee will not have the authority to rescind and recast such vote.

        Price Legacy's charter provides that, within 20 days of receiving notice from Price Legacy that shares of stock of Price Legacy have been transferred to the trust, the trustee will sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in Price Legacy's charter. Upon the sale of the shares of Price Legacy's stock, the interest of the charitable beneficiary in the shares sold terminates and the trustee is to distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  the prohibited owner receives the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, determined in accordance with Price Legacy's charter, of such shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, and

  •
  any net sale proceeds in excess of the amount payable to the prohibited owner is to be paid immediately to the charitable beneficiary.

        If, prior to the discovery by Price Legacy that shares of Price Legacy's stock have been transferred to the trust, such shares are sold by a prohibited owner, then (1) such shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, the excess will be paid to the trustee upon demand. If, for any reason, the transfer of the shares of stock of Price Legacy to the trust is not automatically effective, to prevent violation of the applicable ownership limit or any other limit provided in Price Legacy's charter or imposed by Price Legacy's board, then Price Legacy's charter provides that the transfer of such shares will be null and void.

        In addition, shares of stock of Price Legacy held in the trust are deemed to have been offered for sale to Price Legacy, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift and (2) the market price on the date Price Legacy, or its designee, accepts such offer. Price Legacy has the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to Price Legacy, the interest of the charitable beneficiary in the shares sold terminates and the trustee is to distribute the net proceeds of the sale to the prohibited owner.

        If any attempted transfer of shares would cause Price Legacy to be beneficially owned by fewer than 100 persons, Price Legacy's charter provides that the transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

        Price Legacy's charter requires that all certificates representing shares of common stock and Price Legacy preferred stock bear a legend referring to the restrictions described above.

        The terms of Price Legacy's charter also require that every owner of Price Legacy's stock, or person holding on behalf of such owner, provide to Price Legacy, upon demand, a completed questionnaire containing the information regarding the ownership of their shares, as set forth in the Code or the Treasury Regulations, and such information as Price Legacy may request, in good faith, in order to determine Price Legacy's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control of Price Legacy that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock and the Series A preferred stock is, and for the Series 1 preferred stock will be, Mellon Investor Services LLC.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
RELATED TO THE EXCHANGE OFFER

        The following is a summary of the United States federal income tax considerations which are anticipated to be material to the holders of Series A preferred stock who exchange their shares for Series 1 preferred stock, common stock, or a combination of both Series 1 preferred stock and common stock in the exchange offer and the holders of Series B preferred stock who exchange their shares for common stock in the Series B exchange transactions (collectively, the "Holders") and other material United States federal income tax considerations related to the transaction. This summary is based on current law and is not tax advice.

        The information in this section is based on:

  •
  the Internal Revenue Code of 1986, as amended, or the Code,

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  current, temporary and proposed Treasury Regulations promulgated under the Code,

  •
  the legislative history of the Code,

  •
  current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and

  •
  court decisions,

in each case, as of the date of this offering circular. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change.

        This discussion assumes that Holders are "United States persons." For purposes of this discussion, the term "United States person" means:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership or other entity treated as a corporation or partnership for United States federal income tax purposes created or organized under the laws of the United States or any State or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  •
  a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        This discussion also assumes that Holders have held Series A preferred stock or Series B preferred stock, as the case may be, as "capital assets" within the meaning of the Code (generally, property held for investment) and will also hold the Series 1 preferred stock and common stock as "capital assets." It does not consider the effect of any foreign, state, local or other tax laws that may be applicable to Price Legacy or to the Holders. This discussion also assumes that the Series 1 preferred stock will properly be treated as equity (and not indebtedness) of Price Legacy for federal income tax purposes. This summary does not address all of the tax considerations that may be relevant to a Holder, such as the potential application of the alternative minimum tax to the exchange offer, and does not purport to deal with all aspects of federal income taxation that may affect particular Holders in light of their individual circumstances, nor with Holders subject to special treatment under the federal income tax laws, including:

  •
  insurance companies,

  •
  tax-exempt organizations,

  •
  financial institutions or broker-dealers,

  •
  traders in securities that elect to mark to market,

  •
  Holders owning capital stock as part of a "straddle," "hedge" or "conversion transaction,"

  •
  United States Holders whose functional currency is not the United States dollar,

  •
  persons deemed to sell the capital stock under the constructive sale provisions of the Code,

  •
  "S" corporations,

  •
  expatriates,

  •
  REITs or regulated investment companies,

  •
  Holders who acquired Price Legacy's capital stock as compensation, and

  •
  Holders of Price Legacy's capital stock who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for United States federal income tax purposes.

        If a partnership holds Price Legacy's capital stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Price Legacy's capital stock should consult their tax advisors regarding the tax consequences of the ownership and disposition of such stock.

        Price Legacy has not requested, and does not plan to request, any rulings from the IRS concerning the exchange offer, the Series B exchange transactions or Price Legacy's tax treatment, and the statements in this offering circular are not binding on the IRS or any court. Thus, Price Legacy can provide no assurance that the tax considerations described in this discussion will not be challenged by the IRS or, if challenged, would be sustained by a court.

        Holders are urged to consult their tax advisors regarding the specific tax consequences to them of:

  •
  participation in the exchange offer or the Series B exchange transactions,

  •
  the ownership and sale or other disposition of Price Legacy's capital stock, including the federal, state, local, foreign and other tax consequences of such receipt, ownership and sale or other disposition,

  •
  Price Legacy's election to be taxed as a REIT for federal income tax purposes, and

  •
  potential changes in the tax laws.

Exchange of Series A Preferred Stock or Series B Preferred Stock for Common Stock

        The tax consequences of the exchange of Series A preferred stock or Series B preferred stock for solely common stock will be a tax-free "recapitalization" under Section 368(a)(1)(E) of the Code and Sections 1.368-2(e) and 1.356-7 of the Treasury Regulations. In such case, the aggregate tax basis of the common stock exchanged for Series A preferred stock or Series B preferred stock, as the case may be, will be equal to the tax basis of the Series A preferred stock or Series B preferred stock for which it is exchanged. A Holder's holding period in the common stock will include the Holder's holding period in the Series A preferred stock or Series B preferred stock exchanged for it.

Exchange of Series A Preferred Stock for Series 1 Preferred Stock

        The tax consequences of the exchange of Series A preferred stock for Series 1 preferred stock would vary depending on whether the exchange of Series A preferred stock for Series 1 preferred stock constitutes an "exchange" for federal income tax purposes. The exchange of Series A preferred stock for Series 1 preferred stock would generally constitute an "exchange" for federal income tax purposes if the terms of Series 1 preferred stock are significantly different from the terms of Series A preferred stock. Although not free from doubt, Price Legacy believes, and the following discussion assumes, that the exchange of Series A preferred stock for Series 1 preferred stock constitutes an "exchange" for federal income tax purposes. If, contrary to this assumption, the exchange of Series A preferred stock for Series 1 preferred stock did not constitute an "exchange" for federal income tax purposes, such exchange would generally be ignored and would not result in any taxable gain or loss. In such event, Series 1 preferred stock would be treated as the continuation of Series A preferred stock for federal income tax purposes.

        Assuming that the exchange of Series A preferred stock for Series 1 preferred stock constitutes an exchange for United States federal income tax purposes, the exchange should be a "recapitalization" under Section 368(a)(1)(E) of the Code and Sections 1.368-2(e) and 1.356-7 of the Treasury Regulations. The receipt of "boot" in the exchange offer may nonetheless cause an exchanging Holder to recognize taxable gain. Holders will be deemed to receive boot in the exchange offer if the Series 1 preferred stock is "nonqualified preferred stock" (unless the Series A preferred stock is also "nonqualified preferred stock").

        Nonqualified preferred stock is defined as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent if, in addition, (1) the issuer or a related person has the right to redeem or purchase the stock within 20 years after the issue date and (2) as of the issue date, it is more likely than not that such right will be exercised. The Series 1 preferred stock is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Price Legacy has the right to redeem the Series 1 preferred stock after one year from the date the Series 1 preferred stock is issued (the "Redemption Right"). Whether Price Legacy's Redemption Right is more likely than not to be exercised is unclear under existing law.

        Although Price Legacy intends to take the position that the Series 1 preferred stock is not nonqualified preferred stock, there currently exists no authority interpreting the meaning of whether a corporation will be viewed as "more likely than not" to exercise a redemption right for this purpose. In addition, such position is based on facts as of the date of this offering circular, including the fair market value of Series A preferred stock, which is subject to change. As there is no authoritative guidance as to how to apply the "more likely than not" standard in this context, there is a material risk that the Redemption Right could be viewed as "more likely than not" to be exercised and, accordingly, the Series 1 preferred stock could be considered nonqualified preferred stock. However, because of the uncertainty in this area, each Holder is strongly encouraged to consult its own tax advisor as to whether the receipt of Series 1 preferred stock by it in the exchange offer will be taxable.

        If the Series 1 preferred stock is not nonqualified preferred stock, then the exchange of Series A preferred stock for Series 1 preferred stock should be tax free. In that event, the aggregate tax basis of the Series 1 preferred stock exchanged for Series A preferred stock will be equal to the tax basis of the Series A preferred stock for which it is exchanged. A Holder's holding period in the Series 1 preferred stock will include the Holder's holding period in the Series A preferred stock exchanged for it. The consequences described in this paragraph would also apply if the both the Series A preferred stock and the Series 1 preferred stock were nonqualified preferred stock. However, Price Legacy believes that the Series A preferred stock is not nonqualified preferred stock.

        If the Series 1 preferred stock is nonqualified preferred stock, assuming the Series A preferred stock exchanged for it is not nonqualified preferred stock, Holders will recognize gain (but not loss) in the amount equal to the difference between the fair market value of the Series 1 preferred stock received and the basis in the Series A preferred stock exchanged. In that event, the tax basis of the Series 1 preferred stock would be equal to its fair market value, and a Holder's holding period in the Series 1 preferred stock would begin on the day after the exchange. Any gain the Holders are required to recognize on receipt of the Series 1 preferred stock would likely be ordinary income to the extent of the Holder's ratable share of accumulated or current earnings and profits. Thereafter, any remaining gain Holders are required to recognize should be applied against the Holder's basis in the Series A preferred stock and capital gain thereafter.

Exchange of Series A Preferred Stock for Series 1 Preferred Stock and Common Stock

        If a Holder exchanges Series A preferred stock for a combination of Series 1 preferred stock and common stock, and the Series 1 preferred stock received in the exchange is not nonqualified preferred stock, or both the Series A preferred stock and the Series 1 preferred stock are nonqualified preferred stock, the exchange will be a tax-free "recapitalization" under Section 368(a)(1)(E) of the Code and Sections 1.368-2(e) and 1.356-7 of the Treasory Regulations and the Holder's aggregate tax basis in the Series A preferred stock exchanged will be allocated between the Series 1 preferred stock and the common stock in proportion to their relative fair market values. If the Series 1 preferred stock is nonqualified preferred stock, assuming the Series A preferred stock exchanged for it is not nonqualified preferred stock, Holders will recognize gain (but not loss) in the amount equal to the lesser of (1) the difference between the fair market value of the Series 1 preferred stock and common stock received and the basis in the Series A preferred stock exchanged for it and (2) the fair market value of the Series 1 preferred stock received. In that event, the tax basis of the Series 1 preferred stock would be equal to its fair market value, and the tax basis of the common stock would be equal to the tax basis of the Series A preferred stock exchanged for both Series 1 preferred stock and common stock, decreased by the fair market value of the Series 1 preferred stock received, increased by the amount of gain the Holder was required to recognize on the exchange. Except as described in this paragraph, the tax consequences of the exchange of Series A preferred stock for Series 1 preferred stock and common stock will be as described above with respect to the exchange of Series A preferred stock solely for Series 1 preferred stock or solely for common stock.

Section 306 of the Code

        To the extent gain or loss is not recognized by the Holder on receipt of the Series 1 preferred stock in the exchange offer, the Series 1 preferred stock could, under certain circumstances, be treated as "Section 306 Stock." A holder of Section 306 Stock may be treated as recognizing dividend income (instead of capital gain) on certain dispositions of the Section 306 Stock or, if the holder recognizes a loss on the disposition of Section 306 Stock, the loss would be disallowed.

        If the Series A preferred stock was Section 306 Stock in the hands of a Holder of Series A preferred stock, the Series 1 preferred stock received in exchange for such Series A preferred stock will also be Section 306 Stock (although common stock received in exchange for Series A preferred stock that was Section 306 Stock would not be Section 306 Stock). Even if the Series A preferred stock is not Section 306 Stock, the Series 1 preferred stock could be characterized as Section 306 Stock if, for example, the receipt of the Series 1 preferred stock by the Holders pursuant to an exchange offer is "substantially the same as the receipt of a stock dividend," and Price Legacy has earnings and profits as of the end of the current taxable year. Price Legacy expects that it may have accumulated or current earnings and profits as of the end of the current taxable year for this purpose. Whether the receipt of the Series 1 preferred stock in the exchange offer would be viewed as being substantially the same as the receipt of a stock dividend and thus treated under current tax laws as Section 306 Stock is unclear. There are no judicial or administrative interpretations of Section 306 of the Code to a situation which is analogous to the exchange offer. Based on the purpose for which Section 306 of the Code was enacted, Price Legacy believes the Series 1 preferred stock received in the exchange offer should not be treated as Section 306 Stock. However, the treatment of the Series 1 preferred stock received in the exchange offer as Section 306 Stock is not clear under current tax law. Each Holder is urged to consult its own tax advisor regarding the potential application of Section 306 of the Code to the Series 1 preferred stock.

Section 305 of the Code

        Under Section 305 of the Code and the corresponding Treasury Regulations, if the redemption price of shares of preferred stock exceeds the issue price (which is generally the price paid in cash or property for the shares at original issuance) by more than a de minimis amount, the excess may be considered "redemption premium" that has to be taken into account by the holder of the preferred stock on an economic accrual basis over the period that the stock is outstanding. In that event, the holder of the preferred stock could be required to recognize ordinary income in excess of actual cash distributions to it during any given taxable year. An issuer's right to redeem preferred stock results in constructive distribution treatment only if, based on all the facts and circumstances on the issue date of the preferred stock, redemption pursuant to the right is more likely than not to occur. Price Legacy expects that its exercise of the Redemption Right would not be viewed as more likely than not to occur under Section 305 of the Code as of the issue date of the Series 1 preferred stock, and thus, Section 305 should not apply.

Fractional Shares

        A Holder of Series A preferred stock or Series B preferred stock who receives cash instead of fractional shares of Series 1 preferred stock or Price Legacy common stock will be treated as having received the fractional shares in the exchange offer or the Series B exchange transactions, as the case may be, and then having exchanged the fractional shares for cash in a redemption by Price Legacy. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of the gain or loss will be equal to the difference between the amount of cash received and the Holder's tax basis in the fractional share

Reverse Stock Split

        Other than cash payments, if any, received by a Holder of Price Legacy common stock in lieu of fractional shares, no gain or loss should be recognized by a Holder of Price Legacy common stock upon the conversion of each outstanding share of common stock into 0.25 of a share of common stock in the reverse stock split. The aggregate tax basis of the Holder's common stock after the reverse stock split (including any fraction of a share of new common stock deemed to have been received) will be the same as the Holder's aggregate tax basis in the common stock before the reverse stock split. Holders who receive cash in lieu of fractional shares of common stock as a result of the reverse stock split will be treated as having received the fractional shares pursuant to the reverse stock split and then having exchanged the fractional shares for cash in a redemption by Price Legacy, and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the old common stock was held for more than one year. The Holder's holding period for the common stock will include the period during which the Holder held the common stock before the reverse stock split.

Redemption of Series A Preferred Stock

        As noted above, Price Legacy will likely redeem Series A preferred stock which remains outstanding after the exchange offer has been completed. A redemption of shares of the Series A preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of Price Legacy's current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

  •
  is "substantially disproportionate" with respect to the Holder;

  •
  results in a "complete termination" of the Holder's stock interest in Price Legacy, or

  •
  is "not essentially equivalent to a dividend" with respect to the Holder,

all within the meaning of Section 302(b) of the Code.

        In determining whether any of these tests has been met, shares of capital stock, including common stock and other equity interests in Price Legacy, considered to be owned by the Holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the Holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the Holder depends upon the facts and circumstances at the time that the determination must be made, Holders are advised to consult their tax advisors to determine such tax treatment.

        If a redemption of shares of the Series A preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A Holder's adjusted basis in the redeemed shares of the Series A preferred stock for tax purposes will be transferred to its remaining shares of Price Legacy's capital stock, if any. If a Holder owns no other shares of Price Legacy's capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

        If a redemption of shares of the Series A preferred stock is not treated as a distribution taxable as a dividend, the Holder will recognize capital gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives in redemption of the shares and its adjusted basis in the shares for tax purposes. Except as provided below, this gain or loss will be long-term capital gain or loss if it has held the capital stock for more than one year. In general, if a Holder recognizes loss upon the redemption of Series A preferred stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the Holder received distributions from Price Legacy which were required to be treated as long-term capital gains.

Taxation of Price Legacy

        General.    Price Legacy elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its short taxable year ending December 31, 1997. Price Legacy believes it has been organized and has operated in a manner which allows it to qualify for taxation as a REIT under the Code commencing with its short taxable year ending December 31, 1997 and intends to continue to operate in this manner. However, Price Legacy's qualification and taxation as a REIT depend on its ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Price Legacy's tax counsel. Accordingly, the actual results of Price Legacy's operations during any particular taxable year may not satisfy those requirements, and there is no assurance that Price Legacy has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further, the anticipated income tax treatment described in this offering circular may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "—Failure to Qualify."

        The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and operation as a REIT are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury Regulations, and administrative and judicial interpretations of the Code and these rules and Treasury Regulations.

        If Price Legacy qualifies for taxation as a REIT, it generally will not be required to pay federal corporate income taxes on its net income that is currently distributed to its stockholders. Price Legacy will be required to pay federal income tax, however, as follows:

  •
  Price Legacy will be required to pay tax at regular ordinary and capital gains corporate tax rates on any undistributed "REIT taxable income," including undistributed net capital gains.

  •
  Price Legacy may be required to pay the "alternative minimum tax" on its items of tax preference.

  •
  If Price Legacy has: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (b) other nonqualifying income from foreclosure property, Price Legacy will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  Price Legacy will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions generally are sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

  •
  If Price Legacy fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, Price Legacy will be required to pay a tax equal to (a) the greater of (1) the amount by which 75% of Price Legacy's gross income exceeds the amount qualifying under the 75% gross income test described below and (2) the amount by which 90% of Price Legacy's gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect Price Legacy's profitability.

  •
  Price Legacy will be required to pay a four percent excise tax to the extent it fails to distribute during each calendar year at least the sum of (a) 85% of Price Legacy's REIT ordinary income for the year, (b) 95% of Price Legacy's REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

  •
  If Price Legacy acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Price Legacy's hands is determined by reference to the basis of the asset in the hands of the C corporation, and Price Legacy subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which Price Legacy acquired the asset, then Price Legacy will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) Price Legacy's adjusted basis in the asset, in each case determined as of the date on which Price Legacy acquired the asset. A C corporation generally is defined as a corporation that is required to pay full corporate level tax. The results described in this paragraph with respect to the recognition of gain assume that Price Legacy or the applicable C corporation, depending on the time of the acquisition, will make or refrain from making an election under Treasury Regulations under Section 337 of the Code, depending on the time of the acquisition. Price Legacy elected to have such treatment apply with respect to the assets Price Legacy acquired from Excel Legacy in the merger in September 2001.

  •
  Price Legacy will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions," or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of Price Legacy to any of Price Legacy's tenants. See "—Ownership of Interests in Taxable REIT Subsidiaries" below. Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of Price Legacy for amounts paid to Price Legacy that are in excess of the amounts that would have been deducted based on arm's length negotiations. See "—Penalty Tax" below for a description of these items.

        Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors,

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership,

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code,

  (4)
  that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

  (5)
  that is beneficially owned by 100 or more persons,

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year, and

  (7)
  that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds. Price Legacy believes that it has satisfied each of the above conditions.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Price Legacy has a calendar taxable year.

        Ownership Limitations.    As set forth in the fifth and sixth conditions above, to qualify as a REIT, (1) Price Legacy's outstanding shares of capital stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement") and (2) no more than 50% in value of Price Legacy's outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "five-fifty test"). Price Legacy has taken, and intends to continue to take, all necessary measures within its control to ensure that the beneficial ownership of its stock will at all times be held by 100 or more persons. In addition, Price Legacy's charter contains certain restrictions on the ownership and transfer of its stock which are designed to help ensure that Price Legacy will be able to satisfy the five-fifty test. These restrictions (the "ownership limits") provide that, subject to some exceptions, no person may beneficially own, or be deemed to own, more than 5% in the aggregate (by number or value, whichever is more restrictive) of any of Price Legacy's outstanding stock.

        Price Legacy's charter provides that its board may exempt a person or persons from the ownership limits if the procedures set forth in its charter are complied with and the board has determined that the exemption will not cause Price Legacy to fail to qualify as a REIT. Price Legacy's board has waived the above ownership limits with respect to (1) the Price family and affiliated entities, and (2) 520 Group.

        There can be no assurance that the ownership limits in Price Legacy's charter will, in all cases, prevent a violation of the five-fifty test. For example, by reason of the grant of these exemptions and the Price family's substantial ownership of Price Legacy's stock, it is possible that one or more persons beneficially owned less than 5% of Price Legacy's outstanding stock and that such beneficial ownership caused Price Legacy to fail to satisfy the five-fifty test. To assist Price Legacy in preserving its REIT status in such a situation, its charter provides, without exception, that no person may actually, beneficially or constructively own shares of Price Legacy's stock that would result in Price Legacy violating the five-fifty test or otherwise cause Price Legacy to fail to qualify as a REIT. In addition, Price Legacy's charter provides that if any transfer of shares of Price Legacy's stock occurs which, if effective, would result in any person actually, beneficially or constructively owning shares of Price Legacy's stock in excess or in violation of the above transfer or ownership limitations, then the number of shares of Price Legacy's stock which otherwise would cause the person to violate the above transfer or ownership limitations would be subject to a number of remedies designed to prevent Price Legacy from violating the five-fifty test or otherwise failing to qualify as a REIT. These remedies are described in "Description of Price Legacy Capital Stock—Restrictions on Transfer." However, there can be no assurance that such remedies would allow Price Legacy to satisfy the five-fifty test.

        If Price Legacy failed to satisfy the 100-person requirement or the five-fifty test, Price Legacy's status as a REIT would terminate. However, if Price Legacy complies with the rules contained in applicable Treasury Regulations that require it to ascertain the actual ownership of its shares and it does not know, and would not have known through the exercise of reasonable diligence, that it failed to meet the five-fifty test, it will be treated as having satisfied the test. See "—Failure to Qualify."

        Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.    In the case of a REIT which is a partner in a partnership or a member in a limited liability company, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or the limited liability company attributable to its proportionate share. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Price Legacy's proportionate share of the assets and items of income of the partnerships and limited liability companies in which it owns an interest will be treated as Price Legacy's assets and items of income for purposes of applying the REIT qualification requirements described in this offering circular (including the income and asset tests described below). A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is included below in "—Tax Aspects of the Partnerships and Limited Liability Companies."

        Price Legacy has direct control of some partnerships and limited liability companies and intends to continue to operate each of them consistent with the requirements for qualification as a REIT. However, Price Legacy is a limited partner or non-managing member in certain of its partnerships and limited liability companies. If a partnership or limited liability company takes or expects to take actions which could jeopardize Price Legacy's status as a REIT or subject Price Legacy to tax, Price Legacy may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause Price Legacy to fail a REIT income or asset test, and that Price Legacy would not become aware of such action in a time frame which would allow Price Legacy to dispose of its interest in the entity or take other corrective action on a timely basis. In such a case, Price Legacy would fail to qualify as a REIT.

        Price Legacy owns 100% of the stock of a number of subsidiaries that are qualified REIT subsidiaries and may acquire stock of one or more new subsidiaries. A corporation will qualify as a qualified REIT subsidiary if Price Legacy owns 100% of its stock, and the corporation is not a "taxable REIT subsidiary" (as described below). A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and such items (as the case may be) of Price Legacy for all purposes of the Code, including the REIT qualification tests. For this reason, references under "Material Federal Income Tax Considerations Related to the Exchange Offer" to Price Legacy's income and assets shall include the income and assets of any qualified REIT subsidiary. A qualified REIT subsidiary is not subject to federal income tax, and Price Legacy's ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of Price Legacy's total assets, as described below under "—Taxation of Price Legacy—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary of Price Legacy is a corporation other than a REIT in which Price Legacy directly or indirectly holds stock and that has made a joint election with Price Legacy to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of Price Legacy owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of Price Legacy's may be prevented from deducting interest on debt that Price Legacy directly or indirectly funds if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are satisfied. Price Legacy holds an indirect interest in Excel Legacy Holdings, Inc., a wholly- owned subsidiary of Excel Legacy, that has elected, together with Price Legacy, to be treated as a taxable REIT subsidiary of Price Legacy effective September 18, 2001 (the effective time of the merger). In addition, Excel Legacy Holdings, Inc. owns securities in a number of other corporations which satisfy the 35% ownership requirement set forth above, and, accordingly, are treated as taxable REIT subsidiaries of Price Legacy. See "—Taxation of Price Legacy—Asset Tests."

        Income Tests.    Price Legacy must annually satisfy two gross income requirements to maintain its qualification as a REIT. First, in each taxable year Price Legacy must derive at least 75% of its gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year Price Legacy must derive at least 95% of its gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents Price Legacy receives from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales,

  •
  Price Legacy, or an actual or constructive owner of 10% or more of Price Legacy's stock, must not actually or constructively own 10% or more of the interests in such tenant (a "related party tenant"). Rents received from a related party tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by the REIT's other tenants for comparable space,

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  rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property," and

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  Price Legacy must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom Price Legacy derives no revenue. Price Legacy may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, Price Legacy may employ a taxable REIT subsidiary to provide both customary and non-customary services to its tenants without causing the rent Price Legacy receives from those tenants to fail to qualify as "rents from real property." Any amounts Price Legacy receives from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        Price Legacy generally has not and does not expect to take actions it believes will cause it to fail to satisfy the rental conditions described above. Notwithstanding the foregoing, Price Legacy may intentionally fail to satisfy these conditions to the extent the failure will not, based on the advice of Price Legacy's tax counsel, jeopardize Price Legacy's tax status as a REIT.

        Income derived from development, property management, administrative and miscellaneous services generally does not qualify under either the 75% or the 95% gross income test. Price Legacy's taxable REIT subsidiaries may provide certain services in exchange for fees or derive other income that would not qualify under the REIT gross income tests. Those fees and other income do not accrue directly to Price Legacy, but Price Legacy would derive dividend income from its taxable REIT subsidiaries. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. In addition, one or more of the partnerships or limited liability companies in which Price Legacy owns an interest may provide certain development, property management or administrative services to third parties or Price Legacy's affiliates in exchange for a fee. The fees derived by these partnerships and limited liability companies as a result of the provision of such services generally will be nonqualifying income to Price Legacy under both the 75% and 95% gross income tests. The amount of such dividend and fee income will depend on a number of factors that cannot be determined with certainty, including the level of services provided by the taxable REIT subsidiaries, the partnerships and the limited liability companies. Price Legacy will monitor the amount of the dividend income from the taxable REIT subsidiaries and the fee income described above, and will take actions intended to keep this income (and any other nonqualifying income) within the limitations of the REIT income tests. However, there can be no assurance that such actions will in all cases prevent Price Legacy from violating a REIT income test.

        If Price Legacy fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Price Legacy may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. Generally, Price Legacy may avail itself of the relief provisions if:

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  its failure to meet these tests was due to reasonable cause and not due to willful neglect,

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  it attaches a schedule of the sources of its income to its federal income tax return, and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances Price Legacy would be entitled to the benefit of these relief provisions. For example, if Price Legacy fails to satisfy the gross income tests because nonqualifying income that it intentionally incurs exceeds the limits on nonqualifying income, the IRS could conclude that Price Legacy's failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Price Legacy will not qualify as a REIT. As discussed above in "—Taxation of Price Legacy—General," even if these relief provisions apply, and Price Legacy retains its status as a REIT, a tax would be imposed with respect to Price Legacy's excess net income. Price Legacy may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

        Prohibited Transaction Income.    Any gain that Price Legacy realizes on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including Price Legacy's share of any such gain realized by its partnerships or limited liability companies) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect Price Legacy's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Price Legacy intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties consistent with its investment objectives. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest Price Legacy generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of Price Legacy's tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to Price Legacy that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents Price Legacy receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

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  amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property,

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  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception,

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  the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable,

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  rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, and the charge for the services is separately stated, and

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  the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing the service.

        Asset Tests.    At the close of each quarter of Price Legacy's taxable year, Price Legacy must also satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of Price Legacy's total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date such proceeds are received. Second, not more than 25% of Price Legacy's total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of Price Legacy's total assets, and Price Legacy may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Fourth, not more than 20% of the value of Price Legacy's total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are effective for taxable years ending after December 31, 2000.

        Price Legacy indirectly owns 100% of the outstanding stock of Legacy Holdings. Legacy Holdings elected, together with Price Legacy, to be treated as a taxable REIT subsidiary of Price Legacy effective at the time of the merger in September 2001. So long as Legacy Holdings qualifies as a taxable REIT subsidiary, Price Legacy will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to Price Legacy's ownership of securities in Legacy Holdings. Price Legacy or Legacy Holdings may acquire securities in other taxable REIT subsidiaries in the future. Price Legacy believes that the aggregate value of its taxable REIT subsidiaries has not exceeded and will not exceed 20% of the aggregate value of its gross assets. With respect to each issuer in which Price Legacy currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Price Legacy believes that (1) the value of the securities of any such issuer has not exceeded 5% of the total value of Price Legacy's assets and (2) Price Legacy's ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with Price Legacy's determinations of value.

        The asset tests must be satisfied not only on the date that Price Legacy (directly or through its partnerships or limited liability companies) acquires securities in the applicable issuer, but also each time Price Legacy increases its ownership of securities of such issuer, including as a result of increasing Price Legacy's interest in a partnership or limited liability company which owns such securities. For example, Price Legacy's indirect ownership of securities of an issuer may increase as a result of its capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, Price Legacy will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Price Legacy fails to satisfy an asset test because it acquires securities or other property during a quarter (including as a result of an increase in Price Legacy's interests in a partnership or limited liability company), Price Legacy can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although Price Legacy expects to satisfy the asset tests and plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in Price Legacy's overall interest in an issuer (including in one or more taxable REIT subsidiaries). If Price Legacy fails to timely cure any noncompliance with the asset tests, Price Legacy would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain Price Legacy's qualification as a REIT, it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

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  90% (95% for taxable years beginning before January 1, 2001) of its "REIT taxable income," and

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  90% (95% for taxable years beginning before January 1, 2001) of its after tax net income, if any, from foreclosure property, minus

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  the excess of the sum of specified items of its noncash income items over 5% of "REIT taxable income" as described below.

        Price Legacy's "REIT taxable income" is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

        In addition, if Price Legacy disposes of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which Price Legacy's basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following Price Legacy's acquisition of such asset, Price Legacy would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, Price Legacy recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date Price Legacy acquired the asset over (b) Price Legacy's adjusted basis in the asset on the date Price Legacy acquired the asset.

        Price Legacy must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before Price Legacy timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to Price Legacy's stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of Price Legacy's 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that Price Legacy does not distribute all of its net capital gain or distributes at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of its "REIT taxable income," as adjusted, Price Legacy will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. Price Legacy believes it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

        Price Legacy expects that its "REIT taxable income" will be less than its cash flow because of depreciation and other non-cash charges included in computing "REIT taxable income." Accordingly, Price Legacy anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements. However, Price Legacy may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, Price Legacy may need to arrange for short-term, or possibly long-term, borrowings or may need to pay taxable stock dividends in order to meet the distribution requirements.

        Price Legacy may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which Price Legacy may include in its deduction for dividends paid for the earlier year. Thus, Price Legacy may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Price Legacy will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        In addition, Price Legacy will be required to pay a four percent excise tax on the excess of the required distribution for the calendar year over the amounts it actually distributes for such year. For this purpose, the amount of Price Legacy's required distribution during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) equals the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for the year, and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year will be treated as an amount distributed during that year for purposes of calculating such tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to Price Legacy's stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

        Like-Kind Exchanges.    Price Legacy may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject Price Legacy to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

        Earnings and Profits Distribution Requirement.    In order to qualify as a REIT, Price Legacy cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a C corporation taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation). In connection with the merger with Excel Legacy in September 2001, Price Legacy succeeded to various tax attributes of Excel Legacy (if, as expected, the merger qualified as a tax-free reorganization under the Code), including any undistributed C corporation earnings and profits of Excel Legacy. Price Legacy believes that Excel Legacy did not have any undistributed C corporation earnings and profits at the time of the merger. However, the IRS may contend otherwise on a subsequent audit of Price Legacy or Excel Legacy. If Excel Legacy did have undistributed C corporation earnings and profits at the time of the merger, then Price Legacy would have acquired undistributed C corporation earnings and profits that, if not distributed by Price Legacy prior to the end of its 2001 taxable year, would have required Price Legacy to pay a "deficiency dividend" to its stockholders, and interest to the IRS, to distribute any remaining earnings and profits. If Price Legacy were required to make this deficiency dividend, its failure to do so would prevent it from qualifying as a REIT. See "—Failure to Qualify."

Failure to Qualify

        Price Legacy's failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the securities offered by this offering circular. If Price Legacy fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Price Legacy will be required to pay tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Price Legacy fails to qualify will not be deductible by Price Legacy nor will they be required to be made. As a result, Price Legacy's failure to qualify as a REIT would reduce the cash available for distribution by Price Legacy to its stockholders. In addition, if Price Legacy fails to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Price Legacy will also be disqualified from taxation as a REIT for the four taxable years following the year during which Price Legacy lost its qualification. It is not possible to state whether in all circumstances Price Legacy would be entitled to this statutory relief.

Tax Aspects of the Partnerships and Limited Liability Companies

        General.    Price Legacy holds some of its investments indirectly through partnerships and limited liability companies. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are "pass-through" entities which are not subject to federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the entity. Price Legacy will include in its income its proportionate share of the foregoing items for purposes of the various REIT income tests and in the computation of Price Legacy's REIT taxable income. Moreover, for purposes of the REIT asset tests, Price Legacy will include its proportionate share of assets held by the partnerships and limited liability companies. See "—Taxation of Price Legacy—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries."

        Entity Classification.    Price Legacy's interests in the partnerships and limited liability companies involve special tax considerations, including the possibility of a challenge by the IRS of the status of a partnership or a limited liability company as a partnership or disregarded entity, as opposed to an association taxable as a corporation, for federal income tax purposes. If a partnership or a limited liability company were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of Price Legacy's assets and items of gross income would change and preclude Price Legacy from satisfying the asset tests and possibly the income tests. See "—Taxation of Price Legacy—Asset Tests" and "—Taxation of Price Legacy—Income Tests." This, in turn, would prevent Price Legacy from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of Price Legacy's failure to meet these tests for a taxable year. In addition, a change in the partnership's or limited liability company's status for tax purposes might be treated as a taxable event. If so, Price Legacy might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members, an "eligible entity," may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Each of Price Legacy's partnerships and limited liability companies intends to claim classification as a partnership under the current regulations, and, as a result, Price Legacy believes that such partnerships and limited liability companies will be classified as partnerships for federal income tax purposes.

Tax Liabilities and Attributes Inherited from Excel Legacy Corporation

        If Price Legacy had not made an election under applicable temporary Treasury Regulations, Excel Legacy would have recognized taxable gain as a result of the merger in September 2001, even though the merger otherwise qualified as a tax-free reorganization under the Code. As a result of the merger, Price Legacy assumed the liability for any tax due with respect to this gain. Price Legacy made an election under the applicable Temporary Treasury Regulations with respect to the assets it acquired from Excel Legacy in the merger to prevent the recognition of this gain. Even having made this election, if Price Legacy disposes of any of the assets acquired from Excel Legacy during the ten-year period following the merger, any resulting gain, to the extent of the built-in gain at the time of the merger, would be subject to tax at the highest corporate tax rate under the built-in gain rules. See "—Taxation of Price Legacy—General."

        Assuming the merger is treated as a reorganization under Section 368(a) of the Code, Excel Legacy's tax basis in the assets transferred in the merger carried over to Price Legacy. Because many of the properties held by Excel Legacy have fair market values in excess of their tax bases, this lower tax basis causes Price Legacy to have lower depreciation deductions and higher gain on sale with respect to these properties than would have been the case if these properties had been acquired in a taxable transaction.

Taxation of Price Legacy's Stockholders

        The following summary describes the United States federal income tax considerations anticipated to be material to holders of Price Legacy's capital stock. When Price Legacy uses the term "United States stockholder," it means a holder of Price Legacy's capital stock who is, for United States federal income tax purposes:

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  a citizen or resident of the United States,

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  a corporation, partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any State or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

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  a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person, or

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  an estate which is required to pay United States federal income tax regardless of the source of its income.

Distributions Generally

        Distributions out of Price Legacy's current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to Price Legacy's taxable United States stockholders as ordinary income. As long as Price Legacy qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as "qualified dividend income." See "—New Legislation." For purposes of determining whether distributions to holders of capital stock are out of current or accumulated earnings and profits, Price Legacy's earnings and profits will be allocated first to Price Legacy's outstanding preferred stock and then to Price Legacy's outstanding common stock.

        To the extent that Price Legacy makes distributions, other than capital gain dividends discussed below, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in its shares of capital stock by the amount of the distribution, but not below zero. Distributions in excess of Price Legacy's current and accumulated earnings and profits and in excess of a United States stockholder's adjusted tax basis in its shares will be taxable as capital gain. The gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Price Legacy declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by Price Legacy and received by the stockholder on December 31 of that year, provided Price Legacy actually pays the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of Price Legacy's net operating losses or capital losses.

Capital Gain Distributions

        Distributions that Price Legacy properly designates as capital gain dividends will be taxable to Price Legacy's taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed Price Legacy's actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which Price Legacy may make, these gains may be taxable to non-corporate United States stockholders at a 15% or 25% rate, as described in "New Legislation" below. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If Price Legacy properly designates any portion of a dividend as a capital gain dividend, then Price Legacy intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of Price Legacy's stock for the year to the holders of each class of its stock in proportion to the amount that Price Legacy's total dividends, as determined for federal income tax purposes, paid or made available to the holders of each class of its stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of Price Legacy's stock for the year.

Retention of Net Capital Gains

        Price Legacy may elect to retain, rather than distribute as a capital gain dividend, its net capital gains. If Price Legacy makes this election, it would pay tax on its retained net capital gains. In addition, to the extent Price Legacy designates, a United States stockholder generally would:

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  include its proportionate share of Price Legacy's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Price Legacy's taxable year falls,

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  be deemed to have paid the capital gains tax imposed on Price Legacy on the designated amounts included in the United States stockholder's long-term capital gains,

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  receive a credit or refund for the amount of tax deemed paid by it,

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  increase the adjusted basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

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  in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained net capital gains as required by Treasury Regulations to be prescribed by the IRS.

Passive Activity Losses and Investment Interest Limitations

        Distributions Price Legacy makes and gain arising from the sale or exchange by a United States stockholder of Price Legacy's shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions Price Legacy makes, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Price Legacy's shares, however, may not be treated as investment income depending on your particular situation.

Dispositions of Capital Stock

        If a United States stockholder sells or disposes of its shares of capital stock to a person other than Price Legacy, it will recognize capital gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if it has held the capital stock for more than one year. In general, if a United States stockholder recognizes loss on the sale or other disposition of capital stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from Price Legacy which were required to be treated as long-term capital gains.

Redemption of Series 1 Preferred Stock.

        A redemption of shares of Series 1 preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend to the extent of Price Legacy's current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in

Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

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  is "substantially disproportionate" with respect to the United States stockholder,

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  results in a "complete termination" of the United States stockholder's stock interest in Price Legacy, or

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  is "not essentially equivalent to a dividend" with respect to the United States stockholder,

all within the meaning of Section 302(b) of the Code.

        In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in Price Legacy, considered to be owned by the United States stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the United States stockholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the United States stockholder depends on the facts and circumstances at the time that the determination must be made, United States stockholders are advised to consult their tax advisors to determine such tax treatment.

        If a redemption of shares of Series 1 preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A United States stockholder's adjusted basis in the redeemed shares of Series 1 preferred stock for tax purposes will be transferred to its remaining shares of Price Legacy's capital stock, if any. If a United States stockholder owns no other shares of Price Legacy's capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

        If a redemption of shares of Series 1 preferred stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described above under "—Dispositions of Capital Stock."

  Taxation of Tax-Exempt Stockholders

        Except as described below, dividend income from Price Legacy and gain arising upon the sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Price Legacy's shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Price Legacy's shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in Price Legacy's charter, Price Legacy does not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to Price Legacy's stockholders.

Backup Withholding

        Under the backup withholding rules, a United States stockholder may be subject to backup withholding with respect to the consideration paid pursuant to the exchange offer and dividends paid by Price Legacy unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. United States stockholder that does not provide Price Legacy with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Price Legacy may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "—Taxation of Non-United States Stockholders."

Taxation of Non-United States Stockholders

        The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Price Legacy's capital stock by persons that are non-United States stockholders. The term "non-United States stockholder" means stockholders who are not United States stockholders. In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from Price Legacy and with respect to their sale or other disposition of Price Legacy's capital stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder's country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Price Legacy in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Price Legacy's capital stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from Price Legacy.

Other Tax Consequences

        State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Consequently, stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in Price Legacy.

New Legislation

        The maximum tax rate of non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) "qualified dividend income" has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT's dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as "capital gain dividends." Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Proposed Legislation

        Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

  •
  As discussed above under "—Taxation of Price Legacy—Asset Tests," Price Legacy may not own more than 10% by vote or value of any one issuer's securities. If Price Legacy fails to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, Price Legacy would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

  •
  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under "—Taxation of Price Legacy—Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

  •
  The proposed legislation would clarify a rule regarding Price Legacy's ability to enter into leases with its taxable REIT subsidiaries.

  •
  As discussed above under "—Taxation of Price Legacy—Penalty Tax," amounts received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this legislation relating to Price Legacy's ability to enter into leases with its taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions discussed above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form, if at all.

WHERE YOU CAN FIND MORE INFORMATION

Historical Financial Data

        The information appearing under the headings "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and "Quantitative and Qualitative Disclosure about Market Risk"; Price Legacy's Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001 and Consolidated Statements of Operations and Consolidated Statements of Stockholders' Equity for each of the fiscal years ended December 31, 2002, 2001 and 2000; and the independent auditors report on such consolidated financial statements contained in Price Legacy's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 are incorporated by reference herein. In addition, Price Legacy's Consolidated Balance Sheets as of September 30, 2003 and December 31, 2002, and Consolidated Statements of Operations and related per share data and Consolidated Statements of Cash Flows for each of the quarters ended September 30, 2003 and 2002, contained in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 are incorporated by reference herein. See "—Incorporation by Reference."

Schedule TO and Rule 13e-3 Transaction Statement

        In connection with Rules 13e-4 and 13e-3 under the Exchange Act, Price Legacy has filed with the SEC a Combined Issuer Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement, which contains additional information relating to the exchange offer. The Schedule TO/13E-3, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner described below under "—Additional Information" with respect to information concerning Price Legacy.

Additional Information

        Price Legacy is subject to the informational requirements of the Exchange Act, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information Price Legacy files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

Incorporation by Reference

        Price Legacy hereby incorporates by reference into this offering circular the following:

  •
  Price Legacy's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 27, 2003;

  •
  Price Legacy's Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed with the SEC on April 30, 2003;

  •
  Price Legacy's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 14, 2003;

  •
  Price Legacy's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 13, 2003; and

  •
  Price Legacy's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the SEC on November 12, 2003.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

        Copies of these materials may be received without charge upon request from Price Legacy at the following address:

                Price Legacy Corporation
                17140 Bernardo Center Drive, Suite 300
                San Diego, California 92128
                Attn: Secretary

Exhibit A

[AMERICAN APPRAISAL ASSOCIATES® LETTERHEAD]

January 12, 2004

Board of Directors
Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300
San Diego, California 92128

Gentlemen:

        American Appraisal Associates, Inc. ("American Appraisal") has acted as financial advisor to Price Legacy Corporation ("PLC") for the sole purpose of rendering this opinion to the board of directors of PLC (the "Board") as to the fairness, from a financial point of view, to the unaffiliated Series A Preferred Stock and unaffiliated Common Stock shareholders of PLC (together, the "Unaffiliated Shareholders"), of the terms and conditions of a proposed financial restructuring of PLC ("Financial Restructuring").

Financial Restructuring

        The proposed terms of the Financial Restructuring are broadly outlined as follows:

  •
  PLC will create a new series of preferred stock, to be designated 6.82% Series 1 Cumulative Redeemable Preferred Stock (the "Series 1 Preferred Stock");

  •
  PLC will reverse split its outstanding shares of PLC Common Stock by a ratio of one share for every four shares outstanding (the "Reverse Stock Split");

  •
  PLC will offer to the stockholders of its 8 3/4% ($1.40) Series A Cumulative Redeemable Voting (1/10 vote) Preferred Stock (the "Series A Preferred Stock") an (i) exchange of one share of its 6.82% ($1.16) Series 1 Cumlative Redeemable Non Voting Preferred Stock for each share of share of Series A Preferred Stock or (ii) an exchange of 1.05 shares of Reverse Stock Split PLC Common Stock for each share of Series A Preferred Stock (the "Series A Preferred Stock Exchange Offer"); and

  •
  The stockholders of the 9% Series B Junior Convertible Redeemable Series B Preferred Stock (the "Series B Preferred Stock") will exchange the Series B Preferred Stock into newly issued PLC Common Stock for each share of Series B Preferred Stock, with an exchange ratio currently estimated to be 0.3475 of a share of Reverse Stock Split PLC Common Stock for each share of Series B Preferred Stock (including accumulated shares) (the "Series B Preferred Stock Exchange").

        For purposes of this letter, the Financial Restructuring is also assumed to be, and referred to as, the combined Reverse Stock Split PLC Common Stock, the Series A Preferred Stock Exchange Offer and the Series B Preferred Stock Exchange.

Scope of Engagement

        In connection with our engagement, we have performed the analyses and reviews that we believe necessary to determine if the terms and conditions of the Financial Restructuring are fair, from a financial point of view, to the Unaffiliated Shareholders, and to deliver our Opinion regarding fairness to the Board. At the request of PLC, our engagement has included the following: (i) a review and analyses of the financial terms and conditions of the Financial Restructuring and (ii) a review and evaluation of the financial condition, net asset value, dividend capability and business and financial prospects of PLC. In addition to the services set forth herein, American Appraisal has also provided valuation services to PLC in connection with the earlier merger of PLC's predecessor companies, Price Enterprises, Inc. and Excel Legacy Corporation, and with a prior proposed financial restructuring of PLC.

        Upon the completion of our review and analysis, we have agreed to advise the Board of our opinion as to whether, as of that date and based on and subject to the assumptions and limitations contained in our written opinion, from a financial point of view, the terms and conditions of the Financial Restructuring are fair to the Unaffiliated Shareholders (the "Opinion").

        American Appraisal will be paid a fee for its services as financial advisor to PLC in connection with the engagement, a portion of which is due and payable upon the delivery of this Opinion, but none of which is contingent upon the outcome of our analysis or of the Financial Restructuring.

Due Diligence and Analysis

        In connection with our engagement, and in arriving at this Opinion, American Appraisal has made such reviews, studies, analyses and consultations that we deemed necessary to the engagement. Among other things, we:

  (i)
  Reviewed the terms and conditions of the Financial Restructuring as described in the draft Offering Circular and Proxy statement dated January 12, 2004 to be submitted to the Shareholders;

  (ii)
  Reviewed selected public information and PLC'S due diligence files regarding the real estate asset portfolio of PLC and the community shopping center industry;

  (iii)
  Reviewed PLC's unaudited financial statements for the 11 months period ended November 30, 2003 and other historical operating data and information of PLC including information contained in PLC's SEC Form 10-K for year ended December 31, 2002 and SEC Form 10-Q for the quarter ended September 30, 2003;

  (iv)
  Reviewed current market value estimates provided by management of PLC's core real estate property portfolio, non-core real estate assets, real estate development projects, notes and interest receivables and other assets;

  (v)
  Reviewed selected internal financial analyses and forecasts of PLC after the Financial Restructuring prepared by PLC management;

  (vi)
  Reviewed, analyzed and estimated the current market value of PLC's underlying core and development real estate properties for purposes of estimating the current net asset value of PLC;

  (vii)
  Discussed the foregoing information, where appropriate, with management of PLC; and

  (viii)
  Conducted such analyses, studies and inquiries as we deemed appropriate for purposes of arriving at this Opinion.

Valuation Methodology

        In rendering our Opinion, we have valued the total capital stock of PLC based on the generally accepted valuation principles used in the market and underlying asset valuation approaches, described as follows:

  Market Approach—Based on a correlation of PLC of current public stock market prices, common and preferred stock dividend yields and market multiples of current and prospective funds from operations ("FFO") of publicly held real estate investment trusts ("REITs") that invest in community shopping centers and related real estate investments;

  Net Asset Value Approach—Based on the estimated current market value of PLC's total assets less its stated liabilities, such net asset value providing a measurement of PLC's underlying real estate investment portfolio for comparison to its stated book value and to the net asset value of publicly held REITs that similarly invest in community shopping centers and related real estate investments;

  The estimated current market value of PLC's core real estate property portfolio was provided by management of PLC and reviewed and analyzed for reasonableness, on a property-by-property basis, by American Appraisal. PLC management provided the estimated current market values of PLC's non-core real estate properties, its real estate development projects, its notes and interest receivables and its other assets.

Conditions of Opinion

        In connection with the analysis underlying this Opinion, we have assumed that 50% or more of the outstanding shares of the Series A Preferred Stock will be exchanged into newly-issued Reverse Stock Split PLC Common Stock, that all shares of Series B Preferred Stock will be exchanged into newly-issued shares of Reverse Stock Split PLC Common Stock and that PLC will redeem within 2 years after completion of the Financial Restructuring any remaining shares of Series A Preferred Stock that are outstanding as a result of the Financial Restructuring.

        We have not conducted or been provided with an independent appraisal of any of PLC's underlying core real estate properties, non-core real estate properties, real estate development properties or other assets, nor have we made any physical inspection of such properties and assets. Our estimates of market value ranges for PLC's core real estate properties are not intended to represent amounts at which the properties might realize from their sale in the marketplace.

        In connection with the analysis underlying this Opinion, we have accepted at face value and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data made available or furnished to or otherwise reviewed by or discussed with us for purposes of this Opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and we are not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further we have assumed that there has been no material adverse change in the assets, financial condition, business or prospects of PLC, since the date of the most recent financial statements and forecasts made available to us.

        With respect to financial analyses and forecasts provided to or otherwise reviewed by or discussed with us, we have been advised by the management of PLC that such analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of PLC as to the expected future results of operations and financial conditions of PLC to which such analyses or forecasts relate. We can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

        In connection with all forecasts, information, data and material provided to us by PLC, management of PLC has advised us that they have not omitted or failed to provide, or caused to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by PLC not misleading in light of the circumstances under which such forecasts, information, data or material was provided. In the course of our review, we have not learned any specific facts which would lead us to believe that our acceptance and reliance on such forecasts, information and data was unreasonable.

        We express no view as to, and this Opinion does not address, the relative merits of the Financial Restructuring as compared to any alternative business strategies that might exist for PLC or the effect of any other transaction in which PLC might engage. In addition, we express no opinion as to what the prices at which PLC Common Stock will trade or otherwise be transferable at any time after the Financial Restructuring.

        The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us on, and the forecasts, information and data made available to us as of, the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion, however, we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.

        This Opinion is provided for the information of Price Legacy's board of directors in connection with and for the purposes of its evaluation of the proposed Financial Restructuring. It is understood that this Opinion is limited to the fairness, from a financial point of view, to the Unaffiliated Shareholders, of the terms and conditions of the Financial Restructuring and we express no opinion as to the underlying decision by the management of PLC to engage in the Financial Restructuring. This Opinion is not intended to be and does not constitute a recommendation to any shareholder of PLC as to how such shareholder should vote with respect to the proposed Reverse Stock Split PLC Common Stock, the Series A Preferred Stock Exchange Offer and the Series B Preferred Stock Exchange Offer or any other matters related to the Financial Restructuring. This Opinion is intended only to supplement, not substitute for other due diligence required in connection with the proposed Financial Restructuring or any related transaction.

        It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof (forward-looking statements notwithstanding). This Opinion and the reviews, analyses, studies and consultations performed in connection herewith and therewith are (i) limited to matters within the scope of our engagement as set forth in the engagement letter, dated January 5, 2004 (the "Engagement Letter"), and (ii) subject to the covenants, representations and warranties, assumptions, limitations, and indemnifications described in the Engagement Letter. Except as required by state or federal law, it is understood, that this Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent.

Conclusion

        Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, it is our opinion that as of the date hereof, the terms and conditions of the Reverse Stock Split PLC Common Stock, the Series A Preferred Stock Exchange Offer and the Series B Preferred Stock Exchange Offer are fair, from a financial point of view, to the Unaffiliated Shareholders.

Very truly yours,
 AMERICAN APPRAISAL ASSOCIATES, INC.

/s/ RICHARD L. KELSEY

Richard L. Kelsey
Senior Vice President

        Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for the shares of Series A preferred stock and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent at its addresses set forth below.

The Exchange Agent for the Exchange Offer is:

Mellon Investor Services LLC

By Mail:	By Hand:	By Overnight Delivery:
Reorganization Department P.O. Box South Hackensack, NJ 07606	Reorganization Department 120 Broadway 13th Floor New York, NY 10271	Reorganization Department 85 Challenger Road Mail Stop—Reorg Ridgefield Park, NJ 07660
By Facsimile Transmission: (For Eligible Institutions Only) (201) 296-4293
Confirm facsimile by telephone ONLY: (201) 296-4860

        Any questions or requests for assistance or additional copies of this offering circular, the letter of transmittal or the notice of guaranteed delivery may be directed to the exchange agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the exchange offer.

Mellon Investor Services LLC
44 Wall Street
7th Floor
New York, NY 10005
Toll Free: (800) 335-7842

QuickLinks

IMPORTANT
OFFERING CIRCULAR TABLE OF CONTENTS
SUMMARY TERM SHEET
SPECIAL FACTORS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
CAPITALIZATION
PRICE RANGE OF SHARES
DIVIDENDS
RATIO OF EARNINGS TO FIXED CHARGES
BOOK VALUE PER SHARE
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
STATEMENTS OF OPERATIONS DATA(1)
BALANCE SHEET DATA
CERTAIN INFORMATION ABOUT PRICE LEGACY AND AFFILIATED PARTIES
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS AND AGREEMENTS INVOLVING PRICE LEGACY'S SECURITIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF PRICE LEGACY CAPITAL STOCK
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE EXCHANGE OFFER
WHERE YOU CAN FIND MORE INFORMATION